                                                      Pursuant to Rule 424(b)(2)
                                                             File No.: 333-42139

                           BENTON OIL AND GAS COMPANY

               OFFER TO EXCHANGE ITS 9 3/8% SENIOR NOTES DUE 2007
                      WHICH HAVE BEEN REGISTERED UNDER THE
                   SECURITIES ACT OF 1933 FOR ANY AND ALL OF
                  ITS OUTSTANDING 9 3/8% SENIOR NOTES DUE 2007

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 20, 1998, UNLESS EXTENDED.

Benton Oil and Gas Company, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $105 million aggregate principal amount of its 9 3/8% Senior Notes due 2007 (the "New Notes"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 9 3/8% Senior Notes due 2007 (the "Old Notes"), issued on November 3, 1997, of which $115 million aggregate principal amount is outstanding. The Company holds $10 million aggregate principal amount of such Notes, which will not be subject to this Exchange Offer.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act") and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes, will not contain certain legends relating thereto and will not be entitled to registration rights, and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that if (i) a registration statement relating to the Exchange Offer is not filed with the Securities and Exchange Commission on or prior to January 2, 1998, (ii) the registration statement for the Exchange Offer is not declared effective by, or a shelf registration statement with respect to the resale of the Old Notes (the "Shelf Registration Statement) is not filed with the Commission on or prior to February 1, 1998, or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to resale of the Old Notes is not declared effective on or prior to March 3, 1998, then additional interest (in addition to the interest otherwise due on the Old Notes) will accrue. See "Description of the Old Notes." The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of November 3, 1997, (the "Registration Rights Agreement") between the Company and the Initial Purchasers (as defined herein) of the Old Notes. The New Notes will be issued under the same Indenture (as defined herein) as the Old Notes and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes (as defined herein) have taken certain actions or exercise certain rights under the Indenture. The New Notes and the Old Notes are collectively referred to herein as the "Notes." See "Description of the New Notes" and "Description of the Old Notes."

Interest on the New Notes is payable semi-annually on May 1 and November 1 of each year, (each, an "Interest Payment Date"), commencing on the first such date following the original issuance date of the New Notes. The New Notes will mature on November 1, 2007. The New Notes are not entitled to any sinking fund. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. The Company may also redeem at its option at any time prior to November 1, 2000 up to 33% of the aggregate principal amount of the Notes then outstanding with the proceeds of one or more public offerings of certain equity securities at a redemption price equal to 109.375% of the principal amount of such Notes, plus accrued and unpaid interest to the redemption date; provided that at least $77.0 million in aggregate principal amount of Notes remains outstanding immediately after giving effect to such redemption.

The New Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to all existing and future Subordinated Indebtedness (as defined) and pari passu with all other Senior Indebtedness (as defined) of the Company. The New Notes will be effectively subordinated to all liabilities of the Company's subsidiaries and all secured indebtedness of the Company.
                                                        (Continued on next page)

SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 14, 1998.

(Cover page continued)

At September 30, 1997, $89.4 million of consolidated indebtedness and trade payables would have been liabilities of the Company's subsidiaries or secured indebtedness of the Company and ranked effectively senior to the Notes and the Company would have had $135.4 million of outstanding indebtedness and trade payables that would have ranked pari passu with the Notes. See "Capitalization" and "Description of the New Notes -Ranking."

The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters,
(b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date referred to below (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of New Notes."

In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of

(Cover page continued)

New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Summary -- Certain Consequences of a Failure to Exchange Old Notes."

THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on February 20, 1998 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in a principal amount of $1,000 and integral multiples thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange
Offer -- Fees and Expenses." Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no such interest has been paid or duly provided for on such Old Note, from November 1, 1997. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after November 1, 1997.

Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes (except for the Company) as of January 19, 1998.

The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                               TABLE OF CONTENTS

                                          Page
Summary................................       5
Risk Factors...........................      17
Use of Proceeds........................      21
Capitalization.........................      22
Selected Consolidated Financial Data...      23
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations........................      24
Business...............................      31
Management.............................      46
Exchange Offer.........................      48
Description of Outstanding
  Indebtedness.........................      55

                                          Page
Description of the New Notes...........      56
Description of the Old Notes...........      75
Certain United States Federal Income
  Tax Considerations...................      75
Plan of Distribution...................      76
Legal Matters..........................      77
Experts................................      77
Available Information..................      77
Incorporation of Certain Documents by
     Reference.........................      77
Glossary...............................      78

                           FORWARD-LOOKING STATEMENTS

THE COMPANY CAUTIONS THAT ANY FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) CONTAINED IN THIS OFFERING MEMORANDUM OR MADE BY MANAGEMENT OF THE COMPANY INVOLVE RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON VARIOUS IMPORTANT FACTORS. THE FOLLOWING FACTORS, AMONG OTHERS, IN SOME CASES HAVE AFFECTED AND COULD CAUSE ACTUAL RESULTS AND PLANS FOR FUTURE PERIODS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY SUCH FORWARD-LOOKING STATEMENTS: FLUCTUATIONS IN OIL AND GAS PRICES; CHANGES IN OPERATING COSTS; OVERALL ECONOMIC CONDITIONS; POLITICAL STABILITY; CURRENCY AND EXCHANGE RISKS; CHANGES IN EXISTING OR POTENTIAL TARIFFS; DUTIES OR QUOTAS; AVAILABILITY OF ADDITIONAL EXPLORATION AND DEVELOPMENT OPPORTUNITIES; AVAILABILITY OF SUFFICIENT FINANCING; CHANGES IN WEATHER CONDITIONS; AND ABILITY TO HIRE AND TRAIN PERSONNEL.

                                    SUMMARY

The following summary information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Prospectus. Unless the context requires otherwise, "Benton" or the "Company" refers to Benton Oil and Gas Company and its subsidiaries. Capitalized terms in this summary under the caption "The Exchange Offer" and "The New Notes" and not otherwise defined are defined under the caption "Description of the New Notes -- Certain Definitions." See "Glossary" for the definition of certain oil and gas terms used herein.

                                  THE COMPANY
GENERAL

Benton Oil and Gas Company is an independent energy company which has been engaged in the development and production of oil and gas properties since 1989. The Company has developed significant interests in Venezuela and Russia, and has recently acquired certain interests in China, Jordan and the United States. The Company's producing operations are conducted principally through its 80%-owned Venezuelan subsidiary, Benton-Vinccler, C.A. ("Benton-Vinccler"), which operates in the South Monagas Unit in Venezuela, and its 34%-owned Russian joint venture, GEOILBENT, which operates in the North Gubkinskoye Field in West Siberia, Russia. The Company has also recently expanded into projects, which involve significant exploration components, in Venezuela through its participation in the Delta Centro exploration block and in Santa Barbara County, California through the acquisition of a participation interest in three state offshore oil and gas leases.

As of December 31, 1996, the Company had total assets of $435.7 million, total estimated proved reserves of 109,620 MBOE, and a standardized measure of discounted future net cash flow, before income taxes, for total proved reserves of $537.6 million. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company had total revenues of $165.1 million and $132.5 million, respectively, and EBITDA (hereafter as defined in the Indenture) of $92.3 million and $69.4 million, respectively.

The Company has been successful in increasing reserves, production, revenues, EBITDA and earnings during the last three years. From year-end 1993 through 1996, estimated proved reserves increased from 42,785 MBOE to 109,620 MBOE, and net annual production increased from a total of 519 MBOE in 1993 to 13,413 MBOE in 1996. Through September 30, 1997, net production totaled 11,970 MBOE. Between 1993 and 1996, the Company's annual revenues increased from $7.5 million to $165.1 million. During the same period, the Company's EBITDA increased from $0.6 million to $92.3 million. See "--Summary Consolidated Financial Information."

The following table summarizes the Company's financial operating data, proved reserves and production activity in Venezuela and Russia for each of the four years in the period ended December 31, 1996, and financial operating data and production activity for the nine months ended September 30, 1996 and 1997:

            ---------------------------------------------------------------------------------------------------------------------
                                   VENEZUELA(1)                                                  RUSSIA(2)
            -----------------------------------------------------------   -------------------------------------------------------
                         DECEMBER 31                    SEPTEMBER 30                   DECEMBER 31                 SEPTEMBER 30
Dollars in  --------------------------------------   ------------------   -------------------------------------   ---------------
thousands      1993      1994      1995       1996      1996       1997      1993      1994   1995(3)      1996     1996     1997
            -------   -------   -------   --------   -------   --------   -------   -------   -------   -------   ------   ------
Oil and
  Gas
  Revenues  $ 1,333   $21,472   $49,174   $136,840   $92,932   $114,236   $   324   $ 3,513   $6,016    $ 9,047   $6,937   $7,633
Expenses(4)   1,394     8,806    17,876     47,193    28,180     53,904       558     3,670    4,276      9,010    7,655    7,864
            -------   -------   -------   --------   -------   --------   -------   -------   -------   -------   ------   ------
Results of
Operations
  from Oil
  and Gas
 Producing
Activities  $   (61)  $12,666   $31,298   $ 89,647   $64,752   $ 60,332   $  (234)  $  (157)  $1,740    $    37   $ (718)  $ (231)
            =======   =======   =======   ========   =======   ========   =======   =======   ========  =======   ======   ======
Proved
  Reserves
  (MBOE)     19,389    60,707    73,593     86,076       N/A        N/A    10,121    17,540   22,618     23,544      N/A      N/A
Average
  Daily
Production
  (BOE)         440     6,902    14,949     34,557    32,883     41,403        77       806    1,345      2,091    2,091    2,444

---------------
(1) Includes 100% of the reserve information, production activity and financial data, without deduction for minority interest. All Venezuelan reserves are attributable to an operating service agreement between Benton-Vinccler and Lagoven, S.A. ("Lagoven") an affiliate of the national oil company, Petroleos de Venezuela, S.A. ("PdVSA"), under which all mineral rights are owned by the Government of Venezuela. See "Business -- South Monagas Unit, Venezuela" and "-- Reserves."

(2) The Company's Russian operations are conducted through GEOILBENT, which is only 34%-owned by the Company and, consequently, does not qualify as a Restricted Subsidiary as defined in the Indenture. Accordingly, for purposes of the Indenture, the Company's Russian operations will be excluded from the calculation of covenants and Oil and Gas Reserve Estimate, as defined. See "Description of the New Notes -- Certain Covenants."

(3) The financial information related to Russia includes information for the twelve months ended December 31, 1994, the nine months ended September 30, 1995 and the twelve months ended September 30, 1996, the end of the fiscal period for GEOILBENT. See Note 15 to the Company's Consolidated Financial Statements.

(4) Expenses include lease operating costs and production taxes and depletion.

BUSINESS STRATEGY

The Company's business strategy is to identify and exploit new oil and gas reserves in under-developed areas while seeking to minimize the associated risk of such activities. Specifically, the Company endeavors to minimize risk by employing the following strategies in its business activities: (i) seek new reserves in areas of low geologic risk; (ii) use proven advanced technology in both exploration and development to maximize recovery; (iii) establish a local presence through joint venture partners and the use of local personnel; (iv) commit capital in a phased manner to limit total commitments at any one time; and (v) reduce foreign exchange risks through receipt of revenues in U.S. currency.

- SEEK NEW RESERVES IN AREAS OF LOW GEOLOGIC RISK. The Company has had significant success in identifying under-developed reserves in the U.S. and internationally. In particular, the Company has notable experience and expertise in seeking and developing new reserves in countries where perceived potential political and operating difficulties have sometimes discouraged other energy companies from competing. As a result, the Company has established operations in Venezuela and Russia, which have significant reserves that have been acquired and developed at relatively low costs. The Company has recently acquired rights to establish operations in the United States, China and Jordan and is seeking similar opportunities in other regions and areas which it believes have high potential.

- USE OF PROVEN ADVANCED TECHNOLOGY IN BOTH EXPLORATION AND DEVELOPMENT. The Company's use of 3-D seismic technology, in which a three dimensional image of the earth's subsurface is created through the computer interpretation of seismic data, combined with its experience in designing the seismic surveys and interpreting and analyzing the resulting data, allow for a more detailed understanding of the subsurface than do conventional surveys. Such technology contributes significantly to field appraisal, development and production. The 3-D seismic information, in conjunction with subsurface geologic data from previously drilled wells, is used by the Company's experienced in-house technical team to identify previously undetected reserves. The 3-D seismic information can also be used to guide drilling on a real-time basis, and has been especially helpful in the horizontal drilling done in Venezuela in order to take advantage of oil-trapping faults.

- ESTABLISH A LOCAL PRESENCE THROUGH JOINT VENTURE PARTNERS AND THE USE OF LOCAL PERSONNEL. The Company has sought to establish a local presence where it does business to facilitate stronger relationships with local government and labor through joint venture arrangements with local partners. Moreover, the Company employs almost exclusively local personnel to run foreign operations both to take advantage of local knowledge and experience and to minimize cost. These efforts have created an expertise within Company management in forming effective foreign partnerships and operating abroad. The Company believes that it has gained access to new development opportunities as a result of its reputation as a dependable partner.

- COMMIT CAPITAL IN A PHASED MANNER TO LIMIT TOTAL COMMITMENTS AT ANY ONE
TIME. While the Company typically has agreed to a minimum capital expenditure or development commitment at the outset of new projects, expenditures to fulfill these commitments are phased over time. In addition, the Company seeks, where possible, to use internally generated funds for further capital expenditures and to invest in projects which provide the potential for an early return to the Company.

- REDUCE FOREIGN EXCHANGE RISKS. The Company seeks to reduce foreign currency exchange risks by providing for the receipt of revenues by the Company in U.S. dollars while most operating costs are incurred in local currency. Pursuant to the operating agreement between the Company's Venezuelan subsidiary and the state oil company, the operating fees earned by the Company are paid directly to the Company's bank account in the U.S. in U.S. dollars. GEOILBENT receives revenues from export sales in U.S. dollars paid to its account in Moscow. As the Company continues to expand internationally, it will seek to establish similar arrangements for new operations.

THE VENEZUELAN OPERATIONS

South Monagas Unit
In July 1992, the Company and Venezolana de Inversiones y Construcciones Clerico, C.A. ("Vinccler"), a Venezuelan construction and engineering company, signed a 20-year operating service agreement with Lagoven to reactivate and further develop the Uracoa, Tucupita and Bombal Fields, which are a part of the South Monagas Unit. The oil and gas operations are conducted by Benton-Vinccler, the Company's 80%-owned subsidiary. Under the terms of the operating service agreement, Benton-Vinccler is a contractor for Lagoven and is responsible for overall operations of the South Monagas Unit. Benton-Vinccler invoices Lagoven each quarter based on Bbls of oil accepted by Lagoven during the quarter, using quarterly adjusted contract service fees per Bbl, and receives payments from Lagoven in U.S. dollars deposited directly into a U.S. bank account.

During September 1997, a total of approximately 81 wells were producing an average of approximately 42.1 MBbls of oil per day in the Uracoa Field. Since 1992, 15 previously drilled wells have been reactivated, 94 new wells have been drilled in the Uracoa Field, with 85 wells, or 90%, completed and placed on production, and nine injection wells have been drilled.

Before becoming inactive in 1987, the Tucupita Field had been substantially developed and produced. In 1996, Benton-Vinccler drilled a pilot well to evaluate the future development potential of the Tucupita Field, which has produced an average of 3,850 Bbls of oil and 11,940 Bbls of water per day. Beginning in 1998, Benton-Vinccler intends to drill approximately six producing wells, drill six water injection wells and expand the capacity of its production facilities at an anticipated cost of $60.0 million. Benton-Vinccler currently plans to reactivate and develop the Bombal Field beginning in late 1998 by drilling approximately 18 wells, reactivating one additional well and expanding production facilities at an anticipated cost of up to $40.0 to $50.0 million.

At December 31, 1996, proved reserves attributable to the Company's Venezuelan operations were 86,076 MBOE, which represented approximately 79% of the Company's proved reserves.

Delta Centro Block
In January 1996, the Company and its bidding partners, Louisiana Land and Exploration, which was recently acquired by Burlington Resources Inc., ("LL&E") and Norcen Energy Company ("Norcen") were awarded the right to explore and develop the Delta Centro Block in Venezuela by Corporacion Venezolana del Petroleo, S.A. ("CVP"), an affiliate of PdVSA. The Delta Centro Block consists of approximately 2,100 square kilometers (526,000 acres) located in the delta of the Orinoco River in the eastern part of Venezuela. Although no significant exploratory activity had been conducted in the block prior to the award of the exploration and development rights, PdVSA has estimated that the area may contain recoverable reserves of as much as 820 MMBbls, and may be capable of producing up to 160 MBbls of oil per day. The general area of Venezuela in which the Delta Centro Block is located is known to be a significant source of hydrocarbons, evidenced by the Orinoco tar sands to the south and the El Furrial light oil trend to the northwest.

The contract requires a minimum exploration work program consisting of completing a 550 square kilometer 3-D and a 289 kilometer 2-D seismic survey and drilling three wells to depths of 12,000 to 18,000 feet within five years. A 598 square kilometer 3-D seismic survey was completed in September 1997, and a 371 kilometer 2-D survey will be completed in December 1997. The Company expects that an initial Exploratory Well will be drilled in the third quarter of 1998. The Company has a 30% interest in the exploration venture, with LL&E and Norcen each owning a 35% interest, with possible subsequent significant participation in development by CVP. See "Business -- Delta Centro Block,
Venezuela -- General."

THE RUSSIAN OPERATIONS

The Company operates in Russia through its 34% interest in the GEOILBENT joint venture. The Company's partners in this venture are the local exploration company, Purneftegasgeologia, and the local production company, Purneftegas, each of which owns a 33% interest. GEOILBENT develops, produces and markets oil from the North Gubkinskoye and the Prisklonovoye Fields in the West Siberia region of Russia, located approximately 2,000 miles northeast of Moscow. Before GEOILBENT commenced its operations, North Gubkinskoye was one of the largest oil and gas fields in the region not under commercial production.

Production is delivered via the pipeline network owned by Transneft, the state oil pipeline monopoly, to various points on the western border of Russia. Since 1995, the majority of GEOILBENT's crude sales have been made to purchasers in eastern Europe. All export sales are paid in U.S. dollars directly into GEOILBENT's account in Moscow. During September 1997, approximately 40 wells were producing an average of approximately 6,500 MBbls of oil per day. In October 1997, GEOILBENT received $10.2 million, representing the initial draw from its $65.0 million parallel loan facility (the "EBRD Credit Facility") with the European Bank for Reconstruction and Development (the "EBRD") and International Moscow Bank ("IMB"). All funding from the EBRD Credit Facility will be used for accelerated development of the North Gubkinskoye Field. The loan is non-recourse to the Company.

OTHER AREAS OF OPERATION

United States
In March 1997, the Company acquired a 40% participation interest from Molino Energy Company L.L.C. ("Molino Energy") in three California State offshore oil and gas leases covering an aggregate of approximately 12,340 acres. The project area covers the Molino, the Gaviota and the Caliente Fields, located approximately 35 miles west of Santa Barbara. Molino Energy holds a 100% working interest in each of the leases. The Company serves as operator of the project. Permits have been obtained and the Company expects to commence drilling the first 14,000 foot directional well on the Gaviota structure, from an onshore drillsite, during the fourth quarter of 1997. The onshore drillsite has immediate access to oil and gas pipelines. Assuming the successful completion of the first well, the Company expects production from the well to commence early in 1998.

In consideration for the 40% participation interest, the Company will pay 53% of the costs of the first well to be drilled on the block. In addition, the Company will pay 70% (or $1.8 million) of the approximately $2.5 million costs associated with the first well, incurred by Molino Energy prior to the agreement with the Company. During 1998, the Company intends to drill an additional one to two wells in the project area at an anticipated cost to the Company of $5.0 to $12.0 million.

China
In December 1996, the Company acquired Crestone Energy Corporation ("Crestone"), a privately held company headquartered in Denver, Colorado. Crestone's principal asset is a petroleum contract with China National Offshore Oil Company ("CNOOC") for an area known as Wan'An Bei, WAB-21 ("WAB-21"). The WAB-21 contract covers
6.2 million acres in the South China Sea in water depths of 0 to 6,500 feet, with an option for an additional 1.0 million acres under certain circumstances, and lies within an area which is the subject of a territorial dispute between the People's Republic of China and Vietnam. Vietnam has also executed an agreement on a portion of the same offshore acreage with Conoco, a unit of DuPont Corporation. The territorial dispute has existed for many years, and there has been limited exploration and no development activity in the area under dispute. It is uncertain when or how this dispute will be resolved, and under what terms the various countries and parties to the agreements may participate in the resolution, although certain proposed economic solutions currently under discussion would result in the Company's interest being reduced. The Company, through Crestone, has submitted plans and budgets to CNOOC for an initial seismic program to survey the area. However, exploration activities will be subject to resolution of such territorial dispute. The Company has recorded no reserves attributable to this petroleum contract.

In October 1997, the Company signed a farmout agreement with Shell Exploration (China) Limited ("Shell"), pursuant to which the Company will acquire a 50% participation interest in Shell's Liaohe area onshore exploration project in northeast China, subject to approval of such assignment from the Ministry of Foreign Trade and Economic Cooperation of China. Shell has entered into a petroleum contract with the China National Petroleum Corporation ("CNPC") to explore and develop the deep rights in the Qingshui Block, a 563 square kilometer area (approximately 140,000 acres) in the delta of the Liaohe River. The deep rights are below 3,300 and 3,500 meters. Shell will be operator of the project. The Company anticipates capital expenditures for 1998 of up to $20.0 million for drilling up to two wells.

Jordan
In August 1997, the Company acquired rights to a production sharing agreement with Jordan's Natural Resources Authority, Ministry of Energy and Mineral Resources, to explore and develop the Sirhan block in southeastern Jordan. The block covers 4,827 square kilometers (approximately 1.2 million acres), and is located in the Sirhan basin, adjacent to the Jordan-Saudi Arabia border. Pursuant to the terms of the agreement, the Company is required to expend $5.0 million for the first phase of the project, to re-enter, stimulate and test two existing wells, to redrill a third well and to conduct various seismic and geologic studies of the project area, which must be completed by March 1999. The Company then has the option to renew the agreement and commit to the work and capital requirements for the second phase of the project. The Company anticipates capital expenditures of approximately $6.0 to $10.0 million through 1998 for recompletion and reworking of existing wells and further development of the block.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER...........................  Up to $105 million aggregate principal amount of New
                                               Notes are being offered in exchange for a like
                                               aggregate principal amount of Old Notes. The Company
                                               is making the Exchange Offer in order to satisfy its
                                               obligations under the Registration Rights Agreement
                                               relating to the Old Notes. For a description of the
                                               procedures for tendering Old Notes, see "The Exchange
                                               Offer -- Procedures for Tendering Old Notes."
EXPIRATION DATE..............................  5:00 p.m., New York City time, on February 20, 1998
                                               (such time on such date being hereinafter called the
                                               "Expiration Date") unless the Exchange Offer is
                                               extended by the Company (in which case the term
                                               "Expiration Date" shall mean the latest date and time
                                               to which the Exchange Offer is extended). Any waiver,
                                               extension or termination of the Exchange Offer will be
                                               publicly announced by the Company through a release to
                                               the Dow Jones News Service and as otherwise required
                                               by applicable law or regulations. See "The Exchange
                                               Offer -- Expiration Date; Extensions; Amendments."
CERTAIN CONDITIONS TO THE EXCHANGE OFFER.....  The Exchange Offer is subject to certain conditions.
                                               The Company reserves the right in its sole and
                                               absolute discretion, subject to applicable law, at any
                                               time and from time to time, (i) to delay the
                                               acceptance of the Old Notes for exchange, (ii) to
                                               terminate the Exchange Offer if certain specified
                                               conditions have not been satisfied, (iii) to extend
                                               the Expiration Date of the Exchange Offer and retain
                                               all Old Notes tendered pursuant to the Exchange Offer,
                                               subject, however, to the right of holders of Old Notes
                                               to withdraw their tendered Old Notes, or (iv) to waive
                                               any condition or otherwise amend the terms of the
                                               Exchange Offer in any respect. See "The Exchange
                                               Offer -- Expiration Date; Extensions; Amendments" and
                                               "-- Certain Conditions to the Exchange Offer."
WITHDRAWAL RIGHTS............................  Tenders of Old Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time on the
                                               Expiration Date by delivering a written notice of such
                                               withdrawal to the Exchange Agent in conformity with
                                               certain procedures set forth below under "The Exchange
                                               Offer -- Withdrawal Rights."
PROCEDURES FOR TENDERING OLD NOTES...........  Tendering holders of Old Notes must complete and sign a Letter of Transmittal in accordance with the
                                               instructions contained therein and forward the same by
                                               mail, facsimile or hand delivery, together with any
                                               other required documents, to the Exchange Agent (as
                                               defined below) at the address set forth herein by 5:00
                                               p.m. New York City time on the Expiration Date, either
                                               with the Old Notes to be tendered or in compliance
                                               with the specified procedures for guaranteed delivery
                                               of Old Notes. Certain brokers, dealers, commercial
                                               banks, trust companies and other nominees may also
                                               effect tenders by book-entry transfer. Holders of Old
                                               Notes registered in the name of a broker, dealer,
                                               commercial bank, trust company or other nominee are
                                               urged to contact such person promptly if they wish to
                                               tender Old Notes pursuant to the Exchange Offer. See
                                               "The Exchange Offer -- Procedures for Tendering Old
                                               Notes." Letters of Transmittal and certificates
                                               representing Old Notes should not be sent to the
                                               Company. Such documents should only be sent to the
                                               Exchange Agent. Questions regarding how to tender and
                                               requests for information should be directed to the
                                               Exchange Agent. See "The Exchange Offer -- Exchange
                                               Agent."

GUARANTEED DELIVERY PROCEDURES...............  Holders of Old Notes who wish to tender their Old
                                               Notes and whose Old Notes are not immediately
                                               available or who cannot deliver their Old Notes, a
                                               Letter of Transmittal or any other document required
                                               by the Letter of Transmittal to the Exchange Agent
                                               prior to the Expiration Date, must tender their Old
                                               Notes according to the guaranteed delivery procedures
                                               set forth in "The Exchange Offer -- Procedures for
                                               Tendering Old Notes -- Guaranteed Delivery."
RESALES OF NEW NOTES.........................  The Company is making the Exchange Offer in reliance on the position of the staff of the Division of
                                               Corporation Finance of the Commission as set forth in
                                               certain interpretive letters addressed to third
                                               parties in other transactions. However, the Company
                                               has not sought its own interpretive letter and there
                                               can be no assurance that the staff of the Division of
                                               Corporation Finance of the Commission would make a
                                               similar determination with respect to the Exchange
                                               Offer as it has in such interpretive letters to third
                                               parties. Based on these interpretations by the staff
                                               of the Division of Corporation Finance, and subject to
                                               the two immediately following sentences, the Company
                                               believes that New Notes issued pursuant to this
                                               Exchange Offer in exchange for Old Notes may be
                                               offered for resale, resold and otherwise transferred
                                               by a holder thereof (other than a holder who is a
                                               broker-dealer) without further compliance with the
                                               registration and prospectus delivery requirements of
                                               the Securities Act, provided that such New Notes are
                                               acquired in the ordinary course of such holder's
                                               business and that such holder is not participating,
                                               and has no arrangement or understanding with any
                                               person to participate, in a distribution (within the
                                               meaning of the Securities Act) of such New Notes.
                                               However, any holder of Old Notes who is an "affiliate"
                                               of the Company or who intends to participate in the
                                               Exchange Offer for the purpose of distributing the New
                                               Notes, or any broker-dealer who purchased the Old
                                               Notes from the Company to resell pursuant to Rule 144A
                                               or any other available exemption under the Securities
                                               Act, (a) will not be able to rely on the
                                               interpretations of the staff of the Division of
                                               Corporation Finance of the Commission set forth in the
                                               above-mentioned interpretive letters, (b) will not be
                                               permitted or entitled to tender such Old Notes in the
                                               Exchange Offer and (c) must comply with the
                                               registration and prospectus delivery requirements of
                                               the Securities Act in connection with any sale or
                                               other transfer of such Old Notes unless such sale is
                                               made pursuant to an exemption from such requirements.
                                               In addition, as described below, if any broker-dealer
                                               holds Old Notes acquired for its own account as a
                                               result of market-making or other trading activities
                                               and exchanges such Old Notes for New Notes, then such
                                               broker-dealer must deliver a prospectus meeting the
                                               requirements of the Securities Act in connection with
                                               any resales of such New Notes.
                                               Each holder of Old Notes who wishes to exchange Old
                                               Notes for New Notes in the Exchange Offer will be
                                               required to represent that (i) it is not an
                                               "affiliate" of the Company within the meaning of Rule
                                               405 under the Securities Act, (ii) any New Notes to be
                                               received by it are being acquired in the ordinary
                                               course of its business, (iii) it has no arrangement or
                                               understanding with any person to participate in a
                                               distribution (within the meaning of the Securities
                                               Act) of such New Notes, and (iv) if such holder is not
                                               a broker-dealer, such holder is not engaged in, and
                                               does not intend to engage in, a distribution (within
                                               the meaning of the Securities

                                               Act) of such New Notes. Each broker-dealer that
                                               receives New Notes for its own account pursuant to the
                                               Exchange Offer must acknowledge that it acquired the
                                               Old Notes for its own account as the result of
                                               market-making activities or other trading activities
                                               and must agree that it will deliver a prospectus
                                               meeting the requirements of the Securities Act in
                                               connection with any resale of such New Notes. The
                                               Letter of Transmittal states that by so acknowledging
                                               and by delivering a prospectus, a broker-dealer will
                                               not be deemed to admit that it is an "underwriter"
                                               within the meaning of the Securities Act. Based on the
                                               position taken by the staff of the Division of
                                               Corporation Finance of the Commission in the
                                               interpretive letters referred to above, the Company
                                               believes that broker-dealers who acquired Old Notes
                                               for their own accounts as a result of market-making
                                               activities or other trading activities ("Participating
                                               Broker-Dealers") may fulfill their prospectus delivery
                                               requirements with respect to the New Notes received
                                               upon exchange of such Old Notes with a prospectus
                                               meeting the requirements of the Securities Act, which
                                               may be the prospectus prepared for an exchange offer
                                               so long as it contains a description of the plan of
                                               distribution with respect to the resale of such New
                                               Notes. Accordingly, this Prospectus, as it may be
                                               amended or supplemented from time to time, may be used
                                               by a Participating Broker-Dealer in connection with
                                               resales of New Notes received in exchange for Old
                                               Notes where such Old Notes were acquired by such
                                               Participating Broker-Dealer for its own account as a
                                               result of market-making or other trading activities.
                                               Subject to certain provisions set forth in the
                                               Registration Rights Agreement and to the limitations
                                               described below under "The Exchange Offer -- Resale of
                                               New Notes," the Company has agreed that this
                                               Prospectus, as it may be amended or supplemented from
                                               time to time, may be used by a Participating
                                               Broker-Dealer in connection with resales of such New
                                               Notes for a period ending 180 days after the
                                               Expiration Date (subject to extension under certain
                                               limited circumstances) or, if earlier, when all such
                                               New Notes have been disposed of by such Participating
                                               Broker-Dealer. See "Plan of Distribution." Any
                                               Participating Broker-Dealer who is an "affiliate" of
                                               the Company may not rely on such interpretive letters
                                               and must comply with the registration and prospectus
                                               delivery requirements of the Securities Act in
                                               connection with any resale transaction. See "The
                                               Exchange Offer -- Resales of New Notes."
ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES......................  Subject to the terms and conditions of the Exchange
                                               Offer, including the reservation of certain rights by
                                               the Company, the Company will accept for exchange any
                                               and all Old Notes which are properly tendered in the
                                               Exchange Offer, and not withdrawn, prior to 5:00 p.m.
                                               New York City time, on the Expiration Date. Subject to
                                               such terms and conditions, the New Notes issued
                                               pursuant to the Exchange Offer will be delivered
                                               promptly following the Expiration Date. See "The
                                               Exchange Offer -- Acceptance for Exchange and Issuance
                                               of New Notes."
EXCHANGE AGENT...............................  The exchange agent with respect to the Exchange Offer is First Trust of New York, National Association (the
                                               "Exchange Agent"). The addresses, and telephone and
                                               facsimile numbers of the Exchange Agent are set forth
                                               in "The Exchange Offer -- Exchange Agent" and in the
                                               Letter of Transmittal.

USE OF PROCEEDS..............................  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. See "Use
                                               of Proceeds."
CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS.............................  Holders of Old Notes should review the information set forth under "Certain United States Federal Income Tax
                                               Considerations" prior to tendering Old Notes in the
                                               Exchange Offer.

                                 THE NEW NOTES

SECURITIES OFFERED...........................  Up to $105 million aggregate principal amount of the
                                               Company's 9 3/8% Senior Notes due 2007. The New Notes
                                               will be issued and the Old Notes were issued under an
                                               Indenture dated as of November 3, 1997 (the
                                               "Indenture") between the Company and First Trust of
                                               New York, National Association (the "Trustee"). The
                                               New Notes and any Old Notes which remain outstanding
                                               after consummation of the Exchange Offer will
                                               constitute a single series of debt securities under
                                               the Indenture and, accordingly, will vote together as
                                               a single class for purposes of determining whether
                                               holders of the requisite percentage in outstanding
                                               principal amount thereof have taken certain actions or
                                               exercised certain rights under the Indenture. See
                                               "Description of the New Notes -- General." The terms
                                               of the New Notes are identical in all material
                                               respects to the terms of the Old Notes, except that
                                               (i) the offer and sale of the New Notes have been
                                               registered under the Securities Act and therefore the
                                               New Notes are not subject to certain restrictions on
                                               transfer applicable to the Old Notes, will not contain
                                               legends relating thereto and will not be entitled to
                                               registration rights or other rights under the
                                               Registration Rights Agreement, and (ii) the New Notes
                                               will not provide for any increase in the interest rate
                                               thereon. See "The Exchange Offer -- Purpose of the
                                               Exchange Offer," "Description of the New Notes" and
                                               "Description of the Old Notes."
MATURITY DATE................................  November 1, 2007.
INTEREST PAYMENT DATES.......................  May 1 and November 1, commencing on May 1, 1998.
OPTIONAL REDEMPTION..........................  The New Notes will be redeemable, at the Company's option, in whole or in part, at any time on or after
                                               November 1, 2002 at the redemption prices set forth
                                               herein plus accrued and unpaid interest, if any, to
                                               the date of redemption. The Company may also redeem at
                                               its option at any time prior to November 1, 2000 up to
                                               33% of the aggregate principal amount of the New Notes
                                               and Old Notes then outstanding with the proceeds of
                                               one or more public offerings of certain equity
                                               securities at a redemption price equal to 109.375% of
                                               the principal amount of such New Notes and Old Notes,
                                               plus accrued and unpaid interest to the redemption
                                               date; provided that at least $77.0 million in
                                               aggregate principal amount of New Notes and old Notes
                                               remains outstanding immediately after giving effect to
                                               such redemption. See "Description of the New Notes --
                                               Optional Redemption."
CHANGE IN CONTROL............................  Upon a Change in Control, each holder of the New Notes may require the Company to repurchase such holder's
                                               New Notes, in whole or in part, at a purchase price in
                                               cash equal to 101% of the principal amount thereof,
                                               plus accrued and unpaid interest. See "Description of
                                               the New Notes -- Change in Control."

RANKING......................................  The New Notes will constitute senior unsecured debt obligations of the Company and will rank senior in
                                               right of payment to all existing and future
                                               Subordinated Indebtedness and pari passu with all
                                               other Senior Indebtedness. The New Notes will be
                                               effectively subordinated to secured indebtedness of
                                               the Company and all liabilities of the Company's
                                               subsidiaries, except to the extent that the Company is
                                               itself recognized as a creditor to such subsidiary, in
                                               which case the claims of the Company would still be
                                               subordinate to any security interest in the assets of
                                               such subsidiary, and indebtedness of such subsidiary
                                               senior to that held by the Company. At September 30,
                                               1997, $89.4 million of consolidated indebtedness and
                                               trade payables would have been liabilities of the
                                               Company's subsidiaries or secured indebtedness of the
                                               Company and ranked effectively senior to the New Notes
                                               and the Company would have had $135.4 million of
                                               outstanding indebtedness and trade payables that would
                                               have ranked pari passu with the New Notes.
CERTAIN COVENANTS............................  The Indenture contains certain covenants that, among other restrictions, limit the ability of the Company
                                               and its Restricted Subsidiaries to incur additional
                                               indebtedness, pay dividends and make certain
                                               investments, engage in transactions with its
                                               affiliates, sell assets, incur or suffer to exist
                                               certain liens securing indebtedness unless the New
                                               Notes are equally and ratably secured, and engage in
                                               mergers and consolidations. The Indenture will also
                                               limit the amount of indebtedness the Company's
                                               Restricted Subsidiaries may assume or the amount of
                                               indebtedness of the Company they may guarantee unless
                                               such Restricted Subsidiaries simultaneously guarantee
                                               the payment of the New Notes. See "Description of the
                                               New Notes -- Certain Covenants."
USE OF PROCEEDS..............................  The Company will receive no proceeds from this
                                               Exchange Offer.
ABSENCE OF MARKET FOR THE NEW NOTES..........  The New Notes will be a new issue of securities for which there currently is no market. Although J.P.
                                               Morgan Securities Inc., Donaldson, Lufkin & Jenrette
                                               Securities Corporation and Morgan Stanley Dean Witter,
                                               the initial purchasers of the Old Notes (the "Initial
                                               Purchasers"), have informed the Company that they
                                               currently intend to make a market in the New Notes,
                                               they are not obligated to do so, and any such market
                                               making may be discontinued at any time without notice.
                                               Accordingly, there can be no assurance as to the
                                               development or liquidity of any market for the New
                                               Notes. The Company currently does not intend to apply
                                               for listing of the New Notes on any securities
                                               exchange or for quotation through the National
                                               Association of Securities Dealers Automated Quotation
                                               System.

            CERTAIN CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

The sale of the Old Notes was not registered under the Securities Act or any state securities laws and therefore the Old Notes may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have the resale of such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. The Company currently does not intend to register under the Securities Act the resale of any Old Notes which remain outstanding after consummation of the Exchange Offer.

To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes -- General."

The Old Notes provide that, if the Exchange Offer is not consummated by March 3, 1998, the interest rate borne by the Old Notes will increase by 0.25% per annum during the first 90-day period immediately following the occurrence of a registration default, and the amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until such registration default is cured, up to a maximum amount of additional interest of 1.00% per annum. See "Description of the Old Notes." Following consummation of the Exchange Offer, the Old Notes will not be entitled to any increase in the interest rate thereon. The New Notes will not be entitled to any such increase in the interest rate thereon.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary consolidated financial information for the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, related notes and other financial data included elsewhere herein.

                                                 --------------------------------------------------------------
                                                                                           NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31                SEPTEMBER 30
          In thousands, except ratios              1994       1995(1)        1996          1996          1997
                                                 --------     --------     ---------     ---------     --------
STATEMENT OF INCOME:
Total revenues                                   $ 34,705     $ 65,068     $ 165,066     $ 115,729     $132,464
Lease operating costs and production taxes          9,531       10,703        24,518        15,273       29,878
Depletion, depreciation and amortization           10,298       17,411        34,525        22,810       32,662
General and administrative expense                  5,242        9,411        18,906        12,597       16,726
Interest expense                                    3,888        7,497        16,128        10,776       16,721
Partnership exchange expense                           --           --         2,140         2,140           --
Litigation settlement expenses                         --        1,673            --            --           --
                                                 --------     --------     ---------     ---------     --------
Income before income taxes and minority
  interest                                          5,746       18,373        68,849        52,133       36,477
Income tax expense                                    698        2,478        20,508        15,843       14,908
                                                 --------     --------     ---------     ---------     --------
Income before minority interest                     5,048       15,895        48,341        36,290       21,569
Minority interest                                   2,094        5,304         9,984         7,277        5,584
                                                 --------     --------     ---------     ---------     --------
Income before extraordinary charge                  2,954       10,591        38,357        29,013       15,985
Extraordinary charge for early retirement of
  debt, net of tax benefit                             --           --        10,075        10,075           --
                                                 --------     --------     ---------     ---------     --------
Net income                                       $  2,954     $ 10,591     $  28,282     $  18,938     $ 15,985
                                                 =========    =========    ===========   ===========   =========

                                                 --------------------------------------------------------------
                                                                                           NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31                SEPTEMBER 30
                                                   1994       1995(1)        1996          1996          1997
                                                 --------     --------     ---------     ---------     --------
OTHER DATA:
EBITDA(2)                                        $ 15,603     $ 32,396     $  92,308     $  65,849     $ 69,436
Capital expenditures                               55,711       78,727       108,963        58,526       76,979
Net cash provided by (used in) operating
  activities                                       13,462       32,349        84,852        60,414       81,923
Net cash used in investing activities             (55,078)     (53,644)     (164,772)     (147,240)     (80,924)
Net cash provided by financing activities          19,500       13,282       106,172       103,293         (476)
EBITDA/Interest Ratio(2)(3)(6)                       3.51         4.21          5.51          5.73         4.18
Ratio of earnings to fixed charges(4)                2.45         3.25          5.08          5.63         3.11

                                                                                         ---------------------
                                                                                         AT SEPTEMBER 30, 1997
                                                                                         ---------------------
BALANCE SHEET DATA:
Working capital                                                                                $  77,984
Total assets                                                                                     478,096
Long-term obligations, net of current portion                                                    176,489
Stockholders' equity(5)                                                                          192,796

------------------------

(1) The financial information related to Russia includes information for the twelve months ended December 31, 1994, the nine months ended, September 30, 1995 and the twelve months ended September 30, 1996, the end of the fiscal period for GEOILBENT. See Note 15 to the Company's Consolidated Financial Statements.

(2) EBITDA has been calculated as defined in the Indenture and has been included solely to facilitate consideration of the covenants in the Indenture that are based, in part, on EBITDA. See "Description of the New Notes -- Certain Definitions." EBITDA is not intended to represent cash flow from operating activities as defined by generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.

(3) EBITDA/Interest Ratio has been calculated as defined in the Indenture. See "Description of the New Notes -- Certain Definitions."

(4) For purposes of determining the ratio of earnings to fixed charges, "earnings" represents income (loss) before income taxes plus fixed charges exclusive of capitalized interest, and "fixed charges" consists of interest, whether expensed or capitalized, amortization of debt expense and an estimated portion of rent expense representing interest costs.

(5) No cash dividends were paid during the periods presented.

(6) After giving effect to the issuance of the Old Notes as if such issuance had occurred at the beginning of the period presented, and at an interest rate on the Old Notes of 9.375%, the EBITDA/ Interest Ratio would have been 3.35 for the period ending December 31, 1996 and 2.81 for the period ending September 30, 1997.

                    SUMMARY OIL AND GAS RESERVE INFORMATION

The following sets forth summary information with respect to the estimates of the Company's proved oil and gas reserves at December 31, 1994, 1995 and 1996, prepared by the Company and audited by Huddleston & Co., Inc., independent petroleum engineers.

                                                                   ---------------------------------------
                                                                           YEARS ENDED DECEMBER 31
                      Dollars in thousands                           1994           1995           1996
                                                                   ---------      ---------      ---------
VENEZUELA(1):
Crude oil and condensate (MBbl)                                       60,707         73,593         86,076
Natural gas (Mmcf)                                                        --             --             --
Oil equivalent (MBOE)                                                 60,707         73,593         86,076
RUSSIA:
Crude oil and condensate (MBbl)                                       17,540         22,618         23,544
Natural gas (Mmcf)                                                        --             --             --
Oil equivalent (MBOE)                                                 17,540         22,618         23,544
UNITED STATES:
Crude oil and condensate (MBbl)                                          233             --             --
Natural gas (Mmcf)                                                    16,077              6             --
Oil equivalent (MBOE)                                                  2,913              1             --
TOTAL(1):
Crude oil and condensate (MBbl)                                       78,480         96,211        109,620
Natural gas (Mmcf)                                                    16,077              6             --
Oil equivalent (MBOE)                                                 81,160         96,212        109,620
Standardized measure of discounted future net cash flows before
  provision for income taxes(1)(2)                                 $ 336,320      $ 372,293      $ 537,559

---------------

(1) Includes 100% of the reserve information, without deduction for minority interest. All Venezuelan reserves are attributable to an operating service agreement between Benton-Vinccler and Lagoven under which all mineral rights are owned by the Government of Venezuela.

(2) The Company values its reserves as of December 31 of each year, based on oil and natural gas prices as of that date. Market prices for both oil and natural gas are subject to a significant degree of variation both in domestic and international markets, and this variation will affect the calculation of future net cash flows reported by the Company at any specific date.

                                  RISK FACTORS

Prospective purchasers of the New Notes should read this entire Prospectus carefully. Ownership of the Notes involves certain risks. In addition to the other information contained in this Prospectus, investors should carefully consider the following factors in connection with an investment in the Notes.

RISKS RELATED TO THE COMPANY

Risk from Substantial Concentration of Operations
The Company's cash flow-generating operations are substantially concentrated in Venezuela. For 1996, the Company derived approximately 91% of its consolidated oil and gas revenues and approximately 79% of its proved reserves from its Venezuelan operations. If the Venezuelan operations are adversely affected, the Company, due to its concentration in and reliance on the Venezuelan operations, will experience an adverse impact on its financial condition and operations. There are significant operating and economic risks associated with conducting business in Venezuela. See "-- Risks Related to the Company -- Political and Economic Risks of International Operations -- Venezuela."

Political and Economic Risks of International Operations -- General
A substantial portion of the Company's oil and gas producing operations and non-financial assets are in Venezuela and Russia. The Company expects that a substantial portion of its operating income will be generated from these countries and that a portion of operating income may also be generated from its proposed operations in China and Jordan. As a result, the Company is and will be subject to certain political, economic and other uncertainties including risks of war, civil disturbance, expropriation, nationalization, renegotiation or modification of existing contracts, taxation policies, foreign exchange restrictions, international monetary fluctuations and other hazards arising out of foreign governmental sovereignty over the Company's operations.

Political and Economic Risks of International Operations -- Venezuela
The Company began to operate in Venezuela in 1992. For 1996, the Company derived approximately 91% of its consolidated oil and gas revenues and approximately 79% of its proved reserves from its Venezuelan operations. The petroleum industry in Venezuela is highly regulated by the government with respect to such matters as maximum daily production, methods of production and environmental matters, both directly and indirectly through PdVSA. In addition, the timing and extent of the Company's development activities are subject to the approval of Lagoven and the Ministry of Energy and Mines. There can be no assurance that the government or PdVSA will not impose significant new regulations regarding the petroleum industry generally or that the development activities proposed by Benton-Vinccler will receive the necessary approval. The Company also expects to increase its exposure to Venezuela through the continued investment in Benton-Vinccler and the Delta Centro consortium. While Benton-Vinccler has never had a material dispute or payment interruption with Lagoven, PdVSA or the Venezuelan government, the country of Venezuela has experienced significant political and economic instability, high inflation, and shortages of foreign currency.

Political and Economic Situation. In 1994, Venezuela experienced a solvency crisis in the banking system which necessitated a government takeover of nine financial institutions, including Banco Latino, one of the largest Venezuelan banks. Consequently, the bolivar devalued sharply, inflation rose and gross domestic product ("GDP") contracted. Though Venezuela experienced positive GDP growth for 1995, it was the first increase in three years and the 1995 GDP figures did not reflect the full effects of a currency devaluation at year end. In April 1996, the Venezuelan government announced the lifting of controls on foreign exchange transactions, having announced the lifting of controls on interest rates one week earlier. The Venezuelan government also announced a $1.4 billion preliminary loan accord with the International Monetary Fund. These actions led to the devaluation of the bolivar and a rise in interest rates. In 1996, GDP contracted by 1.6% in real terms. The objectives of the government's economic recovery plan include the promotion of social development, the transformation of the economy and its legal structure into a model of greater competitiveness and efficiency, the stabilization and strengthening of the country's fiscal accounts, and balance of payments and international reserves and the achievement of a sustainable low level of inflation. There can be no assurance, however, that such actions will be successful in resolving Venezuela's economic difficulties.

Inflation and Currency Controls. Venezuela has experienced high levels of inflation over the past decade. The consumer price inflation rate was approximately 70.8% for calendar year 1994, 56.7% for 1995 and 103.2% for 1996. In addition to increasing the Company's bolivar-denominated expenses with respect to its Venezuelan operations, these high rates of inflation led the Venezuelan government to devalue the bolivar by 41% on December 11, 1995. In July 1994, the Venezuelan government imposed a program of currency exchange controls that was lifted in April 1996. Pursuant to its agreement with Lagoven, Benton-Vinccler receives its payments from Lagoven in U.S. dollars deposited directly into a U.S. bank account. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effects of Changing Prices, Foreign Exchange Rates and Inflation."

Oil Production and OPEC. News reports speculate that Venezuela is currently producing oil in excess of the output quota established by OPEC. While Venezuela remains a member of OPEC and has yet to face any sanctions, there is a risk that pressure from OPEC could cause Venezuela to cut oil production voluntarily to comply with the established quotas or take action that could depress world oil prices. Such compliance could require a significant reduction in Venezuelan oil production and could have a material adverse impact on Benton-Vinccler.

Political and Economic Risks of International Operations -- Russia
Since the dissolution of the Soviet Union in 1991, Russia has experienced periods of political unrest and instability, high inflation, wide currency exchange rate swings, contractions in GDP, volatile tariff and taxation policies, and the lack of a clear and stable legal and administrative environment governing oil and gas licensing and operations. There can be no assurance that any of these factors in addition to other factors may not persist or worsen and therefore negatively affect the Company's operations in Russia.

In addition to the factors discussed above, prior to July 1996, Russia levied an export tariff on all oil produced in and exported from Russia which, as imposed, had the effect of reducing the profits to the Company. Effective in July 1996, oil export tariffs were terminated in accordance with an IMF loan condition. However, Russia continues to levy excise, pipeline and other taxes on all oil producers and certain exporters. The legislative and regulatory environment in Russia continues to be subject to frequent change and uncertainty. There can be no assurance that Russia will not reinstate an export tariff or other taxes, duties or burdens which individually or in the aggregate could have an adverse impact on the Company's Russian operations.

The Company believes it will not receive any significant distributions from GEOILBENT for several years because substantially all of the money received by GEOILBENT from the North Gubkinskoye Field will be reinvested to fund development activities.

Dispute Related to WAB-21 Contract
The WAB-21 contract acreage lies within an area which is the subject of a territorial dispute between the People's Republic of China and Vietnam. Vietnam has executed an agreement on a portion of the same offshore acreage with Conoco, a unit of DuPont Corporation. The territorial dispute has existed for many years, and there has been limited exploration and no development activity in the area under dispute, due in part to government military action taken to protect each country's purported interest in the area. It is uncertain when or how this dispute will be resolved, and under what terms the various countries and parties to the agreements may participate in the resolution, although certain proposed economic solutions currently under discussion would result in the Company's interest being reduced.

Properties Under Development
As of December 31, 1996, approximately 53% of the Company's proved reserves were undeveloped and required development activities, consisting primarily of development drilling and construction of production facilities. As a result, the Company will require substantial capital expenditures to develop all of its proved reserves. At December 31, 1996, the anticipated future development costs for proved reserves in Venezuela and Russia were $65.4 million and $45.7 million, respectively. If capital is not available to develop all of these reserves, the Company will either enter into joint ventures to develop the projects, which will result in the Company retaining a smaller interest, or not develop the reserves. There can be no certainty regarding the commercial feasibility of developing these reserves, the availability of financing, or the timing or costs associated therewith. If such capital is available, there can be no assurance that the Company will be able to develop and produce sufficient reserves to recover the costs expended and operate the wells profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity."

Future Drilling Activities
The Company's projects in China, Jordan, the Delta Centro Block and Santa Barbara, California will require significant capital expenditures for seismic and drilling costs associated with the drilling of Exploratory Wells. These activities involve higher risks than Development Wells.

Engineers' Estimates of Reserves and Future Net Revenue
Estimates of economically recoverable oil and gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, and development and operating expenditures may not occur as estimated. Future results of operations of the Company will depend upon its ability to develop, produce and sell its oil and gas reserves. The reserve data included herein are estimates only and are subject to many uncertainties. Actual quantities of oil and gas may differ considerably from the amounts set forth herein. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. See "Business -- Reserves."

Development of Additional Reserves
The Company's future success may also depend upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of the Company will generally decline as reserves are produced. There can be no assurance that the Company will be able to discover additional commercial quantities of oil and gas, or that the Company will be able to continue to acquire interests in under-developed oil and gas fields and enhance production and reserves by drilling replacement wells and drilling development wells, or that the Company will have continuing success drilling productive wells and acquiring under-developed properties at low finding costs.

Retention and Attraction of Key Personnel
The Company depends to a large extent on the abilities and continued participation of certain key employees, the loss of whose services could have a material adverse effect on the Company's business. In an effort to minimize the risk, the Company has entered into employment agreements with certain key employees, and has purchased a $5.0 million key-man life insurance policy on the life of A.E. Benton. There can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms and the failure to do so could have a material adverse effect on the Company.

RISKS RELATED TO THE OIL AND GAS INDUSTRY

Risk of Oil and Gas Operations
The Company's operations are subject to all of the risks normally incident to the operation and development of oil and gas properties and the drilling of oil and gas wells, including encountering unexpected formations or pressures, blowouts, cratering and fires, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in personal injuries, loss of life, environmental damage and other damage to the properties of the Company or others. In addition, because the Company acquires interests in under-developed oil and gas fields that have been operated by others for many years, the Company may be liable for any damage or pollution caused by any prior operations of such oil and gas fields. In accordance with customary industry practice, the Company is not fully insured against these risks, nor are all such risks insurable. Accordingly, there can be no assurance that such insurance as the Company does maintain will be adequate to cover any losses or exposure for liability.

Current Oil and Gas Industry Conditions
Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer product demand, weather conditions, domestic and foreign government regulations, the price and availability of alternative fuels and overall economic conditions. Lower oil prices also may reduce the amount of the Company's oil that is economic to produce. In addition, the marketability of the Company's production depends upon the availability and capacity of gathering systems and pipelines.

Government Regulation; Environmental Risks
The Company's business is regulated by certain federal, state, local and foreign laws and regulations relating to the development, production, marketing and transmission of oil and gas, as well as environmental and safety matters. There can be no assurance that laws and regulations enacted in the future will not adversely affect the Company's exploration for, or the production and marketing of, oil and gas.

Oil and gas operations are subject to extensive foreign, federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. Numerous governmental departments issue rules and regulations to implement and enforce such laws which are often difficult and costly to comply with and which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases its cost of doing business and consequently affects its profitability. These laws, rules and regulations affect the operations of the Company. Compliance with environmental requirements generally could have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company.

Competition
The oil and gas exploration and production business is highly competitive. A large number of companies and individuals engage in the drilling for oil and gas, and there is a high degree of competition for desirable oil and gas properties suitable for drilling and for materials and third-party services essential for their exploration and development. Many of the Company's competitors have greater financial and other resources than does the Company.

RISKS RELATED TO AN INVESTMENT IN THE NOTES

Substantial Leverage
After giving effect to this Placement, the Company will require substantial cash flow to meet its principal repayment and interest obligations on the Notes. After giving effect to the sale of the Old Notes as if it had occurred on September 30, 1997 the Company and its subsidiaries would have had total pro forma indebtedness of approximately $293.0 million at such date. The Company expects to use a substantial portion of the proceeds from the sale of the Old Notes for development activities at its oil and gas properties which the Company anticipates will increase oil and gas production and cash flow to enable the Company to repay or refinance the Notes when due. However, there can be no assurance that expenditure of the proceeds of the Placement hereunder will result in sufficient increased cash flow to repay or refinance the Notes when due. In addition, the Indenture will impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects limit or prohibit, among other things, the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, pay dividends and make certain investments, engage in transactions with affiliates, sell assets, incur or suffer to exist certain liens securing indebtedness unless the Notes are equally and ratably secured, and engage in mergers or consolidations. The Indenture will also limit the amount of indebtedness the Company's Restricted Subsidiaries may assume and the amount of indebtedness of the Company they may guarantee unless such Restricted Subsidiaries simultaneously guarantee the payment of the Notes. The leveraged position of the Company and the restrictive covenants contained in the Indenture could significantly limit the ability of the Company to respond to changing business or economic conditions or to respond to substantial declines in operating results. See "Description of the New Notes."

Liquidity Needs; Ability to Repay Notes
The Company may from time to time fund a portion of its working capital needs and capital expenditure requirements from external financing. In addition, the Company expects that in order to repay the principal amount of the Notes or to purchase the Notes upon the occurrence of a Change in Control, it may be required to seek additional financing or engage in asset sales or in similar transactions. There can be no assurance that sufficient funds for any of the foregoing purposes would be available to the Company at the time they were required. See "Description of the New Notes."

Holding Company Structure; Structural Subordination
The New Notes will be obligations exclusively of the Company. Because the Company's operations are conducted almost entirely through its subsidiaries, the cash flow and the consequent ability of the Company to service its debt, including the Notes, are dependent upon the earnings of the Company's subsidiaries and the distribution of those earnings to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make funds available therefore, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions and are contingent upon the earnings of those subsidiaries and subject to various business considerations. Currently, the Company only has one operating subsidiary, Benton-Vinccler, that may be expected to make funds available to the Company to pay any amounts due pursuant to the Notes. Claims of holders of the Notes will be effectively subordinated to the indebtedness and other liabilities and commitments of the Company's subsidiaries and joint ventures, and the interest of the Company in the joint ventures will be limited to the extent of its direct or indirect equity interest in such entities. Consequently, in the event of an insolvency, liquidation, reorganization, dissolution or other winding up of the Company's subsidiaries or joint ventures, the ability of the Company's creditors, including holders of the Notes, will be subject to the prior claims of those entities' creditors, including trade creditors, and any prior or equal claim of any joint venture partner. Any distributions in respect of the Company's equity interests in non-wholly owned subsidiaries or joint ventures may be expected to be made on a pro rata basis to all equity holders.

Lack of a Public Market for the New Notes
The New Notes will be a new issue of securities, and the Company does not intend to list them on any securities exchange. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities and other factors. The Initial Purchasers have informed the Company that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. See "Plan of Distribution."

                                USE OF PROCEEDS

The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes in exchange for the Old Notes as described in this Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

The net proceeds from the sale of the Old Notes was approximately $111.3 million. The Company intends to use such net proceeds for general corporate purposes, including the Company's ongoing exploration and development programs. Pending such use, the net proceeds will be invested in Cash Equivalents. See "Business -- South Monagas Unit, Venezuela -- Drilling and Development Activity," "-- Delta Centro Block, Venezuela -- Drilling and Development Activity," "-- North Gubkinskoye, Russia -- Drilling and Development Activity," "-- Santa Barbara County, California -- Drilling and Development Activity,"
"-- Qingshui Block, China -- Drilling and Development Activity" and "-- Sirhan Block, Jordan -- Drilling and Development Activity."

                                 CAPITALIZATION

The following table sets forth the short-term indebtedness and capitalization of the Company (i) as of September 30, 1997, and (ii) as adjusted to reflect the sale of the Old Notes and the use of proceeds as described herein.

                                                                              ------------------------
                                                                              AS OF SEPTEMBER 30, 1997
In thousands                                                                   ACTUAL        ADJUSTED
                                                                              --------      ----------
SHORT-TERM INDEBTEDNESS
  Current maturities of long-term indebtedness                                $     12       $     12
  Short-term indebtedness                                                        1,530          1,530
                                                                              --------       --------
     Total short-term indebtedness                                            $  1,542       $  1,542
                                                                              ========       ========
LONG-TERM INDEBTEDNESS(1)
  9.375% Senior Unsecured Notes offered hereby                                $     --       $115,000
  11.625% Senior Unsecured Notes due 2003                                      125,000        125,000
  Secured credit facility(2)                                                    50,000         50,000
  Other                                                                          1,501          1,501
                                                                              --------       --------
     Total long-term indebtedness                                              176,501        291,501
                                                                              --------       --------
STOCKHOLDERS' EQUITY
  Common Stock, $0.01 par value; authorized 40,000 shares;
     issued 29,170 shares                                                          292            292
  Additional paid-in capital                                                   143,256        143,256
  Retained earnings                                                             49,947         49,947
  Treasury stock, at cost, 50 shares                                              (699)          (699)
                                                                              --------       --------
     Total stockholders' equity                                                192,796        192,796
                                                                              --------       --------
     Total capitalization                                                     $369,297       $484,297
                                                                              ========       ========

---------------
(1) See "Description of Outstanding Indebtedness."

(2) The secured credit facility is cash collateralized, and such cash collateral is designated as Restricted Cash on the Company's Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the Company for each of the five years in the period ended December 31, 1996, are derived from the Company's audited consolidated financial statements. The following table also sets forth the selected consolidated financial data presented below for the nine month periods ended September 30, 1996 and 1997 which are derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited financial data include only normal recurring adjustments necessary for a fair presentation of such financial data in accordance with GAAP. The results of operations for the nine month period ended September 30, 1997 are not necessarily indicative of the results of operations for the full year. The consolidated financial data below should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere herein or incorporated herein by reference.

                                         --------------------------------------------------------------------------
                                                                                                 NINE MONTHS ENDED
Dollars in thousands, except per share                 YEARS ENDED DECEMBER 31                     SEPTEMBER 30
            and ratio data                 1992       1993       1994     1995(1)      1996       1996       1997
                                         --------   --------   --------   --------   --------   --------   --------
STATEMENT OF INCOME:
Total revenues                           $  8,622   $  7,503   $ 34,705   $ 65,068   $165,066   $115,729   $132,464
Lease operating costs and production
  taxes                                     4,414      5,110      9,531     10,703     24,518     15,273     29,878
Depletion, depreciation and
  amortization                              3,041      2,633     10,298     17,411     34,525     22,810     32,662
General and administrative expense          2,245      2,631      5,242      9,411     18,906     12,597     16,726
Interest expense                            1,831      1,958      3,888      7,497     16,128     10,776     16,721
Partnership exchange expenses                  --         --         --         --      2,140      2,140         --
Litigation settlement expenses                 --         --         --      1,673         --         --         --
                                         --------    -------   --------   --------   --------   --------   --------
Income (loss) before income taxes and
  minority interest                        (2,909)    (4,829)     5,746     18,373     68,849     52,133     36,477
Income tax expense                             --         --        698      2,478     20,508     15,843     14,908
                                         --------    -------   --------   --------   --------   --------   --------
Income (loss) before minority interest     (2,909)    (4,829)     5,048     15,895     48,341     36,290     21,569
Minority interest                              --         --      2,094      5,304      9,984      7,277      5,584
                                         --------    -------   --------   --------   --------   --------   --------
Income (loss) before extraordinary
  charge                                   (2,909)    (4,829)     2,954     10,591     38,357     29,013     15,985
Extraordinary charge for early
  retirement of debt, net of tax
  benefit                                      --         --         --         --     10,075     10,075         --
                                         --------    -------   --------   --------   --------   --------   --------
Net income (loss)                        $ (2,909)  $ (4,829)  $  2,954   $ 10,591   $ 28,282   $ 18,938   $ 15,985
                                         ========    =======   ========   ========   ========   ========   ========
Net income (loss) per common share
  (primary)                              $  (0.22)  $  (0.26)  $   0.12   $   0.40   $   0.96   $   0.65   $   0.52
                                         ========    =======   ========   ========   ========   ========   ========
Net income (loss) per common share
  (fully diluted)                        $  (0.22)  $  (0.26)  $   0.12   $   0.39   $   0.93   $   0.63   $   0.51
                                         ========    =======   ========   ========   ========   ========   ========

                                       ----------------------------------------------------------------------------
                                                                                                NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31                      SEPTEMBER 30
                                           1992       1993       1994    1995(1)        1996        1996       1997
                                       --------   --------   --------   --------   ---------   ---------   --------
OTHER DATA:
EBITDA (2)                             $  2,153   $    598   $ 15,603   $ 32,396   $  92,308   $  65,849   $ 69,436
Capital expenditures                     16,770     26,249     55,711     78,727     108,963      58,526     76,979
Net cash provided by (used in)
  operating activities                     (648)    (1,790)    13,462     32,349      84,852      60,414     81,923
Net cash used in investing activities   (10,944)   (18,619)   (55,078)   (53,644)   (164,772)   (147,240)   (80,924)
Net cash provided by financing
  activities                             21,588     43,044     19,500     13,282     106,172     103,293       (476)
EBITDA/Interest Ratio (2)(3)(6)            1.48       0.23       3.51       4.21        5.52        5.73       4.18
Ratio of earnings to fixed charges
  (4)                                        --         --       2.45       3.25        5.08        5.63       3.11

                                           ---------------------------------------------------------------------------
                                                              AT DECEMBER 31                        AT SEPTEMBER 30
                                             1992       1993       1994     1995(1)      1996            1997
                                           --------   --------   --------   --------   --------     ---------------
BALANCE SHEET DATA:
Working capital (deficit)                  $ 10,486   $ 26,635   $ 21,785   $ (2,888)  $ 98,417        $  77,984
Total assets                                 68,217    108,635    162,561    214,750    435,745          478,096
Long-term obligations, net of current
  portion                                    13,463     11,788     31,911     49,486    175,028          176,489
Stockholders' equity (5)                     50,468     84,021     88,259    103,681    174,889          192,796

---------------
(1) The financial information for Russia includes information for the twelve months ended December 31, 1994, the nine months ended September 30, 1995 and the twelve months ended September 30, 1996, the end of the fiscal period for GEOILBENT. See Note 15 to the Company's Consolidated Financial Statements.
(2) EBITDA has been calculated as defined in the Indenture and has been included solely to facilitate consideration of the covenants in the Indenture that are based, in part, on EBITDA. See "Description of the New Notes -- Certain Definitions." EBITDA is not intended to represent cash flow from operating activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.
(3) EBITDA/Interest Ratio has been calculated as defined in the Indenture. See "Description of the New Notes -- Certain Definitions."
(4) For purposes of determining the ratio of earnings to fixed charges, "earnings" represents income (loss) before income taxes plus fixed charges exclusive of capitalized interest, and "fixed charges" consists of interest, whether expensed or capitalized, amortization of debt expense and an estimated portion of rent expense representing interest costs. As a result of the losses incurred by the Company for the years ended December 31, 1992 and 1993, earnings were insufficient to cover fixed charges by $2.9 million and $4.8 million, respectively.
(5) No cash dividends were paid during the periods presented.
(6) After giving effect to the issuance of the Old Notes as if such issuance had occurred at the beginning of the period presented, and at an interest rate on the Old Notes of 9.375%, the EBITDA/Interest Ratio would have been 3.35 for the period ending December 31, 1996 and 2.81 for the period ending September 30, 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

Principles of Consolidation and Accounting Methods
The Company has included the results of operations of Benton-Vinccler in its consolidated statement of operations since January 1, 1994 and has reflected the 50% ownership interest of Vinccler during January and February 1994 and the 20% ownership interest of Vinccler subsequent thereto as a minority interest. Beginning in 1995, GEOILBENT has been included in the consolidated financial statements based on a fiscal period ending September 30. Results of operations in Russia reflect the twelve months ended December 31, 1994, the nine months ended September 30, 1995 and the twelve months ended September 30, 1996. Results of operations in the first nine months of 1996 and 1997 for Russia reflect the nine months ended June 30, 1996 and 1997, respectively. The Company's investment in GEOILBENT is proportionately consolidated based on the Company's ownership interest, and for oil and gas reserve information, the Company reports its 34% share of the reserves attributable to GEOILBENT.

The Company follows the full-cost method of accounting for its investments in oil and gas properties. The Company capitalizes all acquisition, exploration, and development costs incurred. The Company accounts for its oil and gas properties using cost centers on a country by country basis. Proceeds from sales of oil and gas properties are credited to the full-cost pools. Capitalized costs of oil and gas properties are amortized within the cost centers on an overall unit-of-production method using proved oil and gas reserves as audited by independent petroleum engineers. Costs amortized include all capitalized costs (less accumulated amortization), the estimated future expenditures (based on current costs) to be incurred in developing proved reserves, and estimated dismantlement, restoration and abandonment costs. See Note 1 to the Company's Consolidated Financial Statements.

The following discussion of the results of operations and financial condition as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, respectively, should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto. The following discussion of the results of operations and financial condition as of September 30, 1997 and for the periods ended September 30, 1996 and 1997, respectively, should be read in conjunction with the Company's Unaudited Consolidated Financial Statements and related Notes thereto.

RESULTS OF OPERATIONS

The Company's results of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, primarily reflect the substantial growth of Benton-Vinccler in Venezuela. During 1996, Benton-Vinccler accounted for more than 90% of the Company's production, oil and gas sales and net income, and reported increases of more than 80% in these areas over the corresponding period of 1995. Other major influences on the Company's results of operations during the year ended December 31, 1996 were the sale of its Gulf Coast operations, resulting in a gain of $7.2 million, and the restructuring of its long term debt, including the issuance of $125.0 million of senior unsecured notes and an extraordinary charge of $11.0 million ($10.1 million net of tax benefits) related to the early retirement of certain privately placed notes. In the first quarter of 1996, the Company completed a partnership exchange offer, resulting in a noncash charge of $2.1 million related to the issuance of certain warrants to purchase shares of common stock.

The following table presents selected expense items as a percentage of oil and gas sales:

                                                  ---------------------------------------------------
                                                                                       NINE MONTHS
                                                                                     ENDED SEPTEMBER
                                                    YEARS ENDED DECEMBER 31                 30
                                                  ---------------------------        ----------------
                                                   1994       1995       1996         1996       1997
                                                  -----      -----      -----        -----      -----
    Lease operating costs and production taxes     29.8%      17.2%      16.6%        14.9%      24.5%
    Depletion, depreciation and amortization       32.2       28.0       23.4         22.3       26.8
    General and administrative                     16.4       15.1       12.8         12.3       13.7
    Interest                                       12.2       12.1       10.9         10.5       13.7

Nine Months Ended September 30, 1997 and 1996
The Company had revenues of $132.5 million for the nine months ended September 30, 1997. Expenses incurred during the period consisted of lease operating costs and production taxes of $29.9 million, depletion, depreciation and amortization expense of $32.7 million, general and administrative expense of $16.7 million, interest expense of $16.7 million, income tax expense of $14.9 million and a minority interest of $5.6 million. Net income for the period was $16.0 million or $0.51 per share (fully diluted).

By comparison, the Company had revenues of $115.7 million for the nine months ended September 30, 1996. Expenses incurred during the period consisted of lease operating costs and production taxes of $15.3 million, depletion, depreciation and amortization expense of $22.8 million, general and administrative expense of $12.6 million, interest expense of $10.8 million, partnership exchange expense of $2.1 million, income tax expense of $15.8 million, minority interest of $7.3 million and an extraordinary charge for early retirement of debt, net of tax benefit, of $10.1 million. Income before extraordinary charge for the period was $29.0 million or $0.96 per share (fully diluted). Net income was $18.9 million or $0.63 per share (fully diluted).

Revenues increased $16.8 million, or 14.5%, during the nine months ended September 30, 1997 compared to the corresponding period of 1996 primarily due to increased oil sales in Venezuela partially offset by the sale of substantially all of the Company's domestic properties in April 1996. Sales quantities for the nine months ended September 30, 1997 from Venezuela and Russia were 11,302,893 Bbl and 667,312 Bbl, respectively, compared to 9,009,983 Bbl and 572,947 Bbl, respectively, for the nine months ended September 30, 1996. Prices for crude oil averaged $10.11 per Bbl (pursuant to terms of an operating service agreement) from Venezuela and $11.44 per Bbl from Russia for the nine months ended September 30, 1997 compared to $10.31 per Bbl from Venezuela and $12.11 per Bbl from Russia for the corresponding period of 1996. Domestic sales quantities for the nine months ended September 30, 1996 were 5,876 Bbl of crude oil and condensate and 1,443,834 Mcf of natural gas. Domestic prices for crude oil and natural gas averaged $20.18 per Bbl and $2.92 per Mcf during the nine months ended September 30, 1996. Revenues for the nine months ended September 30, 1996 were reduced by a loss of $1.8 million related to a commodity hedge agreement. Investment earnings increased $4.8 million, or 117.1%, during the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996 due to increased cash and marketable securities resulting primarily from the issuance of senior unsecured notes in May 1996 and sale of property interests in Louisiana. Revenues for the nine months ended September 30, 1997 were increased by a foreign exchange gain of $1.7 million compared to a gain of $2.0 million during the corresponding period of 1996.

Lease operating costs and production taxes increased $14.6 million, or 95.4%, during the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996 primarily due to continued growth of the Company's Venezuelan operations, as well as the continuing maturation of the Uracoa oil field resulting in higher water handling, gas handling, workover, transportation and chemical costs in Venezuela and penalties related to late payments of various taxes in Russia by GEOILBENT. Depletion, depreciation and amortization increased $9.9 million, or 43.4%, during the nine months ended September 30, 1997 compared to the corresponding period of 1996 primarily due to the increased oil production and increased capital costs in Venezuela. Depletion expense per barrel of oil equivalent produced from Venezuela and Russia during the nine months ended September 30, 1997 was $2.63 and $3.53, respectively, compared to $2.09 and $3.34, respectively, during the corresponding period of the previous year. General and administrative expenses increased $4.1 million, or 32.5%, during the nine months ended September 30, 1997 compared to the corresponding period of 1996 primarily due to increased corporate activity associated with the growth of the Company's business and increased Venezuelan municipal taxes of $1.3 million (which are a function of growing oil revenues). Interest expense increased $5.9 million, or 54.6%, during the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996 primarily due to the issuance of $125 million in 11.625% senior unsecured notes in May 1996. The Company incurred partnership exchange expenses of $2.1 million during the nine months ended September 30, 1996 as a result of the completion of an exchange offer resulting in the liquidation of three limited partnerships. Income tax expense decreased $0.9 million, or 5.7%, during the nine months ended September 30, 1997 compared to the corresponding period of 1996 due primarily to decreased taxable income in Venezuela. The net income attributable to the minority interest decreased $1.7 million, or 23.3%, for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996 as a result of decreased net income from Benton-Vinccler's operations in Venezuela. The Company recorded an extraordinary charge for early retirement of debt, net of tax benefit, of $10.1 million during the nine months ended September 30, 1996 as a result of prepayment premiums due upon the early repayment of senior unsecured notes.

Years ended December 31, 1996 and 1995

The Company had revenues of $165.1 million for the year ended December 31, 1996. Expenses incurred during the period consisted of lease operating costs and production taxes of $24.5 million, depletion, depreciation and amortization expense of $34.5 million, general and administrative expense of $18.9 million, interest expense of $16.1 million, partnership exchange expense of $2.1 million, income tax expense of $20.5 million, minority interest of $10.0 million and an extraordinary charge for early retirement of debt, net of tax benefit, of $10.1 million. Net income for the period was $28.3 million or $0.93 per share (fully diluted).

By comparison, the Company had revenues of $65.1 million for the year ended December 31, 1995. Expenses incurred during the period consisted of lease operating costs and production taxes of $10.7 million, depletion, depreciation and amortization expense of $17.4 million, general and administrative expense of $9.4 million, interest expense of $7.5 million, litigation settlement expenses of $1.7 million, income tax expense of $2.5 million and a minority interest of $5.3 million. Net income for the period was $10.6 million or $0.39 per share (fully diluted).

Revenues increased $100.0 million, or 154%, during the year ended December 31, 1996 compared to the corresponding period of 1995 primarily due to increased oil sales in Venezuela. Sales quantities for the year ended December 31, 1996 from Venezuela and Russia were 12,647,987 Bbls and 765,137 Bbls, respectively, compared to 5,456,473 Bbls and 490,960 Bbls, respectively, for the year ended December 31, 1995. Prices for crude oil per Bbl averaged $10.82 (pursuant to terms of an operating service agreement) from Venezuela and $11.83 from Russia for the year ended December 31, 1996 compared to $9.01 and $12.25, respectively, for the year ended December 31, 1995. Domestic sales quantities for the year ended December 31, 1996 were 6,589 Bbls of crude oil and condensate and 1,523,106 Mcf of natural gas compared to 68,975 Bbls of crude oil and 3,784,830 Mcf of natural gas for the year ended December 31, 1995. Domestic prices per Bbl for crude oil and per Mcf for natural gas averaged $19.70 and $3.04 during the year ended December 31, 1996 compared to $15.79 and $1.77 during the year ended December 31, 1995. Revenues for the year ended December 31, 1996 were reduced by a loss of $2.9 million related to a commodity hedge agreement compared to a loss of $0.7 million in 1995. Revenues for 1996 were increased by a foreign exchange gain of $2.8 million compared to a gain of $1.0 million in 1995.

Expenses increased during 1996 as Benton-Vinccler's operations continued to grow significantly, but decreased as a percentage of oil and gas sales. Lease operating costs and production taxes increased $13.8 million, or 129%, during the year ended December 31, 1996 compared to 1995, partially offset by the sale of the Company's remaining interest in the West Cote Blanche Bay, Rabbit Island and Belle Isle Fields. Depletion, depreciation and amortization increased $17.1 million, or 98%, during the year ended December 31, 1996 compared to the corresponding period in 1995. Depletion expense per BOE produced from Venezuela, United States and Russia during the year ended December 31, 1996 was $2.33, $6.55 and $3.59, respectively, compared to $2.09, $5.98 and $3.08, respectively, during the previous year. The increase in general and administrative expenses of $9.5 million, or 101%, during the year ended December 31, 1996 compared to 1995 was primarily due to the implementation of certain consulting and related arrangements among Benton-Vinccler, the Company and Vinccler, Venezuelan municipal taxes (which are a function of growing oil revenues) and the Company's increased corporate activity associated with the growth of the Company's business. Interest expense increased $8.6 million, or 115%, in 1996 compared to 1995 primarily due to the issuance of $125 million in senior unsecured notes in May 1996. The Company incurred partnership exchange expense of $2.1 million during the year ended December 31, 1996 as a result of the completion of an exchange offer resulting in the liquidation of three limited partnerships (see
Note 2 of Notes to the Consolidated Financial Statements). Income tax expense increased $18.0 million, or 720%, during the year ended December 31, 1996 compared to 1995 primarily due to increased taxable income in Venezuela. The net income attributable to the minority interest increased $4.7 million, or 89%, for 1996 compared to 1995 as a result of the increased profitability of Benton-Vinccler's operations in Venezuela.

Years Ended December 31, 1995 and 1994

The Company had revenues of $65.1 million for the year ended December 31, 1995. Expenses incurred during the period consisted of lease operating costs and production taxes of $10.7 million, depletion, depreciation and amortization expense of $17.4 million, general and administrative expense of $9.4 million, interest expense of $7.5 million, litigation settlement expenses of $1.7 million, income tax expense of $2.5 million and a minority interest of $5.3 million. Net income for the period was $10.6 million or $0.40 per share.

By comparison, the Company had revenues of $34.7 million for the year ended December 31, 1994. Expenses incurred during the period consisted of lease operating costs and production taxes of $9.5 million, depletion, depreciation and amortization expense of $10.3 million, general and administrative expense of $5.2 million, interest expense of $3.9 million, income tax expense of $0.7 million and a minority interest of $2.1 million. The net income for the period was $3.0 million or $0.12 per share.

Revenues increased $30.4 million, or 88%, during the year ended December 31, 1995 compared to the corresponding period of 1994 primarily due to increased oil sales in Venezuela. Sales quantities for the year ended December 31, 1995 from Venezuela and Russia were 5,456,473 and 490,960 Bbls, respectively, compared to 2,519,514 and 294,364 Bbls, respectively, for the year ended December 31, 1994. Prices per Bbl for crude oil averaged $9.01 (pursuant to terms of an operating service agreement) from Venezuela and $12.25 from Russia for the year ended December 31, 1995 compared to $8.52 and $11.93 from Venezuela and Russia, respectively, for the year ended December 31, 1994. Domestic sales quantities for the year ended December 31, 1995 were 68,975 Bbls of crude oil and condensate and 3,784,830 Mcf of natural gas compared to 225,954

Bbls of crude oil and condensate and 2,061,892 Mcf of natural gas for the year ended December 31, 1994. Domestic prices for crude oil and natural gas averaged $15.79 per Bbl and $1.77 per Mcf during the year ended December 31, 1995 compared to $14.46 per Bbl and $1.79 per Mcf during the year ended December 31, 1994. Revenues for the year ended December 31, 1995 were reduced by a loss of $0.7 million related to a commodity hedge agreement compared to a loss of $0.3 million in 1994. Revenues for the year ended December 31, 1995 were increased by a foreign exchange gain of $1.0 million compared to a gain of $1.4 million in 1994.

Lease operating costs and production taxes increased $1.2 million, or 13%, during the year ended December 31, 1995 compared to 1994 primarily due to the growth of the Company's Venezuelan operations, partially offset by the sale of certain of the Company's interests in the West Cote Blanche Bay Field. Depletion, depreciation and amortization increased $7.1 million, or 69%, during the year ended December 31, 1995 compared to the corresponding period in 1994 primarily due to the increased oil production in Venezuela. Depletion expense per BOE produced from Venezuela, United States and Russia during the year ended December 31, 1995 was $2.09, $5.98 and $3.08, respectively, compared to $1.98, $7.46 and $2.85, respectively, during the previous year. The increase in general and administrative expenses of $4.2 million, or 81%, during the year ended December 31, 1995 compared to 1994 was primarily due to the Company's increased corporate activity associated with the growth of the Company's business. The Company incurred litigation settlement expenses of $1.7 million during the year ended December 31, 1995 as a result of a settlement agreement reached with investors in partnerships which were sponsored by a third party. See Note 5 to the Company's Consolidated Financial Statements. Interest expense increased $3.6 million, or 93%, in 1995 compared to 1994 primarily due to increased borrowing to fund operations in Venezuela and Russia. Income tax expense increased $1.8 million, or 257%, during the year ended December 31, 1995 compared to 1994 primarily due to increased income taxes in Venezuela and Russia. The net income attributable to the minority interest increased $3.2 million, or 152%, for 1995 compared to 1994 as a result of the increased profitability of Benton-Vinccler's operations in Venezuela.

INTERNATIONAL OPERATIONS

As a private contractor, Benton-Vinccler is subject to a statutory income tax rate of 34%. However, Benton-Vinccler reported significantly lower effective tax rates for 1996 due to significant non-cash tax deductible expenses resulting from devaluations in Venezuela when Benton-Vinccler had net monetary liabilities in U.S. dollars. The Company cannot predict the timing or impact of future devaluations in Venezuela.

A 3-D seismic survey is being conducted over the southwestern portion of the Delta Centro Block in Venezuela with an expected total cost to the Company during 1997 of approximately $7.0-8.0 million. Following the initial interpretation of the seismic data, an exploration well is expected to be drilled during 1998 at a cost to the Company of approximately $4.0 million. Subsequent seismic and drilling programs will be based on the results of the 1997-1998 activity. The Company's operations related to Delta Centro will be subject to oil and gas industry taxation, which currently provides for royalties of 16.67% and income taxes of 66.67%.

GEOILBENT is subject to a statutory income tax rate of 35%. GEOILBENT has also been subject to various other tax burdens, including an oil export tariff which was terminated effective July 1, 1996. Excise, pipeline and other taxes continue to be levied on all oil producers and certain exporters. The Russian regulatory environment continues to be volatile and the Company is unable to predict the impact of taxes, duties and other burdens for the future.

In December 1996, the Company acquired Crestone Energy Corporation, a privately held company headquartered in Denver, Colorado. Crestone's principal asset is a petroleum contract with China National Offshore Oil Company for an area known as Wan'An Bei, WAB-21. The WAB-21 petroleum contract covers 6.2 million acres in the South China Sea, with an option for another one million acres under certain circumstances, and lies within an area which is the subject of a territorial dispute between the People's Republic of China and Vietnam. Vietnam has also executed an agreement on a portion of the same offshore acreage with Conoco, a unit of DuPont Corporation. The territorial dispute has existed for many years, and there has been limited exploration and no development activity in the area under dispute. It is uncertain when or how this dispute will be resolved, and under what terms the various countries and parties to the agreements may participate in the resolution, although certain proposed economic solutions currently under discussion would result in the Company's interest being reduced. The Company, through Crestone, has submitted plans and budgets to CNOOC for an initial seismic program to survey the area. However, exploration activities will be subject to resolution of such territorial dispute. The Company has recorded no reserves attributable to this petroleum contract.

In August 1997, the Company acquired the rights to a PSA with Jordan's Natural Resources Authority to explore, develop and produce the Sirhan block in southeastern Jordan. The Sirhan block consists of approximately 1.2 million acres (4,827 square kilometers) and is located in the Sirhan basin adjacent to the Saudi Arabia border. Under the terms of the PSA, the Company is obligated to make certain capital and operating expenditures in up to three phases over eight years. The Company is obligated to spend $5.1 million in the first exploration phase, which is expected to last approximately two years. If the Company ultimately elects to continue through phases two and three, it would be obligated to spend an additional $18.0 million over the succeeding six years.

In October 1997, the Company signed a farmout agreement with Shell Exploration (China) Limited ("Shell") whereby the Company will acquire a 50% participation interest in Shell's Liaohe area onshore exploration project in northeast China, subject to approval of such assignment by the Ministry of Foreign Trade and Economic Cooperation of China. Shell holds a petroleum contract with China National Petroleum Corporation ("CNPC") to explore and develop the deep rights in the Qingshui Block, a 563 square kilometer area (approximately 140,000 acres) in the delta of the Liaohe River. Shell will be the operator of the project. The Company is required to pay to Shell 50% of Shell's costs to date, estimated to be approximately $4.0 million ($2 million to the Company) and to pay 100% of the costs for the phase one exploration period, with a maximum required expenditure of $8.0 million. If the first phase of the exploration period results in a commercial discovery and if the Company elects to continue to phase two, then the Company will pay 100% of the costs of the second phase of the exploration period, with a maximum required expenditure of $8.0 million. The Company and Shell will be responsible for the costs of the third exploration phase and the costs of development activities associated with any of the three phases in proportion to their interests.

EFFECTS OF CHANGING PRICES, FOREIGN EXCHANGE RATES AND INFLATION

The Company's results of operations and cash flow are affected by changing oil and gas prices. However, the Company's Venezuelan revenues are based on a fee adjusted quarterly by the percentage change of a basket of crude oil prices instead of by absolute dollar changes, which dampens both any upward and downward effects of changing prices on the Company's Venezuelan revenues and cash flows. If the price of oil and gas increases, there could be an increase in the cost to the Company for drilling and related services because of increased demand, as well as an increase in revenues. Fluctuations in oil and gas prices may affect the Company's total planned development activities and capital expenditure program.

Effective May 1, 1994, the Company entered into a commodity hedge agreement with Morgan Guaranty Trust Company of New York ("Morgan Guaranty") designed to reduce a portion of the Company's risk from oil price fluctuations. Pursuant to the hedge agreement, with respect to the period from May 1, 1994 through the end of 1996, the Company received from Morgan Guaranty $16.82 per Bbl and the Company paid to Morgan Guaranty the average price per Bbl of West Texas Intermediate Light Sweet Crude Oil ("WTI") determined in the manner set forth in the hedge agreement. Such payments were made with respect to production of 1,000 Bbls of oil per day for 1994, 1,250 Bbls of oil per day for 1995, and 1,500 Bbls of oil per day for 1996. The Company's total exposure for the year ended December 31, 1994, 1995 and 1996 under the hedge agreement was $0.3 million, $0.7 million and $2.9 million, respectively. The Company's oil production is not materially affected by seasonality.

There are presently no restrictions in either Venezuela or Russia that restrict converting U.S. dollars into local currency. However, from June 1994 through April 1996, Venezuela implemented exchange controls which significantly limited the ability to convert local currency into U.S. dollars. Because payments made to Benton-Vinccler are made in U.S. dollars into its United States bank account, and Benton-Vinccler is not subject to regulations requiring the conversion or repatriation of those dollars back into Venezuela, the exchange controls did not have a material adverse effect on Benton-Vinccler or the Company. Currently, there are no exchange controls in Venezuela or Russia that restrict conversion of local currency into U.S. dollars.

Within the United States, inflation has had a minimal effect on the Company, but it is potentially an important factor in results of operations in Venezuela and Russia. With respect to Benton-Vinccler and GEOILBENT, substantially all of the sources of funds, including the proceeds from oil sales, the Company's contributions and credit financings, are denominated in U.S. dollars, while local transactions in Russia and Venezuela are conducted in local currency. If the rate of increase in the value of the dollar compared to the bolivar continues to be less than the rate of inflation in Venezuela, then inflation could be expected to have an adverse effect on Benton-Vinccler.

During the nine months ended September 30, 1997, the Company realized net foreign exchange gains of $1.7 million. During the year ended December 31, 1996, the Company realized net foreign exchange gains, primarily as a result of the decline in the value of the Venezuelan bolivar and the Russian rouble during periods when Benton-Vinccler and GEOILBENT had substantial net monetary liabilities denominated in bolivares and roubles. During the year ended December 31, 1996, the Company's net foreign exchange gains attributable to its Venezuelan and Russian operations were $1.8 million and $1.0 million, respectively. During the year ended December 31, 1995, the Company realized net foreign exchange gains, primarily as a result of the decline in the value of the Venezuelan bolivar and the Russian rouble during periods when Benton-Vinccler and GEOILBENT had substantial net monetary liabilities denominated in bolivares and roubles. During the year ended December 31, 1995, the Company's net foreign exchange gains attributable to its Venezuelan operations were $1.0 million and net foreign exchange losses attributable to its Russian operations were $0.1 million. However, there are many factors affecting foreign exchange rates and resulting exchange gains and losses, many of which are beyond the control of the Company. The Company has recognized significant exchange gains and losses in the past, resulting from fluctuations in the relationship of the Venezuelan and Russian currencies to the U.S. dollar. It is not possible to predict the extent to which the Company may be affected by future changes in exchange rates and exchange controls.

CAPITAL RESOURCES AND LIQUIDITY

The oil and gas industry is a highly capital intensive business. The Company requires capital principally to fund the following costs: (i) drilling and completion costs of wells and the cost of production and transportation facilities; (ii) geological, geophysical and seismic costs; and (iii) acquisition of interests in oil and gas properties. The amount of available capital will affect the scope of the Company's operations and the rate of its growth.

The net funds raised and/or used in each of the operating, investing and financing activities for the year ended December 31, 1996 and the nine months ended September 30, 1997 are summarized in the following table and discussed in further detail below (in thousands):

                                                                      ---------------------------------
                                                                                            NINE MONTHS
                                                                        YEAR ENDED                ENDED
                                                                       DECEMBER 31         SEPTEMBER 30
                                                                              1996                 1997
                                                                      ------------         ------------
Net cash provided by operating activities                              $   84,852              81,923
Net cash used in investing activities                                    (164,772)            (80,924)
Net cash provided by (used in) financing activities                       106,172                (476)
                                                                         --------            --------
Net increase in cash                                                   $   26,252                 523
                                                                         ========            ========

At September 30, 1997, the Company had current assets of $142.9 million (including $4.5 million of cash restricted as collateral for a loan to GEOILBENT), and current liabilities of $64.9 million (including a $1.5 million loan collateralized by restricted cash), resulting in working capital of $78.0 million and a current ratio of 2.2:1. This compares to the Company's working capital of $98.4 million at December 31, 1996. The decrease of $20.4 million was due primarily to expenditures related to the continuing development of the South Monagas Unit in Venezuela.

At December 31, 1996, the Company had current assets of $150.5 million (including $4.5 million of cash restricted as collateral for a loan to GEOILBENT), and current liabilities of $52.1 million (including a $1.0 million loan collateralized by restricted cash), resulting in working capital of $98.4 million and a current ratio of 2.9:1. This compares to the Company's working capital deficit of $2.9 million at December 31, 1995. The increase of $101.3 million was due primarily to the issuance of $125 million of senior unsecured notes, net of repayment of certain indebtedness.

Cash Flow from Operating Activities
During the nine months ended September 30, 1997 and 1996, net cash provided by operating activities was approximately $81.9 million and $60.4 million, respectively. Cash flow from operating activities increased by $21.5 million during the nine months ended September 30, 1997 over the corresponding period of the prior year due primarily to increased oil sales in Venezuela.

During 1996, 1995 and 1994, net cash provided by operating activities was approximately $84.9 million, $32.4 million and $13.5 million, respectively. Cash flow from operating activities increased by $52.5 million and $18.9 million in 1996 and 1995, respectively, over the prior years due primarily to increased oil and gas production in Venezuela.

Cash Flow from Investing Activities
During the nine months ended September 30, 1997 and 1996, the Company had drilling and production related capital expenditures of approximately $76.4 million and $62.2 million, respectively. Of the 1997 expenditures, $68.5 million was attributable to the development of the South Monagas Unit in Venezuela, $2.3 million related to the development of the North Gubkinskoye Field in Russia, $1.8 million related to a 3-D seismic survey in the Delta Centro Block in Venezuela, $0.9 million related to the development of the Sirhan Block in Jordan and $2.9 million was attributable to other projects.

During 1996, 1995 and 1994, the Company had drilling and production related capital expenditures of approximately $96.1 million, $68.3 million and $39.6 million, respectively. Of the 1996 expenditures, $84.5 million was attributable to the development of the South Monagas Unit in Venezuela, $6.0 million related to the development of the North Gubkinskoye Field in Russia, $1.9 million related to drilling activity in the West Cote Blanche Bay, Rabbit Island and Belle Isle Fields in Louisiana, and $3.7 million was attributable to other projects. The Company also sold certain oil and gas properties for net proceeds of approximately $34.6 million, $15.4 million and $5.8 million in 1996, 1995 and 1994, respectively.

The Company expects 1997 capital expenditures to be approximately $110.0 million, including $6.0 million in expenditures for Russia, net to the Company's interest (which will be funded solely from borrowings under the EBRD Credit Facility, cash flow from operations or other financings). The Company expects 1998 capital expenditures of approximately $160.0 million, including $20.0 million in expenditures for Russia, net to the Company's interest (which will be funded from borrowings under the EBRD Credit Facility, cash flow from operations or other financings). Funding for the currently anticipated 1998 capital expenditures is expected to come from working capital, cash flow from operations or sales of property interests.

The Company continues to evaluate and pursue domestic and international opportunities which fit within the Company's business strategy. The Company is currently evaluating certain development and/or acquisition opportunities, but it is not presently known whether, or on what terms, such evaluations will result in future agreements or acquisitions.

Cash Flow from Financing Activities
In May 1996, the Company issued $125.0 million in 11.625% senior unsecured notes due May 1, 2003. Interest on the notes is due May 1 and November 1 of each year. The indenture agreement provides for certain limitations on liens, additional indebtedness, certain investment and capital expenditures, dividends, mergers and sales of assets. At September 30, 1997, the Company was in compliance with all covenants of the indenture. A portion of the proceeds from the notes was used to repay certain long term indebtedness and certain short term obligations, and the remainder has been or will be used for capital expenditure and working capital purposes.

In November 1997, the Company issued $115.0 million of the Old Notes. The Company subsequently repurchased $10 million of the Old Notes at their par value. The proceeds from the offering will be used for general corporate purposes, including the Company's ongoing exploration and development programs. Pending such use, the net proceeds will be invested in Cash Equivalents (as defined in the Indenture).

The EBRD and IMB have agreed to lend a total of $65.0 million to GEOILBENT (owned 34% by the Company). Funding of the loans occurred upon satisfaction of certain conditions precedent, and are limited based on production and cash flow. The initial borrowing by GEOILBENT was $10.2 million. The proceeds from the loans will be used by GEOILBENT to develop the North Gubkinskoye and Prisklonovoye Fields in West Siberia, Russia.

                                    BUSINESS

INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS

The following documents filed with the Commission by the Company are hereby incorporated by reference in this Prospectus:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

        (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

        (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and

        (e) All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Expiration Date.

GENERAL

The Company is an independent energy company which has been engaged in the development and production of oil and gas properties since 1989. The Company has developed significant interests in Venezuela and Russia, and has recently acquired certain interests in China, Jordan and the United States. The Company's producing operations are conducted principally through its 80%-owned Venezuelan subsidiary, Benton-Vinccler, which operates in the South Monagas Unit in Venezuela, and its 34%-owned Russian joint venture, GEOILBENT, which operates in the North Gubkinskoye Field in West Siberia, Russia. The Company has also recently expanded into projects, which involve significant exploration components, in Venezuela through its participation in the Delta Centro exploration block and in Santa Barbara County, California through the acquisition of a participation interest in three state offshore oil and gas leases.

As of December 31, 1996, the Company had total assets of $435.7 million, total estimated proved reserves of 109,620 MBOE, and a standardized measure of discounted future net cash flow, before income taxes, for total proved reserves of $537.6 million. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company had total revenues of $165.1 million and $132.5 million, respectively, and EBITDA of $92.3 million and $69.4 million, respectively.

The Company has been successful in increasing reserves, production, revenues, EBITDA and earnings during the last three years. From year end 1993 through 1996, estimated proved reserves increased from 42,785 MBOE to 109,620 MBOE and net annual production increased from a total of 519 MBOE in 1993 to 13,413 MBOE in 1996. Through September 30, 1997, net production totaled 11,970 MBOE.

The Company was incorporated in Delaware in September 1988 and its principal executive offices are located at 1145 Eugenia Place, Suite 200, Carpinteria, California 93013, and its telephone number is (805) 566-5600.

BUSINESS STRATEGY

The Company's business strategy is to identify and exploit new oil and gas reserves in under-developed areas while seeking to minimize the associated risk of such activities. Specifically, the Company endeavors to minimize risk by employing the following strategies in its business activities: (i) seek new reserves in areas of low geologic risk; (ii) use proven advanced technology in both exploration and development to maximize recovery; (iii) establish a local presence through joint venture partners and the use of local personnel; (iv) commit capital in a phased manner to limit total commitments at any one time; and (v) reduce foreign exchange risks through receipt of revenues in U.S. currency.

- SEEK NEW RESERVES IN AREAS OF LOW GEOLOGIC RISK. The Company has had significant success in identifying under-developed reserves in the U.S. and internationally. In particular, the Company has notable experience and expertise in seeking and developing new reserves in countries where perceived potential political and operating difficulties have sometimes discouraged other energy companies from competing. As a result, the Company has established operations in Venezuela and Russia, which have significant reserves that have been acquired and developed at relatively low costs. The Company has recently acquired rights to establish operations in the United States, China and Jordan and is seeking similar opportunities in other regions and areas which it believes have high potential.

- USE OF PROVEN ADVANCED TECHNOLOGY IN BOTH EXPLORATION AND DEVELOPMENT. The Company's use of 3-D seismic technology, in which a three dimensional image of the earth's subsurface is created through the computer interpretation of seismic data, combined with its experience in designing the seismic surveys and interpreting and analyzing the resulting data, allow for a more detailed understanding of the subsurface than do conventional surveys. Such technology contributes significantly to field appraisal, development and production. The 3-D seismic information, in conjunction with subsurface geologic data from previously drilled wells, is used by the Company's experienced in-house technical team to identify previously undetected reserves. The 3-D seismic information can also be used to guide drilling on a real-time basis, and has been especially helpful in the horizontal drilling done in Venezuela in order to take advantage of oil-trapping faults.

- ESTABLISH A LOCAL PRESENCE THROUGH JOINT VENTURE PARTNERS AND THE USE OF LOCAL PERSONNEL. The Company has sought to establish a local presence where it does business to facilitate stronger relationships with local government and labor through joint venture arrangements with local partners. Moreover, the Company employs almost exclusively local personnel to run foreign operations both to take advantage of local knowledge and experience and to minimize cost. These efforts have created an expertise within Company management in forming effective foreign partnerships and operating abroad. The Company believes that it has gained access to new development opportunities as a result of its reputation as a dependable partner.

- COMMIT CAPITAL IN A PHASED MANNER TO LIMIT TOTAL COMMITMENTS AT ANY ONE
TIME. While the Company typically has agreed to a minimum capital expenditure or development commitment at the outset of new projects, expenditures to fulfill these commitments are phased over time. In addition, the Company seeks, where possible, to use internally generated funds for further capital expenditures and to invest in projects which provide the potential for an early return to the Company.

- REDUCE FOREIGN EXCHANGE RISKS. The Company seeks to reduce foreign currency exchange risks by providing for the receipt of revenues by the Company in U.S. dollars while most operating costs are incurred in local currency. Pursuant to the operating agreement between Benton-Vinccler and Lagoven, the operating fees earned by the Company are paid directly to the Company's bank account in the United States in U.S. dollars. GEOILBENT receives revenues from export sales in U.S. dollars paid to its account in Moscow. As the Company continues to expand internationally, it will seek to establish similar arrangements for new operations.

PRINCIPAL AREAS OF ACTIVITY

The following table summarizes the Company's proved reserves, drilling and production activity, and financial operating data by principal geographic area at and for each of the years ended December 31, and financial data and drilling and production activity for the nine months ended September 30, 1996 and 1997:

                     ------------------------------------------------------------------------------------------------------------
                                          VENEZUELA(1)                                               RUSSIA
                     -------------------------------------------------------    -------------------------------------------------
                                                          NINE MONTHS ENDED                                        NINE MONTHS
                                                                                                                      ENDED
                                                            SEPTEMBER 30,                                         SEPTEMBER 30,
    Dollars in                                           -------------------                                     ----------------
    thousands          1994        1995        1996       1996        1997       1994      1995(2)     1996       1996      1997
                     --------    --------    --------    -------    --------    -------    -------    -------    ------    ------

RESERVE
  INFORMATION:
  Proved Reserves
    (MBOE)             60,707      73,593      86,076        N/A         N/A     17,540    22,618      23,544       N/A       N/A
  Discounted
    Future Net
    Cash Flows
    Before Income
    Taxes            $268,830    $286,916    $446,854        N/A         N/A    $48,833    $85,361    $90,705       N/A       N/A
  Standardized
    Measure of
    Future Net
    Cash Flows       $172,703    $206,545    $323,550        N/A         N/A    $32,398    $55,434    $73,423       N/A       N/A
DRILLING AND
  PRODUCTION
  ACTIVITY:
  Gross Wells
    Drilled                11          19          33         27          24          9        25           5         5         3
  Average Daily
    Production
    (BOE)               6,902      14,949      34,557     32,883      41,403        806     1,345       2,091     2,091     2,444
FINANCIAL DATA:
  Oil and Gas
    Revenues         $ 21,472    $ 49,174    $136,840    $92,932    $114,236    $ 3,513    $6,016     $ 9,047    $6,937    $7,633
  Expenses:
    Lease
      Operating
      Costs and
      Production
      Taxes             3,808       6,483      17,670      9,309      24,230      2,832     2,764       6,263     5,739     5,509
    Depletion           4,998      11,393      29,523     18,871      29,674        838     1,512       2,747     1,916     2,355
                     --------    --------    --------    -------    --------    -------    -------    -------    ------    ------
      Total
        Expenses        8,806      17,876      47,193     28,180      53,904      3,670     4,276       9,010     7,655     7,864
                     --------    --------    --------    -------    --------    -------    -------    -------    ------    ------
    Results of
      Operations
      from Oil and
      Gas
      Producing
      Activities     $ 12,666    $ 31,298    $ 89,647    $64,752    $ 60,332    $  (157)   $1,740     $    37    $ (718)   $ (231)
                     ========    ========    ========    =======    ========    =======    =========  =======    ======    ======

------------------------

(1) Includes 100% of the reserve information, drilling and production activity and financial data, without deduction for minority interest. All Venezuelan reserves are attributable to an operating service agreement between Benton-Vinccler and Lagoven under which all mineral rights are owned by the Government of Venezuela. See "-- South Monagas Unit, Venezuela" and
    "-- Reserves."

(2) The financial information for Russia includes information for the twelve months ended December 31, 1994, the nine months ended September 30, 1995 and the twelve months ended September 30, 1996, the end of the fiscal period for GEOILBENT. See Note 15 to the Company's Consolidated Financial Statements.

SOUTH MONAGAS UNIT, VENEZUELA

General
In July 1992, the Company and Vinccler, a Venezuelan construction and engineering company, signed a 20-year operating service agreement with Lagoven, an affiliate of the national oil company, PdVSA, to reactivate and further develop the Uracoa, Tucupita and Bombal Fields, which are a part of the South Monagas Unit (the "Unit"). At that time, the Company was one of three foreign companies ultimately awarded an operating service agreement to reactivate existing fields by PdVSA, and was the first U.S. company since 1976 to be granted such an oil field development contract in Venezuela.

The oil and gas operations in the Unit are conducted by Benton-Vinccler, the Company's 80%-owned subsidiary. The remaining 20% of the outstanding capital stock of Benton-Vinccler is owned by Vinccler. The Company, through its majority ownership of stock in Benton-Vinccler, makes all operational and corporate decisions related to Benton-Vinccler, subject to certain super-majority provisions of Benton-Vinccler's charter documents related to mergers, consolidations, sales of substantially all of its corporate assets, change of business and similar major corporate events. Vinccler has an extensive operating history in Venezuela. It provided the Company with initial financial assistance and continues to provide ongoing assistance with construction services and governmental and labor relations.

Under the terms of the operating service agreement, Benton-Vinccler is a contractor for Lagoven and is responsible for overall operations of the South Monagas Unit, including all necessary investments to reactivate and develop the fields comprising the Unit. The Venezuelan government maintains full ownership of all hydrocarbons in the fields. In addition, Lagoven maintains full ownership of equipment and capital infrastructure following its installation. Benton-Vinccler invoices Lagoven each quarter based on Bbls of oil accepted by Lagoven during the quarter, using quarterly adjusted contract service fees per Bbl, and receives its payments from Lagoven in U.S. dollars deposited directly into a U.S. bank account. The operating service agreement provides for Benton-Vinccler to receive an operating fee for each Bbl of crude oil delivered and a capital recovery fee for certain of its capital expenditures, provided that such operating fee and capital recovery fee cannot exceed the maximum total fee per Bbl set forth in the agreement. The operating fee is subject to periodic adjustments to reflect changes in the special energy index of the U.S. Consumer Price Index, and the maximum total fee is subject to periodic adjustments to reflect changes in the average of certain world crude oil prices. Since commencement of operations, the adjusted maximum total fee has been cumulatively less than the adjusted operating fee, resulting in no capital recovery fee. The Company cannot predict the extent to which future maximum total fee adjustments will provide for capital recovery components in the fees it receives, and has recorded no asset for future capital recovery fees.

Location and Geology
The Unit is located in the southeastern part of the state of Monagas in eastern Venezuela. The Unit is approximately 51 miles long and eight miles wide and consists of 157,843 acres, of which the fields comprise approximately one-half. At December 31, 1996, proved reserves attributable to the Company's Venezuelan operations were 86,076 MBOE, which represented approximately 79% of the Company's proved reserves. Benton-Vinccler is currently developing the Oficina sands in the Uracoa Field, which contain 76% of the Unit's proved reserves. The associated natural gas which is produced is currently being reinjected into the field, as no ready market exists for the natural gas.

Drilling and Development Activity
Uracoa Field. Benton-Vinccler has been developing the Uracoa Field since 1992. During September 1997, a total of approximately 81 wells were producing an average of approximately 42.1 MBbls of oil per day in the Uracoa Field. The following table sets forth the Uracoa Field drilling activity and production information for each of the quarters presented:

                                               ------------------------------------------------------
                                                    WELLS DRILLED                   AVERAGE DAILY
                                               VERTICAL      HORIZONTAL      PRODUCTION FROM FIELD (Bbls)
                                               --------      ----------      ----------------------------
        1994:
          First Quarter                            5              0                      3,400
          Second Quarter                           0              0                      6,700
          Third Quarter                            3              0                      7,200
          Fourth Quarter                           0              3                     10,200
        1995:
          First Quarter                            1              1                     11,800
          Second Quarter                           1              2                     11,300
          Third Quarter                            3              2                     15,800
          Fourth Quarter                           1              8                     20,800
        1996:
          First Quarter                            1              8                     29,600
          Second Quarter                           5              4                     33,700
          Third Quarter                            2              7                     37,700
          Fourth Quarter                           1              4                     37,500
        1997:
          First Quarter                            2              6                     36,100
          Second Quarter                           4              4                     35,800
          Third Quarter                            1              6                     40,500

Benton-Vinccler contracts with third parties for drilling and completion of wells. Currently, Helmerich & Payne International Drilling Co. is performing drilling services for Benton-Vinccler. The Company's technical personnel identify drilling locations, specify the drilling program and equipment to be used and monitor the drilling activities. To date, 15 previously drilled wells have been reactivated, 94 new wells have been drilled in the Uracoa Field using modern drilling and completion techniques that had not previously been utilized on the field, with 85 wells, or 90%, completed and placed on production, and nine injection wells have been drilled. In the Company's recent experience, each vertical deviated well, drilled to an average depth of 5,600 feet, has been drilled in approximately 10 days and completed in approximately 6 days, and each horizontal well, drilled to an average depth of 6,500 feet, has been drilled in 20 days and completed in 3 days.

In December 1993, Benton-Vinccler commenced drilling the first horizontal well in the Uracoa Field. Since the completion of this well, the Company has successfully integrated modern technology and modern drilling and completion techniques to improve the ultimate recovery. The Company has conducted a 3-D seismic survey and interpreted the seismic data over the Uracoa Field. As a horizontal well is drilled, information regarding formations encountered by the drill bit is transmitted to the Company. Geologists, engineers and geophysicists at the Company can determine the location of the drill bit by comparing the information about the formations being drilled with the 3-D seismic data. The Company then directs the movement of the drill bit to more accurately direct the well to the expected reservoir. The Company intends to continue this method of horizontal drilling in the development of the field.

Once oil is produced in the Uracoa Field, it is transported to production facilities, which were designed in the United States and installed by Benton-Vinccler. These production facilities are of the type commonly used in heavy oil production in the United States, but not previously used extensively in Venezuela to process crude oil of similar gravity or quality. The current production facilities are capable of processing 60 MBbls of oil per day.

Tucupita and Bombal Fields. Before becoming inactive in 1987, the Tucupita Field had been substantially developed, producing 67.1 MMBbls of oil, 34.7 MMBbls of water and 17.6 Bcf of natural gas. Benton-Vinccler drilled a successful pilot well in 1996 to evaluate the remaining development potential of the Tucupita Field. This well has produced at an average rate of 3,850 Bbls of oil per day and 11,940 Bbls of water per day through September 1997.

The Company's approach to the future development of the Tucupita Field is to process large volumes of fluid to access the remaining oil. Working under the assumption that this field was abandoned prematurely, the Company will use new technology, including large diameter wellbores and high volume pumps, to produce the reservoir at progressively higher water to oil ratios.

Based on the performance of this pilot well, as well as the Company's analysis of high-quality 3-D seismic surveys and reservoir geometry that favors horizontal drilling applications, a significant redevelopment effort is now underway.

Beginning in early 1998, Benton-Vinccler will drill six producing wells and six water injection wells, and will expand production facilities, at an estimated aggregate cost of $60.0 million. Currently, oil is being trucked from the Tucupita Field to the Uracoa processing facilities. Benton-Vinccler is analyzing alternatives for barging the oil and for installing a pipeline from the Tucupita Field to the Uracoa Field.

The prospective pipeline would also be used for production from the Bombal Field when it is developed. To date, the Company has drilled one well in the Bombal Field and reactivated another, resulting in current combined production of 1,200 Bbls of oil per day. Benton-Vinccler currently plans to further develop the Bombal Field beginning in late 1998 by drilling up to 18 wells, reactivating one additional well and expanding production facilities at an anticipated cost of up to $40.0 to $50.0 million.

Customers and Market Information
Oil produced in Venezuela is delivered to Lagoven under the terms of an operating service agreement for an operating service fee. Benton-Vinccler has constructed a 25-mile oil pipeline from its oil processing facilities at Uracoa to Lagoven's storage facility, which is the custody transfer point. The service agreement specifies that the oil stream may contain no more than 1% base sediment and water, and quality measurements are conducted both at Benton-Vinccler's facilities and at Lagoven's storage facility. A continuous flow measuring unit is installed at Benton-Vinccler's facility, so that quantity is monitored constantly. Lagoven provides Benton-Vinccler with a daily acknowledgment regarding the amount of oil accepted the previous day, which is reconciled to Benton-Vinccler's measurement. At the end of each quarter, Benton-Vinccler prepares an invoice to Lagoven for that quarter's deliveries. Lagoven pays the invoice at the end of the second month after the end of the quarter. Invoice amounts and payments are denominated in U.S. dollars. Payments are wire transferred into Benton-Vinccler's account in New York.

Employees; Community Relations
Benton-Vinccler seeks to employ nationals rather than bring expatriates into the country. Presently, there are 12 full-time expatriates working with Benton-Vinccler and 135 local employees. Benton-Vinccler also conducts ongoing community relations programs, providing medical care, training, equipment and supplies, and support for local schools, in both states in which the South Monagas Unit falls.

DELTA CENTRO BLOCK, VENEZUELA

General
In January 1996, the Company and its bidding partners, LL&E and Norcen, were awarded the right to explore and develop the Delta Centro Block in Venezuela. The contract requires a minimum exploration work program consisting of completing a 550 square kilometer 3-D and a 289 kilometer 2-D seismic survey and drilling three wells to depths of 12,000 to 18,000 feet within five years. PdVSA estimates that this minimum exploration work program will cost $60.0 million, and required that the Company, LL&E and Norcen each post a performance surety bond or standby letter of credit for its pro rata share of the estimated work commitment expenditures. The Company has provided a standby letter of credit in the amount of $18.0 million. The Company has a 30% interest in the exploration venture, with LL&E and Norcen each owning a 35% interest. Under the terms of the operating agreement, which establishes the management company for the project, LL&E is the operator of the block and therefore the Company does not exercise control of the operations of the venture. It is currently proposed that CVP will have a 35% interest in the management company, which will dilute the voting power of the partners on a pro rata basis.

If areas within the block are deemed to be commercially viable, then the group has the right to enter into further agreements with CVP to develop those areas during the next 20-25 years. CVP would participate in the revenues and costs with an interest between 1 and 35%, at CVP's discretion. Any oil and gas produced by the Delta Centro consortium will be sold at market prices and will be subject to the oil and gas taxation regime in Venezuela and to the terms of a profit sharing agreement with PdVSA. Under the current oil and gas tax law, a royalty of up to 16.67% will be paid to the state. Under the contract bid terms, 41% of the pre-tax income will be shared with PdVSA for the period during which the first $1.0 billion of revenues is produced; thereafter, the profit sharing amount may increase to up to 50% according to a formula based on return on assets. Currently, the statutory income tax rate for oil and gas enterprises is 66.7%. Royalties and shared profits are currently deductible for tax purposes.

Location and Geology
The Delta Centro block consists of approximately 2,100 square kilometers (526,000 acres) located in the delta of the Orinoco River in the eastern part of Venezuela. Although no significant exploratory activity has been conducted on the block, PdVSA has estimated that the area may contain recoverable reserves of as much as 820 MMBbls, and may be capable of producing up to

160 MBbls of oil per day. The general area of Venezuela in which the Delta Centro Block is located is known to be a significant source of hydrocarbons, evidenced by the Orinoco tar sands to the south and the El Furrial light oil trend to the northwest. Based on its geological studies of the basins in this area, the Company's technical staff believes that hydrocarbons have essentially migrated over time from the deeper Maturin basin area of Venezuela southward toward the shallower Orinoco tar belt area. If so, then potential trapping structures and/or faults in the path of the migrating oil would serve as traps for the migrating oil and have the opportunity to be filled to their spill points. Delta Centro is directly in line with this migration path, making it an attractive exploration area. The area is mostly swampy in nature, with terrain ranging from forest in the north to savannah in the south. The marshlands in the block are similar to the transition zone areas in the Gulf of Mexico in which the Company has significant experience in seismic and drilling operations.

Drilling and Development Activity
The venture has acquired a 598 square kilometer 3-D seismic survey over the southwestern portion of the Delta Centro Block and the venture is currently acquiring an additional 371 kilometer 2-D seismic survey to evaluate the remaining exploration potential of the block, at an expected total cost to the Company of approximately $8.0 to 9.0 million, of which $2.9 million has been spent to date. Following the initial interpretation of the seismic data, the venture intends to drill an initial exploration well during the third quarter of 1998, at a cost to the Company of approximately $3.0 to 4.0 million.

Community and Country Relations
The Company conducts an ongoing community relations program in the area, providing medical care, equipment and supplies to the Waroa tribe which resides in this area.

OVERVIEW OF VENEZUELAN OIL AND GAS INDUSTRY

Oil and gas is a vital industry in Venezuela, currently representing 25% of the economy. Estimates by the Economist Intelligence Unit indicate that the oil sector grew 6.6% in 1996, 6.0% in 1995 and 4.6% in 1994. Oil, gas and petroleum product exports for 1996 reached $18.5 billion, accounting for almost 78% of total exports. In addition, such estimates indicate that PdVSA expects oil and gas product exports to total approximately $16.4 billion in 1997.

PdVSA is one of the largest oil companies in the world based on several factors, including reserves, production capacity and product sales. At the end of 1996, PdVSA's proved crude oil reserves were approximately 64.9 BBbls, more reserves than any other company or country in the Western hemisphere. PdVSA is seeking to double its current production capacity over the next ten years, with private investment as a key source of capital to achieve such growth.

In 1992, Venezuela initiated a field re-activation program, which was an important first step for the reentrance of private investment to the oil and gas sector. Service contracts for 15 under-developed units were awarded, nine of which currently produce a total of 186 MBbls per day. Benton-Vinccler currently provides approximately 22% of this total production. In the beginning of 1996, Venezuela opened the oil and gas sector for profit sharing contracts. Ten areas were offered for auction at the end of January, marking the first time that exploration and production rights had been officially offered to the private sector since the nationalization of the oil industry in 1976. The Delta Centro consortium was one of the successful bidders. In 1997, Venezuela offered the third round of exploration and development projects in 20 areas.

NORTH GUBKINSKOYE, RUSSIA

General
In December 1991, the joint venture agreement forming GEOILBENT among the Company (34% interest) and two Russian partners, Purneftegasgeologia and Purneftegas (each having a 33% interest), was registered with the Ministry of Finance of the USSR. In November 1993, the agreement was registered with the Russian Agency for International Cooperation and Development. Although GEOILBENT may only take action through the unanimous vote of the partners, the Company believes that it has developed a good relationship with its partners and has not experienced any disagreement with its partners on major operational matters. Mr. A.E. Benton, Chief Executive Officer of the Company, serves as Chairman of the Board of GEOILBENT.

Location and Geology
GEOILBENT develops, produces and markets crude oil from the North Gubkinskoye and the Prisklonovoye Fields in the West Siberia region of Russia, located approximately 2,000 miles northeast of Moscow. The field, which covers an area approximately 15 miles long and 4 miles wide, has been delineated with over 60 exploratory wells (which tested 26 separate reservoirs) and is surrounded by large proven fields. Before commencement of GEOILBENT's operations, the North Gubkinskoye Field was one of the largest oil and gas fields in the region not under commercial production. The field is a large anticlinal structure with multiple pay sands. The development to date has focused on the BP 8, 9, 10, 11 and 12 reservoirs. The natural gas which is produced is currently being flared in accordance with environmental regulations.

Drilling and Development Activity
GEOILBENT commenced initial operations in the field during the third quarter of 1992 with the construction of a 37-mile oil pipeline and installation of temporary production facilities. During September 1997, approximately 38 wells were producing an average of approximately 6.9 MBbls of oil per day. The following table sets forth drilling activity and production information for each of the quarters presented:

                                                      ----------------------------------------------
                                                                                AVERAGE DAILY
                                                                            PRODUCTION FROM FIELD
                                                      WELLS DRILLED                (BBLS)
                                                      -------------      ---------------------------
        1994:
          First Quarter                                      1                      1,000
          Second Quarter                                     1                      2,400
          Third Quarter                                      2                      2,200
          Fourth Quarter                                     5                      4,900
        1995:
          First Quarter                                      4                      4,300
          Second Quarter                                     1                      5,600
          Third Quarter                                      9                      7,800
          Fourth Quarter                                    11                      7,900
        1996:
          First Quarter                                      4                      8,400
          Second Quarter                                     1                      7,200
          Third Quarter                                     --                      7,100
          Fourth Quarter                                    --                      6,500
        1997:
          First Quarter                                      1                      6,300
          Second Quarter                                     2                      6,800
          Third Quarter                                      1                      6,800

GEOILBENT contracts with third parties for drilling and completion of wells. Supervised by a joint American and Russian management team, GEOILBENT identifies drilling locations, then uses Russian drilling rigs, upgraded by certain western technology and materials including shaker screens, monitoring equipment and drilling and completion fluids, to drill and complete a well. To date, 12 previously drilled wells have been reactivated and 39 wells have been drilled in the field, with 38 wells, or 97%, completed and placed on production. Three drilling rigs are currently working on pads in the field, and once all wells on the pad have been drilled, each such well will be tested for completion. Each well is drilled to an average depth of approximately 10,000 feet measured depth and 8,000 feet true vertical depth.

Once oil is produced from the North Gubkinskoye Field, it is transported to production facilities constructed and owned by GEOILBENT. Oil is then transferred to GEOILBENT's 37-mile pipeline which transports the oil from the North Gubkinskoye Field south to the main Russian oil pipeline network.

The current production facilities are operating at or near capacity and would need to be expanded to accommodate any increased production. GEOILBENT has obtained financing for the development of the North Gubkinskoye Field from the EBRD and IMB. GEOILBENT has a 1998 capital expenditure budget of approximately $61.0 million, of which $43.0 million would be used to drill approximately 60 wells in the North Gubkinskoye Field and $18.0 million for construction of production facilities. The initial tranche of $10.2 million has been advanced from the EBRD Credit Facility and additional borrowing will be based on achieving certain reserve and production milestones. Additional expenditures in excess of $10.2 million will be dependent upon increased availability to draw from the EBRD Credit Facility and cash flow from operations.

Customers and Market Information
GEOILBENT's 37-mile pipeline runs from the field to the main pipeline in the area where GEOILBENT transfers the oil to Transneft, the state oil pipeline monopoly. Transneft can transport the oil to the western border of Russia. All export oil sales are handled by trading companies such as Russoil or NAFTA Moscow. All export sales have been paid in U.S. dollars into GEOILBENT's account in Moscow.

Employees; Community and Country Relations
Having access to the oilfield labor base in West Siberia, GEOILBENT employs Russian nationals almost exclusively. Presently, there are five full-time expatriates working with GEOILBENT and over 250 local employees. The Company conducts an ongoing community relations program in Russia, providing medical care, training, equipment and supplies in towns in which GEOILBENT personnel reside and also for the nomadic indigenous population which resides in the area of oilfield operations.

Alternatives for Natural Gas Reserves
The Company and GEOILBENT estimate that substantial recoverable associated gas reserves exist in the North Gubkinskoye Field. In addition, there are substantial non-associated natural gas reserves in the field. Currently, there exists no ready market for these reserves, and therefore there are no plans to produce these gas reserves. Associated gas is flared in allowable amounts under permits with the Ministry of Fuel and Energy. If no market develops for the gas, then over time GEOILBENT plans to begin reinjecting gas back into the reservoirs. GEOILBENT has entered into discussions with Gazprom, the state natural gas monopoly, for development and production of the solution gas, which is estimated by the Company to be 550-600 Bcf. Implementation of such a development plan would include construction of processing facilities and of a natural gas pipeline from the field area to the main transmission pipeline.

Importance of Russian Oil and Gas Industry
Although estimates vary widely, it is believed that a substantial amount of oil and natural gas reserves are located in Russia. In 1995, energy and fuels (including primarily oil, oil products, natural gas, and hard coal) accounted for approximately 41% of total Russian exports, as reported by the Economist Intelligence Unit. These fuel and energy exports are important sources of hard currency. In the last several years, the Russian oil and gas industry has attracted a notable amount of foreign investment, including that of the Company.

WAB-21, SOUTH CHINA SEA

General
In December 1996, the Company acquired Crestone, a privately held company headquartered in Denver, Colorado. Crestone's principal asset is a petroleum contract with CNOOC for the WAB-21 area. The WAB-21 petroleum contract covers
6.2 million acres in the South China Sea, with an option for an additional 1.0 million acres under certain circumstances.

Location and Geology
The WAB-21 Contract Area (the "Contract Area") is located approximately 50 miles east of the Dai Hung (Big Bear) Oil Field. The Contract Area covers several similar structural trends each with potential for large hydrocarbon reserves in possible multiple pay zones.

The Contract Area is located northwest of Zengmu Basin (Offshore Sarawak), where two Chinese institutions have already conducted geophysical seismic surveys. Based on the multi-disciplinary data available from Zengmu Basin to the southeast, East Natuna Basin to the south and southwest, and WAN'AN (Con Son) Basin to the west and northwest there is substantial evidence of significant hydrocarbon potential in the Contract Area. Geophysical data indicates several geologic horizons of complete assemblages of source rocks, reservoir rocks and cap rocks.

Political Considerations and Risks
China's claim of ownership of the area results from China's discovery and China's use and historic administration of the area. This claim also includes third party and official foreign government recognition of China's sovereignty and jurisdiction over the Contract Area.

The nearby Nansha Islands were formally placed under Chinese administration during the Ming Dynasty (1368-1644 AD). In 1883, Germans were banned from geologically surveying the area by the Quing court, based on Chinese sovereignty over the region. Since the establishment of Chinese government jurisdiction over the area several hundred years ago, the Nansha Islands have long been recognized as being Chinese territory. Additionally, Russian and Vietnamese maps have historically shown this area as Chinese. Significantly, even Vietnam recognized China's sovereignty of the islands from 1956 until 1975. Vietnam's former Premier Van Dong acknowledged China's Nansha Island sovereignty in a diplomatic note in 1958.

In April 1994, a Chinese seismic survey ship contracted by the Company's predecessor was intercepted by Vietnamese boats in the Contract Area while attempting to conduct seismic acquisition operations. The Chinese ship returned to its port without commencing its seismic work program. China subsequently denounced Vietnam's action.

Since 1994 China has maintained publicly that it is willing to discuss the joint development of the Contract Area with the Vietnamese government. Thus far Vietnam has not responded favorably. Instead, Vietnam granted exploration and development rights to parts of the Contract Area to Conoco, a division of DuPont Corporation. Diplomatic efforts have been conducted to resolve the territorial dispute but have thus far been unsuccessful and any exploration activities will be subject to resolution of such dispute. The Company has recorded no reserves attributable to this petroleum contract.

Drilling and Development Activity
The Company has submitted, and received approval of, an initial seismic program covering a portion of the Contract Area which anticipates capital expenditures by the Company of approximately $8.0 million during the first year of activity. However, until such time as the territorial dispute has been resolved, the Company does not anticipate making significant capital expenditures for exploration or development of the Contract Area.

QINGSHUI BLOCK, CHINA

General
In October 1997, the Company signed a farmout agreement with Shell pursuant to which the Company will acquire a 50% participation interest in Shell's Liaohe area onshore exploration project in northeast China, subject to approval of such assignment from the Ministry of Foreign Trade and Economic Cooperation of China. Shell has entered into a petroleum contract with CNPC to explore and develop the deep rights in the Qingshui Block, a 563 square kilometer area (approximately 140,000 acres) in the delta of the Liaohe River. The deep rights are below 3,300 and 3,500 meters. The contract requires a three-phase exploration program. Shell will be the operator of the project.

Pursuant to the petroleum contract, the first exploration period commenced November 1, 1996. In September 1997, Shell notified CNPC of its intention to continue with the first exploration phase. Pursuant to the terms of the contract, this nine month study phase required a work commitment to evaluate the deep potential of the block, with an expected minimum expenditure of $3.0 million dollars. During the remainder of the first exploration phase and prior to November 1, 1999, Shell is required to drill and complete one exploratory well to a depth of 4,500 meters, with a minimum expenditure of $8.0 million dollars. The second exploration phase must be completed within two years of commencement of that phase. Phase two requires Shell to drill and complete one Exploratory Well to 4,500 meters with a minimum expenditure of $8.0 million dollars. At the commencement of phase two, 10% of the phase one contract area must be relinquished. The third exploration phase must be completed within two years of commencement of such phase. Shell is required to drill and complete one additional exploratory well to 4,500 meters with a minimum expenditure of $8.0 million dollars. At the commencement of the third exploration phase, 30% of the phase two contract area must be relinquished. At the conclusion of each of the exploration phases, Shell will elect whether or not to continue to the next exploration phase. Assuming that Shell and the Company have performed each of the three phases, the Company's maximum aggregate capital commitment will be $22.0 million. Following the exploration phase under the contract, the contract permits production from each oil field identified in the exploration phase for a period of 15 years. CNPC has the right to retain up to a 51% interest in the block and will pay none of the costs of the initial three Exploratory Wells. CNPC will thereafter pay its proportionate share of all development and operating costs in the block and will receive its proportionate share of all production from the block, including production from the initial three wells. Shell and the Company will therefore receive at least an aggregate 49% interest in the production from the block and will pay its proportionate share of all development and operating costs.

Pursuant to the farmout agreement between Shell and the Company, the Company will have 50% of Shell's working interest in the block. The Company is required to pay to Shell 50% of Shell's costs to date, estimated to be approximately $4.0 million, representing a cost to the Company of $2.0 million. In addition, the Company agrees to pay 100% of the costs for the phase one exploration period, with a maximum expenditure of $8.0 million dollars. If the first phase of the exploration period results in a commercial discovery, the Company agrees to pay 100% of the costs for the second phase of the exploration period, with a maximum expenditure of $8.0 million dollars. The Company and Shell will be responsible for costs of the third exploration phase in proportion to their interests.

Location and Geology
The petroleum contract covers the deep rights in the Qingshui Block, a 563 square kilometer area located onshore in northeast China, in the delta area of the Liaohe River, Liaoning Province. The acreage is situated in a structurally complex half-graben basin, associated with a deep-seated wrench zone. The graben-fill consists of a very clastic, lacustrine fill, containing oil prone source rocks, turbiditic to lacustrine deltaic reservoir sequences and lacustrine mudstone cap rocks. Shell's evaluation of the block is based on comprehensive data enhancement and analysis, including core evaluation, petrophysics and 2-D seismic reprocessing, 3-D seismic mapping and volume interpretation, charge modelling and dynamic reservoir simulations.

Drilling and Development Activity
The farmout agreement is subject to approval of such assignment from the Ministry of Foreign Trade and Economic Cooperation of China. Provided such approval is granted, the Company expects to drill up to two wells in the block through the end of 1998 with an anticipated capital expenditure to the Company of approximately $20.0 million.

SANTA BARBARA COUNTY, CALIFORNIA

General
In March 1997, the Company acquired a 40% participation interest from Molino Energy in three California State offshore oil and gas leases. The project area covers the Molino, the Gaviota and the Caliente fields, located approximately 35 miles west of Santa Barbara, California. Molino Energy holds a 100% working interest in each of the leases. The Company serves as operator of the project. In consideration of the 40% participation interest, the Company will pay 53% of the costs of the first well to be drilled on the block. In addition, the Company will pay costs associated with the first well in an amount equal to 70% of the costs incurred by Molino Energy prior to the agreement with the Company, currently estimated at $2.5 million, representing a cost to the Company of $1.75 million.

Location and Geology
The Company's operating interest covers three known fields, located on three adjacent state oil and gas leases off the central California coast. Each of these leases covers approximately 4,000 acres. The Molino, Gaviota and Caliente Fields have produced an aggregate of 363 Bcf of natural gas from subsea completion in the Vaqueras formation, and the deeper, Sacate/Matilija formation has produced 12 Bcf of natural gas from the Molino field. In addition, the Monterey formation has been penetrated from all of the gas wells, but has never been produced. The Monterey formation is known as a prolific oil producer in this area.

Drilling and Development Activity
During the remainder of 1997, the Company expects to drill the first well in the project on Lease No. 2199 on the Gaviota structure, from an onshore drillsite. The onshore drill site has immediate access to oil and gas pipelines. The well is planned to be 14,000 total feet, with true vertical depth of 10,200 feet and a maximum horizontal displacement of about 6,500 feet. The well will target the Eocene age Gaviota and Sacate/Matilija formations, which are known gas/condensate reservoirs in other nearby fields. The Company anticipates that the first well will cost approximately $4.0 million. During 1998, the Company intends to drill an additional one to two wells at an anticipated cost to the Company of $5.0 to $12.0 million.

SIRHAN BLOCK, JORDAN

General
In August 1997, the Company acquired the rights to a production sharing agreement with the Natural Resources Authority of Jordan ("NRA"), established by the Hashemite Kingdom of Jordan, to explore, develop, and produce the Sirhan block in southeastern Jordan.

Under the terms of the production sharing agreement, the Company is obligated to make certain capital and operating expenditures. The Company is obligated to spend: $5.1 million in the first exploration phase (2 years) to perform geological studies and expenses incurred in drilling Exploratory Wells; $8.0 million in the second exploration phase (3 years) for seismic acquisitions, geological studies, and expenses incurred in drilling Exploratory Wells; and $10.0 million in the third exploration phase (3 years) for seismic acquisitions, geological studies, and expenses incurred in drilling Exploratory Wells. If the Company expends more than the minimum expenditure in one phase, the excess expenditure will be credited against the Company's minimum expenditure obligation during the next phase. In addition, the Company will be entitled to recover all operating costs and expenses incurred.

Location and Geology
The Sirhan block in southeastern Jordan consists of approximately 1.2 million acres (4,827 square kilometers). This block is located in the Sirhan basin adjacent to the Jordan-Saudi Arabia border. One existing well on the block tested light oil at low rates and several additional wells encountered thick zones with indications of gas that have not been tested.

Drilling and Development Activity
During 1998, the Company expects to reenter, complete, and stimulate two existing wells using techniques not previously attempted in Jordan. The Company will begin hydraulic fracturing at the end of 1997, and through February 1998, will reprocess seismic acquisitions, and will begin drilling in mid 1998. The Company anticipates capital expenditures of approximately $6.0 to $10.0 million through 1998 for recompletion and reworking of existing wells and further development of the block.

EVALUATION OF ADDITIONAL OPPORTUNITIES

The Company continues to evaluate and pursue additional international opportunities which fit within the Company's business strategy. The Company is currently evaluating certain development and/or acquisition opportunities, but it is not presently known whether, or on what terms, such evaluations will result in future agreements or acquisitions.

RESERVES

The following table sets forth information regarding estimates of proved reserves at December 31, 1996 prepared by the Company and audited by Huddleston & Co., Inc., independent petroleum engineers:

                                                         -----------------------------------------------
                                                                 CRUDE OIL AND CONDENSATE (MBbl)
                                                         -----------------------------------------------
                                                         DEVELOPED          UNDEVELOPED           TOTAL
                                                         ---------          -----------          -------
Venezuela(1)                                                47,805               38,271           86,076
Russia(2)                                                    3,417               20,127           23,544
                                                            ------               ------           ------
Total                                                       51,222               58,398          109,620
                                                            ======               ======           ======

---------------

(1) Includes 100% of the reserve information, without deduction for minority interest. All Venezuelan reserves are attributable to an operating service agreement between Benton-Vinccler and Lagoven, under which all mineral rights are owned by the Government of Venezuela. See "-- South Monagas Unit, Venezuela."

(2) Although the Company estimates that there are substantial natural gas reserves in the North Gubkinskoye Field, no natural gas reserves have been recorded because of a lack of a ready market.

Estimates of commercially recoverable oil and gas reserves and of the future net cash flows derived therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, comparison with other producing properties, the assumed effects of regulation by governmental agencies and assumptions concerning future operating costs, severance and excise taxes, export tariffs, abandonment costs, development costs and workover and remedial costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and various classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of the commercially recoverable reserves of oil attributable to any particular property or group of properties, the classification, cost and risk of recovering such reserves and estimates of the future net cash flows expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. The difficulty of making precise estimates is accentuated by the fact that 56% of the Company's total proved reserves were non-producing as of December 31, 1996. Therefore, the Company's actual production, revenues, severance and excise taxes, export tariffs, development expenditures, workover and remedial expenditures, abandonment expenditures and operating expenditures with respect to its reserves will likely vary from estimates, and such variances may be material.

In addition, actual future net cash flows will be affected by factors such as actual production, supply and demand for oil, availability and capacity of gathering systems and pipelines, changes in governmental regulations or taxation and the impact of inflation on costs. The timing of actual future net revenue from proved reserves, and thus their actual present value, can be affected by the timing of the incurrence of expenditures in connection with development of oil and gas properties. The 10% discount factor, which is required by the Commission to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry. Discounted present value, no matter what discount rate is used, is materially affected by assumptions as to the amount and timing of future production, which may and often do prove to be inaccurate. For the period ending December 31, 1996, the Company reported $537.6 million of discounted future net cash flows before income taxes from proved reserves based on the Commission's required calculations.

PRODUCTION, PRICES AND LIFTING COST SUMMARY

The following table sets forth by country net production, average sales prices and average lifting costs of the Company for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997:

                                         --------------------------------------------------------------------
                                                                                        NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31                  SEPTEMBER 30
                                            1994          1995          1996           1996          1997
                                         ----------    ----------    -----------    ----------    -----------
VENEZUELA
  Net Crude Oil Production (Bbl)          2,519,514     5,456,473     12,647,987     9,009,983     11,302,893
  Average Crude Oil Sales Price ($ per
     Bbl)                                     $8.52         $9.01         $10.82        $10.31         $10.11
  Average Lifting Costs ($ per Bbl)            1.51          1.19           1.40          1.03           2.14
RUSSIA (1)
  Net Crude Oil Production (Bbl)            294,364       490,960        765,137       572,947        667,312
  Average Crude Oil Sales Price ($ per
     Bbl)                                    $11.93        $12.25         $11.82        $12.11         $11.44
  Average Lifting Costs ($ per Bbl)            9.62          5.63           8.19         10.02           8.26

---------------

(1) The financial information related to Russia includes information for the twelve months ended December 31, 1994, the nine months ended September 30, 1995 and the twelve months ended September 30, 1996, the end of the fiscal period for GEOILBENT. See Note 15 to the Company's Consolidated Financial Statements.

REGULATION

General
The Company's operations are affected by political developments and laws and regulations in the areas in which it operates. In particular, oil and gas production operations and economics are affected by price controls, tax and other laws relating to the petroleum industry, by changes in such laws and by changing administrative regulations and the interpretations and application of such rules and regulations. In addition, various federal, state, local and international laws and regulations covering the discharge of materials into the environment, the disposal of oil and gas wastes, or otherwise relating to the protection of the environment, may affect the Company's operations and costs. Oil and gas industry legislation and agency regulation is periodically changed for a variety of political, economic, environmental and other reasons. Numerous governmental departments and agencies issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases the Company's cost of doing business.

Venezuela
Venezuela requires environmental and other permits for certain operations conducted in oil field development, such as site construction, drilling, and seismic activities. As a contractor to Lagoven, Benton-Vinccler submits capital and operating budgets to Lagoven for approval. Capital expenditures to comply with Venezuelan environmental regulations relating to the reinjection of gas in the field and water disposal are expected to be $12.7 million in 1997 and $8.0 million in 1998, respectively. Benton-Vinccler also submits requests for permits for drilling, seismic and operating activities to Lagoven, which then obtains such permits from the Ministry of Energy and Mines and Ministry of Environment, as required. Benton-Vinccler is also subject to income, municipal and value added taxes, and must file certain monthly and annual compliance reports to SENIAT (the national tax administration) and to various municipalities.

Russia
GEOILBENT submits annual production and development plans, which include information necessary for permits and approvals for its planned drilling, seismic and operating activities, to local and regional governments and to the Ministry of Fuel and Energy, Committee of Geology and Ministry of Economy. GEOILBENT also submits annual production targets and quarterly export nominations for oil pipeline transportation capacity to the Ministry of Fuel and Energy. GEOILBENT is subject to customs, value added, and municipal and income taxes. Various municipalities and regional tax inspectorates are involved in the assessment and collection of these taxes. GEOILBENT must file operating and financial compliance reports with several bodies, including the Ministries of Fuel and Energy, Committee of Geology, Committee for Technical Mining Monitoring, the Ministry of Ecology, and the State Customs Committee.

DRILLING, ACQUISITION AND FINDING COSTS

During the years ended December 31, 1994, 1995 and 1996, the Company spent approximately $53 million, $74 million, and $108 million, respectively, for acquisitions of leases and producing properties, development and exploratory drilling, production facilities and additional development activities such as workovers and recompletions.

The Company has drilled or participated in the drilling of wells as follows:

                                               ---------------------------------------------------------------
                                                                   YEARS ENDED DECEMBER 31
                                                     1994                   1995                   1996
                                               -----------------      -----------------      -----------------
                                               GROSS       NET        GROSS       NET        GROSS       NET
                                               -----      ------      -----      ------      -----      ------
WELLS DRILLED:
  Exploratory:
     Crude oil                                   --           --         3        1.020        --           --
     Natural gas                                  2         .875         3         .970         1         .375
     Dry holes                                    2         .869         1         .325        --           --
  Development:(1)(2)(3)
     Crude oil                                   20       11.860        41       22.680        36       26.500
     Natural gas                                  1         .435         1         .220        --           --
     Dry holes                                   --           --         1         .800        --           --
                                                ---       ------       ---       ------       ---       ------
TOTAL                                            25       14.039        50       26.065        37       26.875
                                                ===       ======       ===       ======       ===       ======
AVERAGE DEPTH OF WELLS (FEET)                              7,266                  7,847                  8,008
PRODUCING WELLS (4):
  Crude oil                                     112       46.796        98       44.701       113       74.300
  Natural gas                                     4         .822         8        2.024         0            0

---------------

(1) In addition to the activities set forth in the table, at the West Cote Blanche Bay Field during the year ended December 31, 1994, the Company participated in the successful recompletion of 13 gross (4.247 net) oil wells and one gross (.327 net) gas well. In March 1995, the Company sold certain of its interests in the field, a result of which was to substantially eliminate the Company's future participation in recompletion and redrilling activities and in March 1996, the Company sold the remainder of its interests in the field.

(2) In addition to the activities set forth in the table, the Company participated in the successful recompletion of five gross (4.0 net) oil wells in Venezuela during the year ended December 31, 1994.

(3) In addition to the activities set forth in the table, the Company participated in the successful reactivation of one gross (.34 net) oil well in Russia during the year ended December 31, 1995. The Company participated in the successful reactivation of six gross (2.04 net) oil wells in Russia during the year ended December 31, 1994.

(4) The information related to producing wells reflects wells the Company drilled, wells the Company participated in drilling and producing wells the Company acquired.

At November 30, 1997, the Company was participating in the drilling of one well in Venezuela and five wells in Russia.

All of the Company's drilling activities are conducted on a contract basis with independent drilling contractors. The Company does not own any drilling equipment.

From commencement of operations through December 31, 1996, the Company added, net of production and property sales, approximately 109.6 MBOE of proved reserves through purchases of reserves-in-place, discoveries of oil and natural gas reserves, extensions of existing producing fields and revisions of previously estimated reserves, for which the finding costs were $1.96 per BOE. The Company's estimate of future development costs for its undeveloped proved reserves at December 31, 1996 was $1.90 BOE. The estimated future development costs are based upon the Company's anticipated cost of developing its non-producing proved reserves, which costs are calculated using historical costs for similar activities.

ACREAGE

The following table summarizes the developed and undeveloped acreage owned, leased or under concession as of December 31, 1996.

                                                       --------------------------------------------------
                                                           DEVELOPED                   UNDEVELOPED
                                                       GROSS        NET            GROSS           NET
                                                       ------      ------        ---------      ---------
Venezuela                                               9,950       7,960          673,893        276,114
Russia                                                 16,080       5,467          149,680         50,891
China                                                      --          --        6,200,000      3,100,000
United States                                           5,002       1,689           10,000          6,862
                                                       ------      ------        ---------      ---------
Total                                                  31,032      15,116        7,033,573      3,433,867
                                                       ======      ======        =========      =========

COMPETITION

The Company encounters strong competition from major oil and gas companies and independent operators in acquiring properties and leases for exploration for crude oil and natural gas. The principal competitive factors in the acquisition of such oil and gas properties include the staff and data necessary to identify, investigate and purchase such leases, and the financial resources necessary to acquire and develop such leases. Many of the Company's competitors have financial resources, staffs and facilities substantially greater than those of the Company.

EMPLOYEES AND CONSULTANTS

At September 30, 1997, the Company had 59 employees augmented from time to time with independent consultants, as required. Benton-Vinccler had 150 employees and GEOILBENT had 250 employees.

TITLE TO DEVELOPED AND UNDEVELOPED ACREAGE

All Venezuelan reserves are attributable to an operating service agreement between Benton-Vinccler and Lagoven, under which all mineral rights are owned by the Government of Venezuela. With regard to Russian acreage, GEOILBENT has obtained certain documentation from appropriate regulatory bodies in Russia which the Company believes is adequate to establish GEOILBENT's right to develop, produce and market oil and gas from the North Gubkinskoye Field in Russia.

The WAB-21 petroleum contract covers 6.2 million acres in the South China Sea, with an option for another one million acres under certain circumstances, and lies within an area which is the subject of a territorial dispute between the People's Republic of China and Vietnam. Vietnam has executed an agreement on a portion of the same offshore acreage with Conoco, a unit of DuPont Corporation. The territorial dispute has existed for many years, and there has been limited exploration and no development activity in the area under dispute. It is uncertain when or how this dispute will be resolved, and under what terms the various countries and parties to the agreements may participate in the resolution, although certain proposed economic solutions currently under discussion would result in the Company's interest being reduced.

At the time of acquisition of undeveloped acreage in the United States, the Company conducts a limited title investigation. A title opinion from a qualified law firm is obtained prior to drilling any given U.S. prospect. Title to presently producing properties is investigated by a qualified law firm prior to purchase. The Company believes its method of investigating the title to these domestic properties is consistent with general practices in the oil and gas industry and is designed to enable the Company to acquire title which is generally considered to be acceptable in the oil and gas industry.

LEGAL PROCEEDINGS

On June 13, 1994, Charles Agnew and other limited partners in several limited partnerships formed by the Company brought an action in the Superior Court of California, County of Ventura, against the Company for alleged actions and omissions of the Company in operating the partnerships and alleged misrepresentations made by the Company in selling the limited partnership interests. The claimants seek an unspecified amount of actual and punitive damages. On May 17, 1995, the Company agreed to a binding arbitration proceeding with respect to such claims, which is currently in the discovery stage. The Company will be forced to spend time and financial resources to defend or resolve these matters. In January 1996, the Company acquired all of the interests in three of the limited partnerships which are the subject of the arbitration, in exchange for shares of, and warrants to purchase shares of, the Company's common stock. In the arbitration proceeding, if any liability is found to exist, the arbitrator will determine the amount of any damages, and may consider all distributions made to the partners, including the consideration received in the exchange offer, in determining the extent of damages, if any. However, there can be no assurance that an arbitrator will consider such factors in his or her determination of damages if the allegations are found to be true and damages are awarded. In the normal course of its business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the results of operations or financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Information with respect to the directors and executive officers of the Company is set forth below:

        NAME             AGE                   POSITION
---------------------    ---     -------------------------------------
A.E. Benton              54      Chairman of the Board, Chief
                                 Executive Officer and Director
Michael B. Wray          61      President, Treasurer and Director
James M. Whipkey         39      Senior Vice President, Chief
                                 Financial Officer
Joseph C. White          67      Vice President -- Operations
E. Sven Hagen            41      Senior Vice President -- Exploration
                                 and Development
Chris C. Hickok          39      Vice President -- Controller and
                                 Chief Accounting Officer
Bruce M. McIntyre        70      Director
Richard W. Fetzner       68      Director
Garrett A. Garrettson    54      Director

A.E. BENTON

A.E. Benton, founder of the Company, was first elected Chief Executive Officer and Chairman of the Board of the Company in September 1988. He has served as director of the Company since September 1988. From 1986 to October 1988, Mr. Benton was employed as president and director of Benton Petroleum Company. From 1981 to 1986, Mr. Benton was employed by May Petroleum, Inc., becoming its senior vice president of exploration. From 1979 to 1981, Mr. Benton was employed by TransOcean Oil Company and, upon TransOcean's acquisition by Mobil Oil Corporation, he was employed by another subsidiary of Mobil Oil Corporation as manager of geophysics. He was employed from 1968 to 1979 by Amoco Oil Company in various positions, including director of applied geophysical research. Mr. Benton has a B.S. degree in geophysics from California State University. Mr. Benton serves as a director of First Seismic Corporation.

MICHAEL B. WRAY

Michael B. Wray was first elected President and Chief Financial Officer of the Company in January, 1996. He has served as director of the Company since November 1988. From January 1994 to December 1995, Mr. Wray served as a consultant to the Company. From January 1992 until July 1993, Mr. Wray served as vice president -- finance and administration of Del Mar Operating, Inc. From 1985 through 1991, Mr. Wray was an independent financial consultant to oil and gas exploration and production companies. From 1979 to 1985, Mr. Wray served as a senior financial officer of Guardian Oil Company, Huffco Petroleum Corporation and May Petroleum, Inc. Prior to that time, Mr. Wray worked for over 15 years in New York as an investment banker, security analyst and officer in various investment firms including Donaldson, Lufkin & Jenrette, Inc., Drexel & Co. and L.F. Rothschild & Co. Mr. Wray began his career as an attorney with Morgan, Lewis & Bockius in Philadelphia. Mr. Wray holds a B.A. degree from Amherst College and a law degree from Columbia Law School.

JAMES M. WHIPKEY

James M. Whipkey was first elected Senior Vice President and Chief Financial Officer of the Company in August 1997. From 1995 to 1997, Mr. Whipkey was employed by Lehman Brothers Inc. as Senior Equity Analyst in the Oil and Gas Sector. From 1993 to 1995, he was employed by Kidder, Peabody & Co. as an investment banker. Mr. Whipkey was an energy derivatives specialist at Phibro Energy, Inc. from 1989 to 1992, and a futures broker and commercial lender at First Chicago from 1985 to 1989. He was employed from 1980 to 1985 by Amoco Production Company as a petroleum engineer. Mr. Whipkey has a B.S. degree in petroleum and natural gas engineering from the Pennsylvania State University and an M.B.A. from the University of Chicago.

JOSEPH C. WHITE

Joseph C. White was elected Vice President -- Operations of the Company in February 1993. Previously, Mr. White was president of J.C. White and Associates, Inc., an independent consulting firm that prepared the Company's independent reserve reports from 1988 through 1992. Mr. White was employed by Texaco for 30 years in a variety of engineering and management positions. In 1968, he was appointed assistant to the vice president for Latin America and Trinidad in Texaco's New York City executive office and in 1971 was appointed assistant to the senior vice president for Texaco's worldwide producing operations. In 1972, he was appointed assistant division manager to Texaco's Denver Division in Colorado. In this position, he was responsible for all engineering and operational matters for Texaco's operations in the Rocky Mountain area.

E. SVEN HAGEN

E. Sven Hagen was first appointed Gulf Coast Geologist in March 1990 and was elected Vice President -- Exploration and Development in July 1995 and Senior Vice President -- Exploration and Development in October 1997. From March 1987 to February 1990, Mr. Hagen was employed by Shell Oil Company as an exploration geologist responsible for the technical evaluation of the oil and gas potential of West Africa salt basins including Angola, Congo, Gabon and Namibia. From December 1985 to February 1987, Mr. Hagen was employed by Standard Oil Production Company as an Exploration Geologist. Mr. Hagen holds a B.A. degree in geology from the University of California at Santa Barbara and a Ph.D. in geology from the University of Wyoming.

CHRIS C. HICKOK

Chris C. Hickok was first appointed Controller in November 1991 and was elected Vice President -- Controller and Chief Accounting Officer in January 1995. From March 1979 to September 1991, Mr. Hickok was employed by Mission Resources, Inc. and held various positions in the accounting and finance department including financial analyst, assistant controller and controller. Mr. Hickok holds a B.S. degree in business administration from California State University at Hayward and is a Certified Management Accountant.

BRUCE M. MCINTYRE

Bruce M. McIntyre has served as director of the Company since November 1988. Mr. McIntyre is a private investor and a consultant in the oil and gas industry, in which he has been involved since 1952. He also serves in a management capacity with several small, private companies in the energy field. He currently serves as a director of MSC Corp., a private company which manages oil wells in Illinois. From 1981 to 1984, Mr. McIntyre served as president of Rocky Mountain Exploration Company, ultimately negotiating its merger into Carmel Energy, Inc., on whose board of directors he served until March 1986. Prior to that time, Mr. McIntyre held various management positions with C&K Petroleum, Inc. (now ENSTAR Petroleum, Inc.), Jenney Oil Company and Sinclair Oil & Gas Company. Mr. McIntyre is a graduate of Harvard College and the Harvard University Graduate School of Business Administration.

RICHARD W. FETZNER

Richard W. Fetzner has served as director of the Company since May 1990. Since 1989, Dr. Fetzner has been an associate professor of business administration at California Lutheran University in Thousand Oaks, California. From 1984 to 1989, Dr. Fetzner served in various academic capacities at the University of Singapore and California Lutheran University and was a consultant to the World Bank. From 1979 to 1984, Dr. Fetzner served as group vice president of Sun Company, Inc. and president of Sun Exploration and Production Company in Dallas, Texas. From 1958 to 1979, he served in various management and professional positions with Sun Oil Company and its subsidiaries including president of Sun International, Inc. and Sun Marine Transport, Inc. Dr. Fetzner holds a B.A. from Augustana College, an M.S. in geology from the University of Wisconsin, a Ph.D. in geology and economics from the University of Wisconsin and an M.B.A. from Drexel University. Dr. Fetzner is the father-in-law of Clarence Cottman, III, an officer of the Company.

GARRETT A. GARRETTSON

Garrett A. Garrettson has served as director of the Company since January 1996. In 1996, Mr. Garrettson was elected chief executive officer and president of Spectrum Corporation, a publicly held company which is a leading independent supplier of high-power amplifiers to the wireless communications industry. In 1995, Mr. Garrettson was elected as chairman, chief executive officer and president of Contract Recording Technology, Inc. In addition, since 1993 he has served as president and chief executive officer of Censtor Corporation. From 1986 to 1989, Mr. Garrettson served as vice president of Imprimis Technology. Prior to that time, after serving in the United States Navy and Naval Reserves, Mr. Garrettson held various positions with Hewlett Packard Company, including laboratory director, department manager, project manager, and research engineer. Mr. Garrettson graduated from Stanford University with a B.S. and M.S. in engineering physics, and a Ph.D. in mechanical engineering.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to use its best efforts to file with the Commission a registration statement with respect to the exchange of the Old Notes for debt securities with terms identical in all material respects to the terms of the Old Notes, except that (i) the offer and sale of the New Notes have been registered under the Securities Act and therefore the New Notes will not be subject to certain restrictions on transfer applicable to the Old Notes, will not contain certain legends relating thereto and will not be entitled to registration and other rights under the Registration Rights Agreement, and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that, if the Exchange Offer is not consummated by March 3, 1998, the interest rate borne by the Old Notes will increase by 0.25% per annum during the first 90-day period immediately following the occurrence of a registration default, and the amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until such registration default is cured, up to a maximum amount of additional interest of 1.00% per annum. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any increase in the rate of interest thereon or any further registration rights under the Registration Rights Agreement. See "Summary -- Certain Consequences of a Failure to Exchange Old Notes" and "Description of the Old Notes."

The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $105 million aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $105 million of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus $115 million aggregate principal amount of Old Notes is outstanding, with $10 million aggregate principal amount of Old Notes held by the Company and not subject to this Exchange Offer.

Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See " -- Fees and Expenses."

NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The term "Expiration Date" means 5:00 p.m., New York City time, on February 20, 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Certain Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "-- Withdrawal Rights," and
(iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal Rights") promptly after the Expiration Date.

In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at The Depositary Trust Company ("DTC"), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC.

Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

Pursuant to the Letter of Transmittal, a holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

Valid Tender. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent," and either
(i) tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with.

If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Signature Guarantees. Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

Guaranteed Delivery. If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

(i) such tenders are made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

(iii) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Certain Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES

The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities.

Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Old Notes."

All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE NEW NOTES

Each New Note will bear interest at the rate of 9 3/8% per annum from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no interest has been paid or duly provided for on such Old Note, from November 1, 1997. Interest on the New Notes will be payable semiannually on May 1 and November 1 of each year, commencing on the first such date following the original issuance date of the New Notes.

Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after November 1, 1997.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

(a) the Exchange Offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the Commission;

(b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

(c) any law, statute, rule or regulation shall have been adopted or enacted which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

(d) a banking moratorium shall have been declared by United States federal or California or New York state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

(e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

(f) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

First Trust Company of New York, National Association, has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

By Mail:
First Trust National Association
P.O. Box 64485
St. Paul, Minnesota 55164-9549
Attn: Specialized Finance
By Overnight Delivery or Hand:
First Trust of New York, National Association
100 Wall Street
New York, New York 10005
Attn: Cathy Donohue

                  To Confirm by Telephone or for Information:

                                 (612) 244-1197
                              Attn: Phyliss Meath

                            Facsimile Transmissions:
                                 (612) 244-1145

Delivery to other than one of the above addresses or facsimile numbers will not constitute a valid delivery.

FEES AND EXPENSES

The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS

The summaries contained herein of certain provisions of the indebtedness of the Company do not purport to be complete and, except in the case of the short term debt, are qualified in their entirety by the provisions of the various agreements and indentures related thereto.

SENIOR UNSECURED NOTES DUE 2003

In May 1996, the Company issued $125.0 million in senior unsecured notes due May 1, 2003, which bear interest at 11.625% per annum. Interest is payable semi-annually on May 1 and November 1. The indenture agreement provides for certain limitations on liens, additional indebtedness, certain investment and capital expenditures, dividends, mergers and sales of assets. At September 30, 1997 the Company was in compliance with all convenants of the indenture. A portion of the proceeds from the notes was used to repay certain long term indebtedness and certain short term obligations, and the remainder has been or will be used for capital expenditure and working capital purposes.

CREDIT FACILITY

In August 1996, the Company entered into a $50.0 million, 2-year credit facility with Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., to repay the balance outstanding under a short term credit facility and to repay certain advances received from the Company. The credit facility is collateralized in full by a time deposit of the Company and bears interest at LIBOR plus 6%. The Company will receive interest on its time deposit and a security fee on the outstanding principal of the loan, for a combined total of approximately LIBOR plus 5.75%. The loan arrangement contains no restrictive covenants and no financial ratio covenants.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

The Old Notes were issued and the New Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and First Trust of New York, National Association, as trustee (the "Trustee") dated as of November 3, 1997. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Old Notes and New Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the proposed form of Indenture and the Registration Rights Agreement described below will be made available to prospective investors upon request. The following summary of certain provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions" or are otherwise defined in the Indenture.

The Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of the Old Notes who do not exchange their Old Notes for New Notes will vote together with the holders of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding debt securities. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes which remain outstanding after the Exchange Offer will be aggregated with the New Notes and the holders of such Old Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

The New Notes and the Old Notes are sometimes referred to as, collectively, the "Notes" and, individually, a "Note."

The Old Notes and New Notes will mature on November 1, 2007, will be limited to $115 million aggregate principal amount at maturity and will be unsecured senior debt obligations of the Company. The principal amount at maturity of each Note will be $1,000 or any integral multiple thereof. The New Notes will be presented for registration of transfer or exchange at the office of the registrar, which initially will be the Trustee. No service charge will be made for any registration of transfer or exchange of a New Note. However, the Company may require payment by a holder of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of such transfer or exchange.

Interest on the Notes will be payable semi-annually on May 1 and November 1 to holders of record on the close of business on the immediately preceding April 15 and October 15. Interest on the Notes will accrue at the rate of 9 3/8% per annum from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no interest has been paid or duly provided for on such Old Note, from November 1, 1997, payable semiannually on May 1 and November 1 of each year (each, an "Interest Payment Date"), commencing with the first Interest Payment Date occurring after the date of original issuance of such New Note, to the person in whose name such New Note is registered at the close of business on the April 15 or October 15 next preceding such Interest Payment Date. Any overdue principal, premium, if any, or interest will bear interest, to the extent lawful, at 9 3/8% per annum. Interest will be computed on a basis of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable at the office or agency of the Company maintained for that purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the New Notes. The New Notes will not provide for any increase in the interest rate thereon. For a discussion for the circumstances under which the interest rate on the Old Notes may be temporarily increased, see "Description of the Old Notes."

RANKING

The New Notes will be senior unsecured debt obligations of the Company and will rank senior in right of payment to all existing and future Subordinated Indebtedness and pari passu with all other Senior Indebtedness.

The New Notes are obligations exclusively of the Company. Because the Company's operations are conducted almost entirely through its Subsidiaries and joint ventures, the cash flow and the consequent ability of the Company to service its debt, including the New Notes and Old Notes, are dependent upon the earnings of the Company's Subsidiaries and joint ventures and the distribution of those earnings to the Company. The Subsidiaries and joint ventures are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its Subsidiaries and joint ventures may be subject to statutory or contractual restrictions and subject to various business considerations. Currently, the Company only has one operating subsidiary, Benton-Vinccler, that may be expected to make funds available to the Company to pay any amounts due pursuant to the Notes.

The New Notes will be effectively subordinated to secured indebtedness of the Company and all liabilities of the Company's Subsidiaries, including trade payables and the liquidation value of Preferred Stock, if any, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. At September 30, 1997, $89.4 million of consolidated indebtedness and trade payables would have been liabilities of the Company's subsidiaries or secured indebtedness of the Company and ranked effectively senior to the Notes and the Company would have had $135.4 million of outstanding indebtedness and trade payables that would have ranked pari passu with the Notes.

OPTIONAL REDEMPTION

Commencing November 1, 2002, the New Notes will be subject to redemption at the option of the Company, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of the principal amount) set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on November 1 of the year indicated below:

                         YEAR                             PERCENTAGE
------------------------------------------------------    ----------
2002..................................................     104.6875%
2003..................................................     103.1250%
2004..................................................     101.5625%
2005..................................................     100.0000%

No sinking fund is provided for the Notes.

At any time before November 1, 2000, the Company may also redeem up to 33% of the aggregate principal amount of Notes then outstanding with the proceeds of a public offering of Capital Stock (other than Disqualified Stock and a public offering pursuant to a registration statement on Form S-8) of the Company within 90 days of such public offering at a redemption price equal to 109.375% of the principal amount of such Notes, plus accrued and unpaid interest to the redemption date; provided that at least $77.0 million in aggregate principal amount of Notes remain outstanding immediately after giving effect to such redemption.

If less than all the Notes are to be redeemed, the particular Notes or portions thereof to be redeemed shall be selected by the Trustee from the outstanding Notes not previously called for redemption, either pro rata, by lot or by any other method the Trustee shall deem fair and reasonable, and the aggregate principal amount to be redeemed must be equal to $1,000 or any integral multiple thereof.

CERTAIN COVENANTS

The Indenture contains a number of covenants which restrict the ability of the Company and its Restricted Subsidiaries to engage in certain activities. For purposes of such covenants and the related definitions, the term Company shall mean Benton Oil and Gas Company only, and shall not refer to any Subsidiary or Affiliate of Benton Oil and Gas Company. In addition, whenever such covenants or related definitions require any calculation of the income, interest expense, discounted future net revenues attributable to proved oil and gas reserves or other financial data of the Company or any Restricted Subsidiary, such calculation shall, except to the extent that such covenants or definitions provide to the contrary, exclude the income, interest expense, discounted future net revenues attributable to proved oil and gas reserves or other financial data of any Unrestricted Subsidiary or Affiliate of the Company (including GEOILBENT) or such Restricted Subsidiary, as the case may be.

GEOILBENT, which is only 34%-owned by the Company, does not qualify as a Subsidiary as defined in the Indenture and, consequently, the Indenture does not restrict the Incurrence of Indebtedness by GEOILBENT. However, Indebtedness of the Company and its Restricted Subsidiaries includes Indebtedness of any other person, including GEOILBENT, to the extent that such Indebtedness is guaranteed by, or secured by the assets of, the Company or any of its Restricted Subsidiaries and, as a result, the Incurrence of any such guaranteed or secured Indebtedness by GEOILBENT will, to the extent of the amount so guaranteed or secured, be subject to the provisions of the Indenture described under "Limitation on Indebtedness." In the event of any liquidation of GEOILBENT, the claims of GEOILBENT's creditors would have to be satisfied prior to the Company's receiving any distributions with respect to its 34% ownership interest in GEOILBENT. Currently, all debt of GEOILBENT is non-recourse.

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including any Acquired Indebtedness) unless (i) no Default or Event of Default under the Indenture shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Indebtedness, (ii) after giving effect thereto (including, in connection with any acquisition being financed through the Incurrence of such Indebtedness, any Acquired Indebtedness and any proved oil and gas reserves being acquired in connection therewith) the EBITDA/Interest Ratio would be greater than 3.0 to 1.0, (iii) in the event such Indebtedness would be Incurred by the Company but would not be Permitted Company Secured Indebtedness, such Indebtedness would have an Average Life greater than the Average Life of the Notes and a stated maturity later than the Stated Maturity of the Notes, and
(iv) in the event such Indebtedness would be Incurred by a Restricted Subsidiary, such Indebtedness would also qualify as Permitted Restricted Subsidiary Indebtedness.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may Incur Permitted Indebtedness if no Default or Event of Default under any other provision of the Indenture shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Indebtedness.

For purposes of calculating the amount of any Indebtedness of the Company and its Restricted Subsidiaries, any Indebtedness of a Restricted Subsidiary that is fully and unconditionally guaranteed by the Company or secured by a deposit of cash or Cash Equivalents of the Company shall be deemed to be Indebtedness of such Restricted Subsidiary.

Limitation on Indebtedness of Unrestricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness (including Acquired Indebtedness) other than Non-Recourse Indebtedness.

Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if at the time of such Restricted Payment or after giving effect to such Restricted Payment (i) the Company would not be able to Incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the provisions of the Indenture described above under "Limitation on Indebtedness," and (ii) the aggregate amount expended for all Restricted Payments (excluding any payments permitted by clauses (ii) through (ix) of the immediately succeeding paragraph) (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be evidenced by a board resolution) exceeds the sum of:

        (a) 50% of the aggregate Consolidated Net Income of the Company and its Restricted Subsidiaries (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss) accrued for the period (taken as one accounting period) beginning on July 1, 1996 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment, plus

        (b) 100% of the aggregate Net Proceeds received by the Company after June 30, 1996 from the issuance and sale (other than to a Subsidiary of the Company) of (1) Capital Stock (including options, warrants or other rights to acquire Capital Stock) other than any such Capital Stock convertible into or exchangeable for (whether at the option of the Company or the holder thereof) a security other than Capital Stock and other than any such Capital Stock issued for any purpose specified in clauses (vi) or (vii) of the succeeding paragraph and (2) Indebtedness convertible into or exchangeable for Capital Stock but only to the extent such Indebtedness has been converted or exchanged, plus

        (c) the aggregate amount of any Repaid Investments and Restricted Subsidiary Investments but only to the extent such amount did not otherwise increase the amount available for Restricted Payments pursuant to (a) above or clause (iv) of the immediately succeeding paragraph, plus

        (d) $15,000,000.

The foregoing provisions shall not be violated by reason of (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would comply with the foregoing provision, (ii) any Investment in the Company by any Restricted Subsidiary and any Investment in any Restricted Subsidiary or any person which concurrently with such Investment becomes a Restricted Subsidiary by the Company or another Restricted Subsidiary,
(iii) any dividend payable to the Company by any Restricted Subsidiary or to any Restricted Subsidiary by another Restricted Subsidiary, (iv) any dividend payable to a holder (other than the Company or another Restricted Subsidiary) of Capital Stock (other than Preferred Stock) of a Restricted Subsidiary; provided that such dividend is paid concurrently with the payment of a dividend by such Restricted Subsidiary to the Company or another Restricted Subsidiary and the amount of such dividend does not exceed such holder's pro rata share (based on such holder's percentage ownership of the outstanding Capital Stock (other than

Preferred Stock) of such Restricted Subsidiary) of the aggregate amount of the dividend payable to all holders of Capital Stock of such Restricted Subsidiary,
(v) any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Capital Stock of the Company, (vi) any purchase, redemption or other acquisition or retirement for value or any defeasance of any Subordinated Indebtedness, in exchange for, by conversion into or from the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company or new Subordinated Indebtedness; provided the Average Life of such new Subordinated Indebtedness is greater than the Average Life of the Notes, the stated maturity of such new Subordinated Indebtedness is later than the Stated Maturity of the Notes and the new Subordinated Indebtedness is subordinated to the Notes to at least the extent that the Subordinated Indebtedness being purchased, redeemed, acquired, retired or defeased was subordinated to the Notes, (vii) any purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, by conversion into or from the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company,
(viii) any Investment in a person that represents the portion of the consideration for an Asset Sale that is not, and is not required to be pursuant to the provisions of the Indenture described below under "Disposition of Proceeds of Asset Sales," cash or Cash Equivalents and (ix) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture described below under "Consolidation, Merger, Conveyance, Transfer or Lease"; provided that, in the case of any of the foregoing, no Default or Event of Default has occurred and is continuing or shall occur as a consequence thereof.

Limitation on Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) (such a transaction or series of related transactions, an "Affiliate Transaction") with (i) any Affiliate of the Company or any Subsidiary or (ii) any officer, director or employee of the Company or any Subsidiary or any Affiliate thereof unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that would have been available in a comparable arm's-length transaction with an unaffiliated third party, and (ii) (a) with respect to any Affiliate Transaction involving aggregate payments equal to or in excess of $1 million (or, in the case of any loan or advance to any officer, director or employee of the Company or its Restricted Subsidiaries, $100,000), but less than $5 million, such Affiliate Transaction shall have received the approval of a majority of the Disinterested Directors (as evidenced by a board resolution of such Disinterested Directors) and (b) with respect to any Affiliate Transaction involving aggregate payments equal to or greater than $5 million, the Company shall have obtained a written opinion of an Independent Financial Advisor stating that the terms of such Affiliate Transaction is fair to the Company or the Subsidiary, as the case may be, from a financial point of view.

The foregoing limitations shall not apply to (i) any transaction between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company, (iii) any employment contract to which any officer, director or employee is a party or stock option plan or grant of any option thereunder to any officer, director or employee; provided that any such agreement or arrangement (or series of related agreements or arrangements) involving aggregate payments (or in the case of any option grant, with an aggregate exercise price) equal to or in excess of $100,000 shall have received the approval of the Compensation Committee of the Board of Directors (as evidenced by a resolution of such Committee) which Committee shall be comprised of Disinterested Directors, or (iv) any Permitted Investment or any Restricted Payments not prohibited by the provisions of the Indenture described above under "Limitation on Restricted Payments."

Disposition of Proceeds of Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) such Asset Sale is for not less than the fair market value of the properties and assets sold, (ii) at least 85% of the consideration (not including the assumption of any Indebtedness of the Company or any Restricted Subsidiary (other than Subordinated Indebtedness)) consists of cash, Cash Equivalents or Publicly Traded Stock (so long as prior to such Asset Sale the Board of Directors has made a determination as evidenced by a board resolution, to sell such Publicly Traded Stock for cash within ten Business Days after the date of such Asset Sale and such Publicly Traded Stock does not constitute more than 30% of such 85%), except (a) in the case of an Asset Sale involving oil and gas properties, the consideration may consist solely or in part of tangible properties or direct or indirect interests in tangible properties to be used in the Company's or its Restricted Subsidiaries' Oil and Gas Business ("Tangible Business Properties") having a fair market value at least equal to the fair market value of the assets exchanged and (b) the Company and its Restricted Subsidiaries may enter into farmout transactions consistent with industry standards and otherwise in accordance with the terms of the Indenture including, but not limited to, the provisions described above under "Limitation on Transactions with Affiliates" above, (iii) unless prior to the date of such Asset Sale the Board of Directors has made a determination, as evidenced by a board resolution, to use all of the Net Cash Proceeds of such Asset Sale that consist of cash and Cash Equivalents to permanently repay or prepay Senior Indebtedness or Indebtedness of a Restricted Subsidiary within thirty days after the date of such Asset Sale, the Company could Incur an additional $1.00 of

Indebtedness (other than Permitted Indebtedness) pursuant to the provisions of the Indenture described above under "Limitation on Indebtedness," (iv) within ten Business Days after the date of such Asset Sale, any Publicly Traded Stock required by a board resolution to be sold for cash, is sold for cash, and (v) the requirements set forth below are met. For purposes of the foregoing, in the case of any required fair market value determination with respect to any Asset Sale or Tangible Business Properties or Publicly Traded Stock acquired in connection with such Asset Sale having a fair market value in excess of $5 million, such determination shall be made by the Board of Directors as evidenced by a board resolution.

Subject to clause (iii) above, within twelve months of any Asset Sale, the Company shall either (x) apply or cause the application of an amount equal to the Net Cash Proceeds of such Asset Sale, or a portion thereof, to the permanent repayment or prepayment of Senior Indebtedness or Indebtedness of any Restricted Subsidiary or (y) invest such Net Cash Proceeds, or a portion thereof, in the acquisition or development of Tangible Business Properties. The amount of such Net Cash Proceeds not applied, used or invested as set forth in clause (x) or
(y) above shall constitute "Excess Proceeds."

If the aggregate amount of Excess Proceeds, together with any remaining Excess Proceeds from any prior Asset Sale, equals or exceeds $25 million, the Company shall so notify the Trustee in writing and shall offer to purchase from all holders of the Notes (an "Asset Sale Offer"), and shall purchase from holders accepting such Asset Sale Offer on the date fixed for such Asset Sale Offer (the "Asset Sale Offer Date"), the maximum amount (expressed in integral multiples of aggregate principal amount of $1,000) of Notes that may be purchased out of the Excess Proceeds, in accordance with the procedures set forth in the Indenture, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Asset Sale Offer Date. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds relating thereto (such shortfall constituting a "Deficiency"), then the Company may use such Deficiency, or a portion thereof, for general corporate purposes. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Limitation on Liens Securing Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien of any kind upon any of their respective assets or properties now owned or acquired after the date of the Indenture, or any income or profits therefrom, securing any Indebtedness of the Company or any Restricted Subsidiary (other than Permitted Liens) without making provision for all of the Notes to be equally and ratably secured with (or prior to) such Indebtedness, provided, however that if such Lien securing such Indebtedness ceases to exist, such equal and ratable (or prior) Lien for the benefit of the holders of the Notes shall cease to exist; provided, further, that the Lien securing any Subordinated Indebtedness shall be subordinated to the Lien securing the Notes to at least the extent that such Subordinated Indebtedness is subordinated to the Notes.

Limitation on Conduct of Business. The Company will operate and will cause its Restricted Subsidiaries to be operated in a manner such that their business activities will be the Oil and Gas Business.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on Capital Stock of any Restricted Subsidiary or any Redeemable Stock of any Restricted Subsidiary owned by the Company or any Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary, (iii) make any Investment in the Company or any Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any Restricted Subsidiary, except (a) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture, (b) any encumbrance or restriction with respect to any person that is not a Restricted Subsidiary on the date of the Indenture, in existence at the time such person becomes a Restricted Subsidiary and not created in connection with, or in contemplation of, such person becoming a Restricted Subsidiary so long as such encumbrance or restriction is not applicable to any person or the property or assets of any person other than the person becoming a Restricted Subsidiary, (c) any encumbrance or restriction pursuant to any agreement that extends, refinances, renews or replaces any agreement containing any encumbrance or restriction described in the foregoing clauses (a) and (b), provided, however, that the terms and conditions of any such encumbrance or restriction are not less favorable to the holders of the Notes than those contained in the agreement evidencing the restriction or encumbrance so extended, refinanced, renewed or replaced, (d) any encumbrance or restriction arising under law and (e) any restriction arising under customary non-assignment and nonsubletting clauses in leases. Nothing contained in the provisions of the Indenture described in this paragraph shall prevent the Company or any Restricted Subsidiary from entering into any agreement permitting the incurrence of Liens otherwise permitted under the provisions of the Indenture described above under the "Limitation on Liens Securing Indebtedness."

Limitation on Guarantees. The Company will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to the payment of any Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the payment of the Notes by such Restricted Subsidiary; provided, however, in the case of such Restricted Subsidiary's assumption, guarantee, or other liability with respect to Subordinated Indebtedness, such guarantee, assumption or other liability shall be subordinated to such Restricted Subsidiary's guarantee of the Notes to at least the extent that such Subordinated Indebtedness is subordinated to the Notes; and provided, further, that the provisions of the Indenture described in this paragraph shall not be applicable to any guarantee, assumption or other liability with respect to the payment of any Indebtedness of the Company by any Restricted Subsidiary (i) in existence on the date of the Indenture, (ii) to the extent such Indebtedness of the Company could be Incurred by such Restricted Subsidiary as Permitted Restricted Subsidiary Indebtedness, or (iii) that (x) existed at the time such person became a Restricted Subsidiary of the Company and (y) was not Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. Notwithstanding the foregoing, any such guarantee of the Notes by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of such guarantee of such Indebtedness, other than a release or discharge by, or as a result of, any payment under such guarantee by such Restricted Subsidiary.

CHANGE IN CONTROL

If there shall have occurred a Change in Control, Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of aggregate principal amount of $1,000, on a date that is not earlier than 45 days nor later than 60 days from the date the Change in Control Notice is given to holders or such later date as may be necessary for the Company to comply with requirements under the Exchange Act (such date or such later date, being the "Change in Control Purchase Date"), at a purchase price in cash (the "Change in Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to any Change in Control Purchase Date subject to satisfaction by or on behalf of the holder of the requirements established pursuant to the Indenture. The Company shall comply with any applicable tender offer rules then in effect, including Section 14(e) of the Exchange Act and Rule 14e-1 promulgated thereunder (or any successor provisions), in connection with a Change in Control offer. In the event of any conflict between such tender offer rules and the provisions set forth in the Indenture, such tender offer rules shall control.

"Change in Control" of the Company means the occurrence of any of the following:
(i) any "person" (as such term is used in Sections 13(d) and 14(d) (or any successor provisions) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 (or any successor provisions) under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of the Company, (ii) there shall be consummated any consolidation or merger of the Company (a) in which the Company is not the continuing or surviving corporation or (b) pursuant to which the outstanding Voting Stock of the Company would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which (1) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the continuing or surviving corporation and (2) the holders of the Company's Voting Stock immediately prior to the consolidation or merger own, directly or indirectly, at least a majority of the Voting Stock of the continuing or surviving corporation immediately after the consolidation or merger, (iii) the Company sells, transfers or otherwise disposes of all or substantially all of its assets, (iv) the cessation of Continuing Directors for any reason to constitute a majority of the Board of Directors then in office, (v) so long as any Indebtedness remains outstanding under the Convertible Debenture Indenture, a Fundamental Change as defined therein, (vi) the Company ceases to own on a fully diluted basis, directly or indirectly through one or more Restricted Subsidiaries that are Wholly Owned Subsidiaries of the Company, 51% of the outstanding Voting Stock of Benton-Vinccler, and (vii) Benton-Vinccler sells, transfers or otherwise disposes of a substantial part of its assets; provided that neither of the events described in clause (vi) or (vii) will constitute a "Change in Control" if (x) during the four full fiscal quarters ended immediately prior to the occurrence of such event, the EBITDA of the Company and its Restricted Subsidiaries attributable to Benton-Vinccler, as a percentage of the EBITDA of the Company and its Restricted Subsidiaries, was less than 20% and (y) immediately prior to such event, the Oil and Gas Reserve Estimate of the Company and its Restricted Subsidiaries attributable to Benton-Vinccler as a percentage of the Oil and Gas Reserve Estimate of the Company and its Restricted Subsidiaries, is less than 20%.

In connection with clause (vii) of the preceding paragraph, a sale, transfer or other disposition of assets of Benton-Vinccler shall be deemed to be a sale, transfer or other disposition of a "substantial part" of the assets of Benton-Vinccler if such assets, when added to all other assets of Benton-Vinccler sold, transferred or otherwise disposed of (other than the disposition of hydrocarbons or other mineral products in the ordinary course of business) during the immediately preceding twelve months either (i) exceed (based on the book value of all assets so sold, transferred or otherwise disposed of during such twelve months) 25% of the net tangible assets of Benton-Vinccler as of the end of its most recently completed full fiscal quarter for which financial information is available determined in accordance with GAAP or (ii) contributed more than 25% of the net income of Benton-Vinccler during its most recently completed four full fiscal quarters for which financial information is available determined in accordance with GAAP.

The Company's ability to repurchase the Notes will be dependent upon the availability of cash and other financing sources to consummate such a repurchase. The Company currently expects to incur additional Indebtedness to finance its capital expenditure requirements and, therefore, the Company's ability to incur additional Indebtedness to repurchase the Notes may be adversely affected by what might then be a higher debt to equity ratio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity." The failure of the Company to repurchase all Notes tendered will constitute an Event of Default.

The Change in Control provisions of the Indenture may make more difficult or discourage a takeover of the Company and the removal of incumbent management. The Change in Control provision is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, nor is it part of a plan by management to adopt an anti-takeover provision.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

The Company may not, without the consent of the holders of all Notes then outstanding, consolidate with, merge into or convey, sell, transfer, lease, exchange or otherwise dispose of all of its assets and properties substantially as an entirety to, any other person unless (i) the successor is a corporation or partnership organized under the laws of the United States or any political subdivision thereof or therein, (ii) the successor assumes all obligations of the Company under the Indenture and the Notes, (iii) after giving effect to such consolidation, merger, conveyance, sale, transfer, lease, exchange or other disposition, no Default or Event of Default, shall have occurred and be continuing, (iv) the successor would have a pro forma Consolidated Net Worth after giving effect to such consolidation, merger, conveyance, sale, transfer, lease, exchange or other disposition and prior to any purchase accounting adjustments at least equal to the Consolidated Net Worth of the Company prior to such consolidation, merger, conveyance, sale, transfer, lease, exchange or other disposition, and (v) the Company could Incur, immediately prior to such consolidation, merger, conveyance, sale, transfer, lease, exchange or other disposition, and the successor would be able to Incur, after giving effect to such consolidation, merger, conveyance, sale, transfer, lease, exchange or other disposition, an additional $1.00 of Indebtedness (excluding Permitted Indebtedness) pursuant to the provisions of the Indenture described above under "Certain Covenants -- Limitation on Indebtedness."

Upon any consolidation or merger or any conveyance, sale, transfer, lease, exchange or other disposition of the properties and assets of the Company substantially as an entirety to any person in accordance with the provisions described above, the successor formed by such consolidation or into which the Company is merged or to which such conveyance, sale, transfer, lease, exchange or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company in the Indenture; and thereafter, except in the case of a conveyance, sale, transfer, lease, exchange or other disposition of properties to another person, the predecessor person shall be released from all obligations and covenants under the Indenture and the Notes.

PROVISION OF FINANCIAL INFORMATION

To the extent permitted under the Exchange Act, whether or not the Company is required to comply with Section 13(a) or 15(d) (or any successor provision) of the Exchange Act, the Company will file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) (or any successor provision) if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file such documents if the Company were so required. The Company will also in any event (i) within 15 days of each Required Filing Date transmit by mail to all holders of Notes, without cost to such holders, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) (or any successor provision) and (ii) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any holder of Notes.

CERTAIN DEFINITIONS

"Acquired Indebtedness" means, with respect to any person, Indebtedness of such person (i) existing at the time such person becomes a Restricted Subsidiary or
(ii) assumed in connection with the acquisition of assets from another person, including Indebtedness Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary or such acquisition, as the case may be.

"Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person, or any other person that owns, directly or indirectly, 5% or more of such person's Voting Stock or any Affiliate of any such 5% or more owner. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

"Affiliate Transaction" has the meaning provided under "Certain
Covenants -- Limitation on Transactions with Affiliates."

"amount" means, (i) with respect to any Indebtedness outstanding at any time other than Preferred Stock, the principal amount thereof; provided that the amount of any such Indebtedness outstanding at any time that was issued at a price less than the principal amount thereof shall equal the amount of the liability in respect thereof at such time determined in accordance with GAAP and
(ii) with respect to any Indebtedness outstanding at any time that is Preferred Stock, the aggregate liquidation value thereof at such time.

"Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other person pursuant to which such person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary or shall be merged into or consolidated with the Company or any Restricted Subsidiary or
(ii) an acquisition by the Company or any Restricted Subsidiary of the assets of any person other than the Company or any Restricted Subsidiary that constitute substantially all of a division or line of business of such person.

"Asset Disposition" means the sale or other disposition by the Company or any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any Restricted Subsidiary.

"Asset Sale" means any conveyance, transfer, lease or other disposition (including, without limitation, by way of any merger, consolidation or other similar transaction), directly or indirectly, in one or a series of related transactions, of any Capital Stock or Redeemable Stock of any Restricted Subsidiary (other than the sale and issuance of directors' qualifying shares) or any other properties or assets of the Company or any Restricted Subsidiary (other than any such conveyance, transfer, lease or other disposition (i) that is permitted under the provisions of the Indenture described under "Consolidation, Merger, Conveyance, Transfer or Lease" above, (ii) that involves any transfer of Capital Stock, Redeemable Stock or other property or assets of a Restricted Subsidiary to the Company or any other Restricted Subsidiaries or of the Company to a Restricted Subsidiary, (iii) of (1) hydrocarbon or other mineral products or (2) other assets in an amount not to exceed $10 million in any twelve month period, in each case in the ordinary course of business or (iv) that involves the abandonment of any lease of non-producing acreage).

"Average Life" means, as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the product of
(i) the number of years from such date of determination to the date of each successive scheduled principal payment of such Indebtedness and (ii) the amount of such principal payment by (b) the sum of all such principal payments.

"Board of Directors" means the Board of Directors of the Company or any authorized committee of such Board.

"Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights or other equivalents (however designated) of such person's capital stock or partnership interests whether now outstanding or issued after the date of the Indenture, except Redeemable Stock.

"Capitalized Lease Obligation" means, with respect to any person, any obligation relating to any property (whether real, personal or mixed) of that person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease for financial reporting purposes, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) repurchase obligations for investments of the type described in clause (i) for which delivery of the investment is made against payment, (iii) demand or time deposits, bankers' acceptances and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $300,000,000, and (iv) commercial paper with a maturity of 180 days or less issued by a corporation (except any Affiliate or Subsidiary of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation and at least P-1 by Moody's Investors Service, Inc.

"Change in Control" has the meaning provided in "Change in Control."

"Commodity Swap Agreement" means any commodity swap agreement or other similar agreement or arrangement.

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

"Consolidated Interest Expense" means, for any period, the aggregate amount (without duplication) of (i) interest expense in accordance with GAAP (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations and the undischarged balance of production payments) during such period in respect of all Indebtedness of the Company and its Restricted Subsidiaries (including (a) amortization of original issue discount on any Indebtedness, (b) the interest portion of all deferred payment obligations, calculated in accordance with GAAP, and (c) all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financings and Currency Agreements, Interest Rate Agreements and Commodity Swap Agreements, in each case to the extent attributable to such period), and (ii) dividend requirements of the Company and its Restricted Subsidiaries with respect to Redeemable Stock and with respect to all other Preferred Stock of any Restricted Subsidiaries (in each case whether in cash or otherwise (except dividends payable solely in shares of Capital Stock of the Company or any Restricted Subsidiary)) paid, declared, accrued or accumulated during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation. For purposes of this definition, (a) interest with respect to a Capitalized Lease Obligation or a production payment shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation or production payment in accordance with GAAP and (b) interest expense attributable to any Indebtedness represented by the guarantee by the Company or a Restricted Subsidiary of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

"Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that the following items shall be excluded from Consolidated Net Income (without duplication): (i) the net income of any person in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such person to be consolidated with the net income of the Company in accordance with GAAP) except to the extent of the amount of dividends or distributions actually paid to the Company or its Restricted Subsidiaries by such person in such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the Indenture (and in such case, except to the extent includible pursuant to the foregoing clause (i) above), the net income (or loss) of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation; and (iv) all extraordinary gains and losses or gains or losses attributable to Asset Sales. If the Consolidated Net Income for any fiscal quarter of the Company includes a ceiling limitation writedown (a "Writedown Quarter") in accordance with the full cost accounting method rules of the Commission (such writedown, an "Actual Writedown") but such Actual Writedown would have been less or would not have been required had such ceiling limitation been calculated using oil and gas prices in effect on the last day of either of the two fiscal quarters of the Company immediately succeeding such Writedown Quarter (such Actual Writedown, as so recalculated, a "Hypothetical Writedown"), then Consolidated Net Income for such Writedown Quarter, shall be increased by the amount by which such Actual Writedown exceeds such Hypothetical Writedown; provided that in no event shall any such increase singly, or in the case of any such increases for both quarters immediately succeeding such Writedown Quarter, in the aggregate, exceed the amount of such Actual Writedown).

"Consolidated Net Worth" means, with respect to any person, as at any date of determination, the consolidated stockholders' equity (or like balance sheet designation) of such person as determined in accordance with GAAP.

"Continuing Directors" means any member of the Board of Directors on the date of the Indenture, any director elected after the date thereof in any annual meeting of the stockholders upon the recommendation of the Board of Directors and any other member of the Board of Directors who is elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

"Convertible Debenture Indenture" means the Indenture dated as of May 15, 1992 between the Company and Bank of New York.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Disinterested Director" means, with respect to an Affiliate Transaction, a member of the Board of Directors who has no direct or indirect financial interest, and whose employer has no direct or indirect financial interest, in such Affiliate Transaction.

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

"Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

"EBITDA" means, for any period, without duplication, Consolidated Net Income for such period, increased (to the extent deducted in determining Consolidated Net Income) by the sum of (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or gains or losses attributable to asset sales not in the ordinary course of business), (iii) depreciation and depletion expense, (iv) amortization expense and (v) all other non-cash items reducing Consolidated Net Income less all non-cash items increasing Consolidated Net Income (other than, in each case, minority interests which shall, in all cases, be excluded from the calculation of EBITDA) all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

"EBITDA/Interest Ratio" means the ratio of (i) EBITDA for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the EBITDA/Interest Ratio (the "Transaction Date") to (ii) Consolidated Interest Expense for the Reference Period. In making the foregoing calculation, (a) pro forma effect shall be given to (1) any Indebtedness Incurred subsequent to the end of such Reference Period, (2) any Indebtedness Incurred during such Reference Period to the extent such Indebtedness is outstanding on the Transaction Date and (3) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been Incurred on the first day of such Reference Period and after giving effect to the application of the proceeds thereof; (b) Consolidated Interest Expense attributable to interest or dividends on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest or dividend rate shall be computed as if the rate in effect on the date of computation (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period; (c) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Indebtedness that was outstanding during such Reference Period or thereafter but that is not outstanding or is to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (b)) during such Reference Period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) on the Transaction Date; and
(d) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions that occur during such Reference Period or thereafter and on or prior to the Transaction Date as if they had occurred on the first day of such Reference Period.

"Event of Default" has the meaning provided in "Events of Default."

"Excess Proceeds" has the meaning provided in "Certain Covenants -- Disposition of Proceeds of Asset Sales."

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means, with respect to any determination pursuant to the terms of the Indenture, such accounting principles as are generally accepted in the United States at the time of such determination.

"guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

"Incur" means with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to or extend the maturity of or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness; provided further that (i) in the case of any Indebtedness of the Company to any Restricted Subsidiary, such Indebtedness shall be deemed to have been Incurred by the Company for purposes of the provisions of the Indenture described under "Certain Covenants -- Limitation on Indebtedness" at the time such Indebtedness is sold, transferred or otherwise disposed of by such Restricted Subsidiary or such Restricted Subsidiary is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, (ii) in the case of any Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary, such Indebtedness shall be deemed to have been Incurred by such Restricted Subsidiary for purposes of the provisions of the Indenture described under "Certain Covenants -- Limitation on Indebtedness" at the time such Indebtedness is sold, transferred or otherwise disposed of by the Company or such other Restricted Subsidiary or the Restricted Subsidiary holding such Indebtedness is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary and (iii) any Indebtedness of an Unrestricted Subsidiary that ceases to be Non-Recourse Indebtedness shall be deemed to have been Incurred by such Unrestricted Subsidiary at the time of such cessation.

"Indebtedness" means, without duplication, with respect to any person, (i) all obligations of such person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services (excluding accounts payable or other obligations arising in the ordinary course of business), (d) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (e) for the payment of money relating to a Capitalized Lease Obligation, or (f) evidenced by a letter of credit or reimbursement obligation of such person with respect to any letter of credit (regardless of whether such reimbursement obligation is to the issuer of the letter of credit or another person); (ii) all net obligations of such person under Interest Rate Agreements, Commodity Swap Agreements and Currency Agreements; (iii) the undischarged balance of any production payments as to which such person is obligated or its property is dedicated; (iv) all liabilities of others of the kind described in the preceding clause (i), (ii) or (iii) that such person has guaranteed or that are otherwise its legal liability; (v) Indebtedness (as otherwise defined in this definition) of others secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person (provided that if the obligations so secured have not been assumed in full by such person or are not otherwise such person's legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations, and (2) the fair market value of such asset, as determined in good faith by the board of directors of such person, which determination shall be evidenced by a board resolution, and (b) the amount of obligations as have been assumed by such person or which are otherwise such person's legal liability); and (vi) the liquidation preference and any mandatory redemption payment obligations in respect of (a) all Redeemable Stock of such person and its Subsidiaries and (b) all Preferred Stock of such Subsidiaries.

"Independent Financial Advisor" means a nationally recognized investment banking firm (i) which does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Company and
(ii) which, in the sole judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which such firm is being engaged.

"Independent Petroleum Engineers" means, with respect to any person, a nationally recognized petroleum engineering firm (i) which does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in such person and (ii) which, in the sole judgment of the board of directors of such person, is otherwise independent and qualified to perform the task for which such firm is being engaged.

"Interest Rate Agreements" means any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in interest rates.

"Investment" means, with respect to any person, any investment in another person, whether by means of a share purchase, capital contribution, loan, advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such person) or similar credit extension constituting Indebtedness of such other person and any guarantee of obligations of any other person.

"Lien" means any mortgage, lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Material Subsidiary" means, at the time of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) accounted for more than 5% of (a) the revenues of the Company and its Restricted Subsidiaries, on a consolidated basis, or (b) EBITDA, in each case for the most recently completed fiscal year of the Company for which financial information is available or (ii) owned more than 5% of the assets of the Company and its Restricted Subsidiaries, on a consolidated basis, as at the end of such fiscal year, all as shown on or derived from the consolidated financial statements of the Company for such fiscal year.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents (including proceeds from the sale of Publicly Traded Stock and payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents), net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is required in connection with such Asset Sale, (iv) obligations and expenses incurred in connection with the repatriation to the United States of any proceeds of such Asset Sale, (v) in the case of any Asset Sale made by a Restricted Subsidiary, any dividend or distribution of a portion of the proceeds of such Asset Sale to a holder (other than the Company or another Restricted Subsidiary) of Capital Stock (other than Preferred Stock) of such Restricted Subsidiary; provided that such dividend is paid or distribution is made concurrently with the payment of a dividend or making of a distribution of a portion of such proceeds by such Restricted Subsidiary to the Company or another Restricted Subsidiary and the amount of such dividend or distribution does not exceed such holder's pro rata share (based on such holder's percentage ownership of the outstanding Capital Stock (other than Preferred Stock) of such Restricted Subsidiary) of the aggregate amount of the proceeds of such Asset Sale being dividended or distributed and (vi) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

"Net Proceeds" means, in the case of any sale by the Company of Capital Stock, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions, discounts and any other transaction costs incurred in connection therewith.

"Non-Recourse Indebtedness" means, with respect to any Unrestricted Subsidiary, Indebtedness of such Unrestricted Subsidiary as to which (i) neither the Company nor any Restricted Subsidiary (a) provides credit support including any undertaking, agreement or instrument which would constitute Indebtedness or (b) is directly or indirectly liable for such Indebtedness and (ii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against such Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

"Oil and Gas Business" means the exploration for and the development, acquisition, production, processing, marketing, storage and transportation of hydrocarbons and other related energy and natural resources businesses and any activity necessary, appropriate or incidental to the foregoing.

"Oil and Gas Reserve Estimate" means, as of any date of determination, the estimated discounted future net revenues attributable to proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with the Commission's guidelines (before any state or federal income taxes) as set forth in the most recently prepared reserve report of the Company and its Restricted Subsidiaries that has been audited by Independent Petroleum Engineers (which report shall be prepared as of a date no earlier than the end of the most recently completed fiscal year of the Company for which financial information is available) (the "Audited Report"), decreased, in the case of clause (i) below, and increased or decreased, as appropriate, in the case of clauses (ii) and
(iii) below, by the Company's petroleum engineers to reflect, as of such date of determination, the estimated discounted future net revenues attributable to (i) the ownership interest of any holder (other than the Company or another Restricted Subsidiary) of Capital Stock (other than Preferred Stock) of any Restricted Subsidiary (based on such holder's percentage ownership of such Capital Stock as of such date of determination), but only to the extent such ownership interest is not otherwise deducted from the discounted future net revenues of the Company and its Restricted Subsidiaries set forth in the Audited Report, (ii) proved oil and gas reserves acquired or disposed of since the date of the Audited Report and (iii) increases or decreases in proved oil and gas reserves of the Company and its Restricted Subsidiaries due to exploration, development or exploitation activities or changes in geological conditions since the date of the Audited Report; provided that such adjustments are calculated in accordance with the Commission's guidelines by the Company's petroleum engineers utilizing the prices utilized in, and on a basis otherwise consistent with, the Audited Report. Notwithstanding the foregoing, (1) if the estimated discounted future net revenues from any proved oil and gas reserves acquired since the date of the Audited Report have been audited by Independent Petroleum Engineers and a report with respect thereto as of a date no earlier than the end of the most recently completed fiscal year of the person from whom such reserves were acquired has been prepared, such report (or, if a more recent audited reserve report is available, the most recent of such reports) shall be utilized for purposes of calculating the adjustment to discounted future net revenues of such person attributable to such acquired reserves, (2) if the estimated discounted future net revenues of the Company and its Restricted Subsidiaries, as adjusted pursuant to clauses (ii) and (iii) of the preceding sentence (excluding any adjustments calculated pursuant to clause (1) of this sentence) would vary by more than 10% from the discounted future net revenues of the Company and its Restricted Subsidiaries set forth in the Audited Report, such adjustments shall be audited by Independent Petroleum Engineers and (3) so long as Benton-Vinccler is a Restricted Subsidiary, for purposes of calculating the Oil and Gas Reserve Estimate of the Company and its Restricted Subsidiaries attributable to Benton-Vinccler as of any date of determination, the proportionate share of the Company and its Restricted Subsidiaries (based on their percentage ownership interest of Benton-Vinccler, C.A. as of such date of determination) of the estimated discounted future net revenues attributable to the proved oil and gas reserves subject to the operating service agreement dated as of July 31, 1992 with Lagoven, S.A. (as amended or supplemented from time to time and including any successor agreements or arrangements) shall be included in such Oil and Gas Reserve Estimate on the same basis as such net revenues would be included if such proved oil and gas reserves were owned by Benton-Vinccler.

"Performance Letter of Credit" means, with respect to any person, a letter of credit or bond to secure the performance in any country of any obligations of such person under any contract entered into in the ordinary course of such person's Oil and Gas

Business; provided that the provision of any such letter of credit or bond is required by local law or, in the case of any such letter of credit or bond securing the performance of obligations outside the United States, is customarily required in connection with contracts relating to the Oil and Gas Business in such country and, in either case, such letter of credit or bond requires that any payment thereunder by the issuer thereof be immediately repaid by such person.

"Permitted Benton-Vinccler Indebtedness" means Indebtedness of Benton-Vinccler in an aggregate amount not to exceed $25 million at any time outstanding.

"Permitted Commodity Swap Agreements" means Commodity Swap Agreements entered into in order to protect the Company or its Restricted Subsidiaries against fluctuations in oil or gas prices with respect to their current or good faith estimated future oil and gas production irrespective of whether such production is owned by the Company or a Restricted Subsidiary or is produced by the Company or a Restricted Subsidiary pursuant to an arrangement under which the Company or a Restricted Subsidiary acts as a contractor for a third party that owns such production.

"Permitted Company Secured Indebtedness" means secured Indebtedness of the Company Incurred after the date of the Indenture in an aggregate amount not to exceed $50 million outstanding at any time less the aggregate amount of Permitted Restricted Subsidiary Indebtedness outstanding at such time.

"Permitted GEOILBENT Indebtedness" means Indebtedness of GEOILBENT which is non-recourse to the Company and its Restricted Subsidiaries except to the extent of the pledge of equity interests in GEOILBENT.

"Permitted Indebtedness" means (i) the Notes; (ii) Indebtedness of the Company and its Restricted Subsidiaries (other than Benton-Vinccler) outstanding on the date of the Indenture; (iii) obligations of the Company and its Restricted Subsidiaries pursuant to Interest Rate Agreements, Currency Agreements and Permitted Commodity Swap Agreements and compensation payable thereunder; (iv) Indebtedness of the Company to a Restricted Subsidiary or of a Restricted Subsidiary to the Company or another Restricted Subsidiary (but only so long as such Indebtedness is held or owned by the Company or a Restricted Subsidiary);
(v) Indebtedness of the Company Incurred for the purpose of financing the working capital requirements of the Company or any Restricted Subsidiary in an aggregate amount not to exceed the greater of $10 million or 4% of the Oil and Gas Reserve Estimate, in each case at any time outstanding; (vi) Indebtedness (excluding Acquired Indebtedness) of the Company in addition to Indebtedness permitted by clauses (i) through (v) in an aggregate amount not to exceed $20 million at any time outstanding; (vii) (a) Indebtedness of Benton-Vinccler not in excess of $25 million in aggregate principal amount outstanding which is cash collateralized and (b) Permitted Benton-Vinccler Indebtedness; (viii) Permitted GEOILBENT Indebtedness; (ix)(a) Secured Performance Letters of Credit in an aggregate amount not to exceed $30 million written with respect to which the account party is the Company or any Restricted Subsidiary; and (b) Performance Letters of Credit with respect to which the account party is the Company or any Restricted Subsidiary; provided that the reimbursement obligation of the Company or such Restricted Subsidiary thereunder is unsecured; (x) unsecured obligations of the Company or any Restricted Subsidiary to reimburse any other person for all or a portion of such other person's reimbursement obligations with respect to any Performance Letter of Credit; provided that such Performance Letter of Credit secures the performance of obligations of the Company or a Restricted Subsidiary (in addition to any performance obligations of such other person which such Performance Letter of Credit may secure) under any contract entered into by the Company or such Restricted Subsidiary in the ordinary course of its Oil and Gas Business; and (xi) Indebtedness of the Company or any Restricted Subsidiary the proceeds of which are used to renew, extend, refinance or repurchase, or Indebtedness of the Company or any Restricted Subsidiary exchanged for, Indebtedness permitted by clause (i) or (ii) above so long as (a) the aggregate amount of such new Indebtedness (or, if such new Indebtedness will be issued at a price less than the principal amount thereof, the aggregate issue price thereof) would not be greater than the sum of the aggregate amount of the Indebtedness being renewed, extended, refinanced, repurchased or exchanged and any premium, accrued interest expense, commissions and other transaction costs incurred in connection with such renewal, extension, refinancing, repurchase or exchange (but only if such costs are of a kind and in an amount that would customarily be incurred in connection with such types of transactions), (b) if the Indebtedness being renewed, extended, refinanced, repurchased or exchanged is Indebtedness of the Company, such new Indebtedness would be Indebtedness of the Company and, unless the Indebtedness being renewed, extended, refinanced, repurchased or exchanged is fully secured, such new Indebtedness would have an Average Life greater than the Average Life of the Notes and a stated maturity later than the Stated Maturity of the Notes and (c) such new Indebtedness would be Subordinated Indebtedness if the Indebtedness renewed, extended, refinanced, repurchased or exchanged is Subordinated Indebtedness and such new Subordinated Indebtedness would be subordinated to the Notes at least to the extent that the Subordinated Indebtedness being renewed, extended, refinanced, repurchased or exchanged is subordinated to the Notes.

"Permitted Investment" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit a person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including, without limitation, (i) ownership interests in oil and gas properties or gathering systems and (ii) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farmout agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

"Permitted Liens" means Liens upon any real or tangible personal property securing (i) any Indebtedness of the Company or any Restricted Subsidiary existing on the date of the Indenture and any renewals, extensions, refinancings or exchanges of such Indebtedness permitted under the Indenture; provided that any such Lien securing any renewed, extended, refinanced or exchanged Indebtedness shall only attach to the property that secured such Indebtedness prior to such renewal, extension, refinancing or exchange; (ii) any Permitted Benton-Vinccler Indebtedness; (iii) any Permitted GEOILBENT Indebtedness, limited to the non-recourse pledge of equity interests in GEOILBENT; (iv) any Permitted Restricted Subsidiary Indebtedness; (v) any Permitted Company Secured Indebtedness; (vi) Permitted Commodity Swap Agreements; (vii) reimbursement obligations in respect of the letters of credit referred to in clause (ix)(a) of the definition of Permitted Indebtedness; (viii) Indebtedness of Benton-Vinccler referred to in clause (vii)(a) of the definition of Permitted Indebtedness, limited to cash collateral; and (ix) any other Indebtedness of the Company or any Restricted Subsidiary required by its terms to be secured in the event that the Notes are required to be secured pursuant to the terms of the Indenture; provided that (a) if such other Indebtedness is Subordinated Indebtedness, the Lien securing such other Indebtedness shall be subordinated to the Lien securing the Notes to at least the extent that such Subordinated Indebtedness is subordinated to the Notes, (b) in no event shall the Lien securing such other Indebtedness be prior to the Lien securing the Notes and (c) if the Lien securing the Notes ceases to exist, the Lien securing such other Indebtedness shall also cease to exist.

"Permitted Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (including Permitted Benton-Vinccler Indebtedness but excluding Indebtedness of Benton-Vinccler referred to in clause (vii)(a) of the definition of Permitted Indebtedness) Incurred after the date of the Indenture (other than pursuant to clause (xi) of the definition of Permitted Indebtedness) in an aggregate amount for all such Restricted Subsidiaries not to exceed $50 million, in each case outstanding at any time less the aggregate amount of Permitted Company Secured Indebtedness outstanding at such time.

"person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof; provided that the term joint venture shall not include any contractual arrangement between the Company or any Restricted Subsidiary and one or more third parties pursuant to which the Company or such Restricted Subsidiary and such third party or parties agree to share the costs and benefits of exploring and developing oil and gas properties so long as (i) the interest of the Company or such Restricted Subsidiary in such properties and the hydrocarbons or other mineral products derived therefrom is owned directly by the Company or such Restricted Subsidiary, (ii) such contractual arrangement does not grant any Lien on the Company's or such Restricted Subsidiary's ownership interest in such properties or products derived therefrom or permit such third party or parties to restrict in any manner the ability of the Company or such Restricted Subsidiary to use, transfer, sell or otherwise dispose of such ownership interest (excluding, in each case, any agreement to sell such products to such third party or parties so long as such agreement was negotiated on an arm's-length basis) and (iii) no independent legal entity is created by such contractual arrangement.

"Preferred Stock" means, with respect to any person, Capital Stock or Redeemable Stock of such person of any class or classes (however designated) whether now outstanding or issued after the date of the Indenture, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation of such person, to any other class of Capital Stock of such person and includes, without limitation, all classes and series of preferred or preference stock.

"Publicly Traded Stock" means, with respect to any person, Voting Stock of such person which is registered under Section 12 of the Exchange Act and which is actively traded on The New York Stock Exchange or American Stock Exchange or in the Nasdaq -- National Market.

"Redeemable Stock" means, with respect to any person, any and all shares, interests, participations, rights or other equivalents (however designated) of such person's capital stock or partnership interests whether now outstanding or issued after the date of the Indenture that by their terms or otherwise are or may be required to be redeemed prior to the Stated Maturity of the Notes or are redeemable at the option of the holder thereof (including, without limitation, upon the happening of any specified event or with the passage of time) at any time prior to the Stated Maturity of the Notes; provided that if the only event that could require redemption of any such securities prior to the Stated Maturity of the Notes is a change in control of the Company (defined in a manner substantially identical to the definition of Change in Control in the Indenture) and such right of redemption is expressly

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

subordinated to the right of the holders of the Notes to require repurchase of the Notes upon the occurrence of a Change in Control pursuant to the terms of the Indenture, then such securities shall not be deemed to be Redeemable Stock.

"Reference Period" means, with respect to any determination to be made pursuant to the terms of the Indenture, the four full fiscal quarters for which financial information is available immediately preceding any date upon which such determination is to be made.

"Repaid Investment" means (i) the amount of any Investment in a person (which is a Restricted Payment) made by the Company or a Restricted Subsidiary after the date of the Indenture (a) to the extent such amount has been unconditionally repaid in cash to the Company or such Restricted Subsidiary (including any such repayment in the form of a dividend but excluding any payments of interest) or
(b) to the extent of the net proceeds received in cash or Cash Equivalents from the sale thereof and (ii) the amount of any Indebtedness of a person guaranteed by the Company or a Restricted Subsidiary after the date of the Indenture (which guarantee is a Restricted Payment) to the extent such amount has been unconditionally released from such guarantee; provided that in each case such amount shall not exceed the amount of such Investment as recorded on the books of the Company or such Restricted Subsidiary in accordance with GAAP at the time such Investment was made.

"Restricted Payment" means, with respect to any person, (i) the declaration or payment of any dividend or other distribution in respect of Capital Stock or Redeemable Stock of such person or any Subsidiary of such person, (ii) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock or Redeemable Stock of such person or any Subsidiary of such person (including options, warrants or other rights to acquire such Capital Stock or Redeemable Stock), (iii) any payment on account of the purchase, redemption or other acquisition or retirement for value of, or any payment in respect of any amendment of the terms of, or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal or any scheduled sinking fund payment, as the case may be, of such Subordinated Indebtedness and (iv) any Investment by such person other than any Investment in Cash Equivalents or any Permitted Investment.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary; provided that so long as Benton-Vinccler is a direct or indirect Subsidiary of the Company it shall remain a Restricted Subsidiary.

"Restricted Subsidiary Investment" means, with respect to any person that becomes a Restricted Subsidiary, the amount of any Investment in such person (which is a Restricted Payment) made by the Company or a Restricted Subsidiary after the date of the Indenture but prior to the time such person becomes a Restricted Subsidiary; provided that such amount shall not exceed the amount of such Investment as recorded on the books of the Company or such Restricted Subsidiary in accordance with GAAP at the time such Investment was made.

"Senior Indebtedness" means any Indebtedness of the Company (whether outstanding on the date hereof or hereinafter incurred), unless such Indebtedness is Subordinated Indebtedness.

"Stated Maturity," when used with respect to any Note, means the date specified in such Note as the fixed date on which the principal of such Note is due and payable.

"Subordinated Indebtedness" means any Indebtedness (whether outstanding on the date hereof or hereinafter incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes.

"Subsidiary" of any person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries of such person or (ii) any other person (other than a corporation) in which such person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such person.

"Unrestricted Subsidiary" means (i) any Subsidiary of the Company or of a Restricted Subsidiary (other than Benton-Vinccler) that is designated as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors in accordance with the requirements of the following sentence and (ii) any Subsidiary of an Unrestricted Subsidiary. The Company may designate any Subsidiary of the Company or of a Restricted Subsidiary (excluding any Restricted Subsidiary that had been designated as an Unrestricted Subsidiary prior to its designation as a Restricted Subsidiary but including a newly acquired or newly formed Subsidiary of the Company or any Restricted Subsidiary) to be an Unrestricted Subsidiary by a resolution of the Board of Directors, if immediately after giving effect to such designation, (i) the Company could Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Indenture provisions described under the caption "Certain Covenants -- Limitation on Indebtedness," (ii) the Company could make an additional Restricted Payment of $1.00 pursuant to the Indenture provisions described in the first paragraph under the caption "Limitation on Restricted Payments," (iii) such Subsidiary does not own or hold any Capital Stock or Redeemable Stock of, or any Lien on any property of, the Company or any

Restricted Subsidiary and (iv) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness. The Board of Directors may designate any Unrestricted Subsidiary (excluding any Unrestricted Subsidiary that had been a Restricted Subsidiary prior to its designation as an Unrestricted Subsidiary) to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Indenture provisions described under the caption "Certain Covenants -- Limitation on Indebtedness." Upon any such designation by the Board of Directors, the Company shall promptly file with the Trustee a copy of a board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing. As of the date of the Indenture, the Company has no Unrestricted Subsidiaries.

"Voting Stock" means, with respect to any person, securities of any class or classes of Capital Stock in such person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such person but not including Capital Stock having the right to vote thereon solely upon the happening of a contingency unless and until such contingency has occurred, and then only so long as such Capital Stock has voting rights with respect thereto.

"Wholly Owned Subsidiary" means, with respect to any person, any Subsidiary of such person if all of the Capital Stock (excluding Preferred Stock) in such Subsidiary (other than any director's qualifying shares) is owned directly or indirectly by such person.

EVENTS OF DEFAULT

An Event of Default will occur under the Indenture with respect to the Notes if any one of the following events occurs:

        (a) default in the payment of any installment of interest on the Notes as and when the same becomes due and payable, and the continuance of such default for 30 days; or

        (b) default in the payment of the principal of the Notes, the amount payable upon the redemption of any Notes, Change in Control Purchase Price or Asset Sale Offer Price when the same becomes due and payable as provided under the Indenture, whether at Stated Maturity, upon redemption, upon declaration of acceleration, when due for purchase by the Company or otherwise; or

        (c) default in the performance or breach of any covenant or agreement of the Company under the Indenture (other than a default in the performance or breach of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and stating that such notice is a "Notice of Default" under the Indenture; or

        (d) default in the payment of any principal, premium, if any, or interest when due or after the expiration of any applicable grace period in respect of any Indebtedness of the Company or any Restricted Subsidiary (including, without limitation, reimbursement obligations with respect to Performance Letters of Credit) having an outstanding principal amount (or with an outstanding reimbursement obligation) of $2.5 million or more individually or in the aggregate or the acceleration of the maturity of any such Indebtedness; or

        (e) one or more final judgments or orders rendered against the Company or any Restricted Subsidiary which require the payment in money, either individually or in an aggregate amount, of more than $500,000 shall remain unsatisfied or unstayed for 30 consecutive days after any such judgment or order becomes final and nonappealable; or

        (f) the entry of a decree or order by a court having jurisdiction in the premises (i) for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or
     (ii) adjudging the Company or any such Material Subsidiary as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any such Material Subsidiary under any such law, or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any such Material Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

        (g) the institution by the Company or any Material Subsidiary of a voluntary case or proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Company or any Material Subsidiary to the entry of a decree or order for relief in respect of the Company or any Material Subsidiary in any involuntary case or proceeding under any such law or to the institution of bankruptcy or insolvency proceedings against the

     Company or such Material Subsidiary, or the filing by the Company or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any such law, or the consent by the Company or any Material Subsidiary to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of the Company or such Material Subsidiary or any substantial part of any of their properties, or the making by the Company or any Material Subsidiary of an assignment for the benefit of creditors, or the admission by the Company or any Material Subsidiary in writing of an inability to pay any of their debts generally as they become due or the taking of corporate action by the Company or any Material Subsidiary in furtherance of any such action.

If an Event of Default with respect to the Notes (other than as specified in clauses (f) and (g) above) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by holders) may, and the Trustee at the request of such holders shall, declare the Notes and the accrued interest thereon to be immediately due and payable, as specified below. Upon a declaration of acceleration, such amount shall be due and payable immediately after receipt by the Company of such written notice. If an Event of Default specified in clause (f) or (g) above occurs and is continuing, then the Notes and the accrued interest thereon shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. At any time after such declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and (ii) the amounts payable in respect of any Notes which have become due otherwise than by such declaration of acceleration and overdue interest thereon (to the extent of such overdue interest at the rate borne by the Notes) and (b) the rescission would not conflict with any judgment or decree and (c) all existing Events of Default, other than the nonpayment of the principal amount of the Notes which have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereon provided in the following paragraph.

The holders of not less than a majority in aggregate principal amount of the outstanding Notes, by notice to the Trustee (and without notice to any other holder) on behalf of the holders of all the Notes may waive any past default or Event of Default under the Indenture with respect to such Notes and its consequences, except (i) an Event of Default described in clause (b) of the first paragraph under this section or (ii) a default in the payment of interest on any Notes or in respect of a covenant or provision that under the terms of the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected thereby. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

In the Indenture, (i) the Company will covenant that (to the extent that it may lawfully do so) it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture and the Company will expressly waive (to the extent that it may lawfully do so) all benefit or advantage of any such law and (ii) the Company will covenant that it will not hinder, delay or impede the execution of any power granted to the Trustee under the Indenture and will suffer and permit the execution of every such power as though no such law had been enacted.

DEFEASANCE; SATISFACTION AND DISCHARGE

The Indenture will provide that (i) the Company may be discharged from any and all obligations in respect of the outstanding Notes or (ii) the Company may omit to comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes in the case of either clause (i) or (ii) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified accountants to pay the principal of and each installment of interest, if any, on the outstanding Notes. With respect to clause (ii), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants shall remain in full force and effect. Such trust may only be established if, among other things (a) with respect to clause (i), the Company has delivered to the Trustee an Opinion of Counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, and based thereon such Opinion of Counsel confirms that holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or, with respect to clause (ii), the Company has delivered to the

Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (b) no Event of Default or Default shall have occurred or be continuing; (c) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and (d) certain other customary conditions precedent are satisfied.

The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, rights of holders to receive payments of principal and interest and rights of holders of Notes to funds deposited with the Trustee) as to all outstanding Notes when either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation, (ii) the Company has paid the principal of and interest on all Notes outstanding under the Indenture as and when the same shall have become due and payable, or (iii) all such Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, or (b) will become due and payable within one year, or (c) are to be called for redemption within one year, and (x) the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of deposit (if such Notes are then due and payable) or to the applicable maturity or redemption date (as the case may be), (y) no default or Event of Default shall have occurred or be continuing and (z) such deposit would not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound, and the Company has paid all sums payable by it under the Indenture.

GOVERNING LAW

The Indenture and the Notes will be governed by the laws of the State of New
York.

MODIFICATION OF INDENTURE

The Indenture contains provisions permitting the Company and the Trustee in limited circumstances, and otherwise, with the consent of the holders of not less than a majority in aggregate principal amount of Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying in any manner the rights of the holders of the Notes; provided that no such supplemental indenture shall (i) extend the final maturity of any Note, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption of any Notes or upon an Event of Default, or reduce the Change in Control Purchase Price of the Asset Sale Offer Price, or impair or affect the right of any holder to institute suit for the payment thereof without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, the consent of the holders of which is required for any supplemental indenture, without the consent of the Holders of all Notes then outstanding.

THE TRUSTEE

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

THE GLOBAL NOTES

Upon the issuance of the Regulation S Global Note and the Restricted Global Note (each a "Global Note" and together the "Global Notes"), DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

Investors may hold their interests in the Regulation S Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Beginning 40 days after the later of the commencement of the offering and the Closing Date (but not earlier), investors may also hold such interests through organizations other than Cedel or Euroclear that are participants in the DTC system. Cedel and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through DTC.

So long as DTC, or its nominee, is the registered owner of holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the procedures provided for under "Notice to Investors," as well as DTC's applicable procedures, and, if applicable, those of Euroclear and Cedel.

Payments of the principal of, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in "Notice to Investors." Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose accounts the DTC interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC will exchange the Global Notes for Certificated Notes, which it will distribute to its participants and which, if representing interests in the Restricted Global Note or the Temporary Regulation S Global Note, will be legended as set forth under the heading "Notice to Investors."

DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes which, in the case of Notes issued in exchange for the Restricted Global Note will bear the legend referred to under the heading "Notice to Investors."

                          DESCRIPTION OF THE OLD NOTES

The terms of the Old Notes are identical in all material respects to the New Notes, except that (i) the sale of the Old Notes was not registered under the Securities Act, therefore the Old Notes are subject to certain restrictions on transfer, contain certain legends relating thereto and are entitled to certain registration rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer); and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, in the event that (a) the registration statement relating to the Exchange Offer is not filed with the Commission on or prior to January 2, 1998, (b) the Exchange Offer Registration Statement is not declared effective by the Commission or a Shelf Registration Statement is not filed on or prior to February 1, 1998, or (c) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to March 3, 1998, then the Company will be required to pay additional interest in addition to the interest otherwise due on the Notes) to each holder of Notes during the first 90-day period immediately following the occurrence of each Registration Default in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until such Registration Default is cured, up to a maximum amount of additional interest of 1.00% per annum. Upon the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after March 3, 1998, the interest rate on any Old Notes which remain outstanding will be reduced, from the date of such consummation or effectiveness, as the case may be, to 9 3/8% per annum and the Old Notes will not thereafter be entitled to any increase in the interest rate thereon. The New Notes are not entitled to any such increase in the interest rate thereon. In addition, the Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. See "Description of the New Notes -- General." Accordingly, holders of Old Notes should review the information set forth under "Summary -- Certain Consequences of a Failure to Exchange Old Notes" and "Description of the New Notes."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States Federal income tax considerations to holders of the New Notes who are subject to U.S. net income tax with respect to the New Notes ("U.S. persons") and who will hold the New Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the New Notes or holders thereof. It does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular investor in light of his particular investment circumstances or to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss New Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a New Note and one or more other investments, or situations in which the functional currency of the holders is not the U.S. dollar.

Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

EXCHANGE OF NOTES

The exchange of Old Notes for New Notes should not be a taxable event to holders for federal income tax purposes. The exchange of Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. If, however, the exchange of the Old Notes for the New Notes were treated as an exchange for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Accordingly, a holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

INTEREST ON THE NEW NOTES

A holder of a New Note will be required to report as ordinary interest income for U.S. Federal income tax purposes interest earned on the New Note in accordance with the holder's method of tax accounting.

DISPOSITION OF NEW NOTES

A holder's tax basis for a New Note generally will be the holder's purchase price for the Old Note. Upon the sale, exchange, redemption, retirement or other disposition of a New Note, a holder will recognize gain or loss equal to the difference (if any) between the amount realized and the holder's tax basis in the New Note. Such gain or loss will be long-term capital gain or loss if the New Note has been held for more than one year (including the period the Old Note was held) and otherwise will be short-term capital gain or loss (with certain exceptions to the characterization as capital gain if the New Note was acquired at a market discount).

BACKUP WITHHOLDING

A holder of a New Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the New Note and proceeds from the sale, exchange, redemption or retirement of the New Note, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a New Note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS.

A holder of a New Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

Any amount paid as backup withholding will be creditable against the holder's U.S. Federal income tax liability.

                              PLAN OF DISTRIBUTION

Each Participating Broker-Dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "The Exchange Offer -- Resales of New Notes."

The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the issuance of the Notes will be passed upon for the Company by Kegler, Brown, Hill & Ritter, Co., L.P.A., Columbus, Ohio.

                                    EXPERTS

The financial statements incorporated in this registration statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The information appearing herein or incorporated herein with respect to proved oil and gas reserves of the Company at December 31, 1995 and 1996, to the extent stated herein, was estimated by the Company and audited by Huddleston & Co., Inc., independent petroleum engineers, and is included herein on the authority of such firm as experts in petroleum engineering.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission, at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document, copies of which are available from the Company as described below, each such statement qualified in all respects by such reference.

The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to Benton Oil and Gas Company, 1145 Eugenia Place, Suite 200, Carpinteria, California 93013 (the principal executive offices of the Company), telephone
(805) 566-5600, Attn.: Corporate Secretary.

                                    GLOSSARY

When the following terms are used in the text they have the meanings indicated.

MCF. "Mcf" means thousand cubic feet. "Mmcf" means million cubic feet. "Bcf" means billion cubic feet. "Tcf" means trillion cubic feet.

BBL. "Bbl" means barrel. "MBbl" means thousand barrels. "MMBbl" means million barrels. "BBbl" means billion barrels.

BOE. "BOE" means barrels of oil equivalent, which are determined using the ratio of one barrel of crude oil, condensate or natural gas liquids to six Mcf of natural gas so that six Mcf of natural gas is referred to as one barrel of oil equivalent or "BOE". "MBOE" means thousands of barrels of oil equivalent. "MMBOE" means millions of barrels of oil equivalent.

CAPITAL EXPENDITURES. "Capital Expenditures" means costs associated with exploratory and development drilling (including exploratory dry holes); leasehold acquisitions; seismic data acquisitions; geological, geophysical and land-related overhead expenditures; delay rentals; producing property acquisitions; and other miscellaneous capital expenditures.

COMPLETION COSTS. "Completion Costs" means, as to any well, all those costs incurred after the decision to complete the well as a producing well. Generally, these costs include all costs, liabilities and expenses, whether tangible or intangible, necessary to complete a well and bring it into production, including installation of service equipment, tanks, and other materials necessary to enable the well to deliver production.

DEVELOPMENT WELL. A "Development Well" is a well drilled as an additional well to the same reservoir as other producing wells on a lease, or drilled on an offset lease not more than one location away from a well producing from the same reservoir.

EXPLORATORY WELL. An "Exploratory Well" is a well drilled in search of a new and as yet undiscovered pool of oil or gas, or to extend the known limits of a field under development.

FINDING COST. "Finding Cost", expressed in dollars per BOE, is calculated by dividing the amount of total capital expenditures related to acquisitions, exploration and development costs (reduced by proceeds for any sale of oil and gas properties) by the amount of total net reserves added or reduced as a result of property acquisitions and sales, drilling activities and reserve revisions during the same period.

FUTURE DEVELOPMENT COST. "Future Development Cost" of proved nonproducing reserves, expressed in dollars per BOE, is calculated by dividing the amount of future capital expenditures related to development properties by the amount of total proved non-producing reserves associated with such activities.

GROSS ACRES OR WELLS. "Gross Acres or Wells" are the total acres or wells, as the case may be, in which an entity has an interest, either directly or through an affiliate.

LIFTING COSTS. "Lifting Costs" are the expenses of lifting oil from a producing formation to the surface, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and windfall profit taxes.

NET ACRES OR WELLS. A party's "Net Acres" or "Net Wells" are calculated by multiplying the number of gross acres or gross wells in which that party has an interest by the fractional interest of the party in each such acre or well.

PRODUCING PROPERTIES OR RESERVES. "Producing Reserves" are Proved Developed Reserves expected to be produced from existing completion intervals now open for production in existing wells. "Producing Properties" are properties to which Producing Reserves have been assigned by an independent petroleum engineer.

PROVED DEVELOPED RESERVES. "Proved Developed Reserves" are Proved Reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

PROVED RESERVES. "Proved Reserves" are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions, that is, on the basis of prices and costs as of the date the estimate is made and any price changes provided for by existing conditions.

PROVED UNDEVELOPED RESERVES. "Proved Undeveloped Reserves" are Proved Reserves which can be expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

RESERVES. "Reserves" means crude oil and natural gas, condensate and natural gas liquids, which are net of leasehold burdens, are stated on a net revenue interest basis, and are found to be commercially recoverable.

ROYALTY INTEREST. A "Royalty Interest" is an interest in an oil and gas property entitling the owner to a share of oil and gas production (or the proceeds of the sale thereof) free of the costs of production.

STANDARDIZED MEASURE OF FUTURE NET CASH FLOWS. The "Standardized Measure of Future Net Cash Flows" is a method of determining the present value of Proved Reserves. The future net revenues from Proved Reserves are estimated assuming that oil and gas prices and production costs remain constant. The resulting stream of revenues is then discounted at the rate of 10% per year to obtain a present value.

3-D SEISMIC. "3-D Seismic" is the method by which a three dimensional image of the earth's subsurface is created through the interpretation of seismic data. 3-D surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, development and production.

UNDEVELOPED ACREAGE. "Undeveloped Acreage" is oil and gas acreage (including, in applicable instances, rights in one or more horizons which may be penetrated by existing wellbores, but which have not been tested) to which Proved Reserves have not been assigned by independent petroleum engineers.

                                      LOGO

                             LETTER OF TRANSMITTAL

                           BENTON OIL AND GAS COMPANY
                             OFFER TO EXCHANGE ITS
                          9 3/8% SENIOR NOTES DUE 2007
                 (REGISTERED UNDER THE SECURITIES ACT OF 1933)
                       FOR ANY AND ALL OF ITS OUTSTANDING
                          9 3/8% SENIOR NOTES DUE 2007

                           PURSUANT TO THE PROSPECTUS
                             DATED JANUARY 14, 1998

--------------------------------------------------------------------------------

   THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 20, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                 FIRST TRUST OF NEW YORK, NATIONAL ASSOCIATION

                                    By Mail:

                        First Trust National Association
                                 P.O. Box 64485
                         St. Paul, Minnesota 55164-9549
                           Attn: Specialized Finance

                            To Confirm by Telephone
                              or for Information:

                                 (612) 244-1197
                              Attn: Phyliss Meath
                         By Overnight Delivery or Hand:

                            First Trust of New York,
                              National Association
                                100 Wall Street
                            New York, New York 10005
                              Attn: Cathy Donohue

                            Facsimile Transmissions:

                                 (612) 244-1145

     DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS LETTER OF TRANSMITTAL VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

     THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

     Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

     This Letter of Transmittal is to be completed by holders of Old Notes (as defined below) either if Old Notes are to be forwarded herewith or if tenders of Old Notes are to be made by book-entry transfer to an account maintained by First Trust of New York, National Association (the "Exchange Agent") at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus.

     Holders of Old Notes whose certificates (the "Certificates") for such Old Notes are not immediately available or who cannot deliver their Certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date (as defined in the Prospectus) or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
Offer -- Procedures for Tendering Old Notes" in the Prospectus. SEE INSTRUCTION
1. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

                    ALL TENDERING HOLDERS COMPLETE THIS BOX:
--------------------------------------------------------------------------------

                                    DESCRIPTION OF OLD NOTES TENDERED
---------------------------------------------------------------------------------------------------------
 NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S)                    OLD NOTES TENDERED
            (PLEASE FILL IN, IF BLANK)                     (ATTACH ADDITIONAL LIST IF NECESSARY)
---------------------------------------------------------------------------------------------------------
                                                                                        PRINCIPAL AMOUNT
                                                                                          OF OLD NOTES
                                                     CERTIFICATE     PRINCIPAL AMOUNT   TENDERED (IF LESS
                                                      NUMBER(S)        OF OLD NOTES*       THAN ALL)**
                                                  -------------------------------------------------------

                                                  -------------------------------------------------------

                                                  -------------------------------------------------------

                                                  -------------------------------------------------------

                                                  -------------------------------------------------------

                                                    TOTAL AMOUNT
                                                      TENDERED

--------------------------------------------------------------------------------

 * Need not be completed by book-entry holders.
** Old Notes may be tendered in whole or in part in denominations of $1,000 and integral multiples thereof. All Old Notes held shall be deemed tendered unless a lesser number is specified in this column.

           (BOXES BELOW TO BE CHECKED BY ELIGIBLE INSTITUTIONS ONLY)

[ ] CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER
    MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

   Name of Tendering Institution
   DTC Account Number
   Transaction Code Number

[ ] CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF
    TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

   Name of Registered Holder(s)
   Window Ticket Number (if any)
   Date of Execution of Notice of Guaranteed Delivery
   Name of Institution which Guaranteed Delivery

   If Guaranteed Delivery is to be made By Book-Entry Transfer:
   Name of Tendering Institution
   DTC Account Number
   Transaction Code Number

[ ] CHECK HERE IF TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED OLD NOTES
    ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER SET FORTH ABOVE.

[ ] CHECK HERE IF YOU ARE A BROKER-DEALER WHO ACQUIRED THE OLD NOTES FOR ITS OWN
    ACCOUNT AS A RESULT OF MARKET MAKING OR OTHER TRADING ACTIVITIES (A "PARTICIPATING BROKER-DEALER") AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

   Name:
   Address:

Ladies and Gentlemen:

     The undersigned hereby tenders to Benton Oil and Gas Company, a Delaware corporation (the "Company"), the above described aggregate principal amount of the Company's 9 3/8% Senior Notes due 2007 (the "Old Notes") in exchange for a like aggregate principal amount of the Company's 9 3/8% Senior Notes due 2007 (the "New Notes"), upon the terms and subject to the conditions set forth in the Prospectus dated January 14, 1998 (as the same may be amended or supplemented from time to time, the "Prospectus"), receipt of which is acknowledged, and in this Letter of Transmittal (which, together with the Prospectus, constitute the "Exchange Offer"). The Exchange Offer has been registered under the Securities Act of 1933, as amended (the "Securities Act").

     Subject to and effective upon the acceptance for exchange of all or any portion of the Old Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to such Old Notes as are being tendered herewith. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as agent of the Company in connection with the Exchange Offer) with respect to the tendered Old Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), subject only to the right of withdrawal described in the Prospectus, to (i) deliver Certificates for Old Notes to the Company together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company, upon receipt by the Exchange Agent, as the undersigned's agent, of the New Notes to be issued in exchange for such Old Notes, (ii) present Certificates for such Old Notes for transfer, and to transfer the Old Notes on the books of the Company, and (iii) receive for the account of the Company all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms and conditions of the Exchange Offer.

     THE UNDERSIGNED HEREBY REPRESENTS AND WARRANTS THAT THE UNDERSIGNED HAS FULL POWER AND AUTHORITY TO TENDER, EXCHANGE, SELL, ASSIGN AND TRANSFER THE OLD NOTES TENDERED HEREBY AND THAT, WHEN THE SAME ARE ACCEPTED FOR EXCHANGE, THE COMPANY WILL ACQUIRE GOOD, MARKETABLE AND UNENCUMBERED TITLE THERETO, FREE AND CLEAR OF ALL LIENS, RESTRICTIONS, CHARGES AND ENCUMBRANCES, AND THAT THE OLD NOTES TENDERED HEREBY ARE NOT SUBJECT TO ANY ADVERSE CLAIMS OR PROXIES. THE UNDERSIGNED WILL, UPON REQUEST, EXECUTE AND DELIVER ANY ADDITIONAL DOCUMENTS DEEMED BY THE COMPANY OR THE EXCHANGE AGENT TO BE NECESSARY OR DESIRABLE TO COMPLETE THE EXCHANGE, ASSIGNMENT AND TRANSFER OF THE OLD NOTES TENDERED HEREBY, AND THE UNDERSIGNED WILL COMPLY WITH ITS OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. THE UNDERSIGNED HAS READ AND AGREES TO ALL OF THE TERMS OF THE EXCHANGE OFFER.

     The name(s) and address(es) of the registered holder(s) of the Old Notes tendered hereby should be printed above, if they are not already set forth above, as they appear on the Certificates representing such Old Notes. The Certificate number(s) and the Old Notes that the undersigned wishes to tender should be indicated in the appropriate boxes above.

     If any tendered Old Notes are not exchanged pursuant to the Exchange Offer for any reason, or if Certificates are submitted for more Old Notes than are tendered or accepted for exchange, Certificates for such nonexchanged or nontendered Old Notes will be returned (or, in the case of Old Notes tendered by book-entry transfer, such Old Notes will be credited to an account maintained at
DTC), without expense to the tendering holder, promptly following the expiration or termination of the Exchange Offer.

     The undersigned understands that tenders of Old Notes pursuant to any one of the procedures described in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus and in the instructions hereto will, upon the Company's acceptance for exchange of such tendered Old Notes, constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer. The undersigned recognizes that, under certain circumstances set forth in the Prospectus, the Company may not be required to accept for exchange any of the Old Notes tendered hereby.

     Unless otherwise indicated herein in the box entitled "Special Issuance Instructions" below, the undersigned hereby directs that the New Notes be issued in the name(s) of the undersigned or, in the case of a book-entry transfer of Old Notes, that such New Notes be credited to the account indicated above maintained at DTC. If applicable, substitute Certificates representing Old Notes not exchanged or not accepted for exchange will be issued to the undersigned or, in the case of a book-entry transfer of Old Notes, will be credited to the account indicated above maintained at DTC. Similarly, unless otherwise indicated under "Special Delivery Instructions," please deliver New Notes to the undersigned at the address shown below the undersigned's signature.

     BY TENDERING OLD NOTES AND EXECUTING THIS LETTER OF TRANSMITTAL, THE UNDERSIGNED HEREBY REPRESENTS AND AGREES THAT (I) THE UNDERSIGNED IS NOT AN "AFFILIATE" OF THE COMPANY, (II) ANY NEW NOTES TO BE RECEIVED BY THE UNDERSIGNED ARE BEING ACQUIRED IN THE ORDINARY COURSE OF ITS BUSINESS, (III) THE UNDERSIGNED HAS NO ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN A DISTRIBUTION (WITHIN THE MEANING OF THE SECURITIES ACT) OF NEW NOTES TO BE

RECEIVED IN THE EXCHANGE OFFER, AND (IV) IF THE UNDERSIGNED IS NOT A BROKER-DEALER, THE UNDERSIGNED IS NOT ENGAGED IN, AND DOES NOT INTEND TO ENGAGE IN, A DISTRIBUTION (WITHIN THE MEANING OF THE SECURITIES ACT) OF SUCH NEW NOTES. BY TENDERING OLD NOTES PURSUANT TO THE EXCHANGE OFFER AND EXECUTING THIS LETTER OF TRANSMITTAL, A HOLDER OF OLD NOTES WHICH IS A BROKER-DEALER REPRESENTS AND AGREES, CONSISTENT WITH CERTAIN INTERPRETIVE LETTERS ISSUED BY THE STAFF OF THE DIVISION OF CORPORATION FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION TO THIRD PARTIES, THAT (A) SUCH OLD NOTES HELD BY THE BROKER-DEALER ARE HELD ONLY AS A NOMINEE, OR (B) SUCH OLD NOTES WERE ACQUIRED BY SUCH BROKER-DEALER FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND IT WILL DELIVER THE PROSPECTUS (AS AMENDED OR SUPPLEMENTED FROM TIME TO
TIME) MEETING THE REQUIREMENTS OF THE SECURITIES ACT IN CONNECTION WITH ANY RESALE OF SUCH NEW NOTES (PROVIDED THAT, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, SUCH BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT).

     THE COMPANY HAS AGREED THAT, SUBJECT TO THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT, THE PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A PARTICIPATING BROKER-DEALER (AS DEFINED BELOW) IN CONNECTION WITH RESALES OF NEW NOTES RECEIVED IN EXCHANGE FOR OLD NOTES, WHERE SUCH OLD NOTES WERE ACQUIRED BY SUCH PARTICIPATING BROKER-DEALER FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES, FOR A PERIOD ENDING 180 DAYS AFTER THE EXPIRATION DATE (SUBJECT TO EXTENSION UNDER CERTAIN LIMITED CIRCUMSTANCES DESCRIBED IN THE PROSPECTUS) OR, IF EARLIER, WHEN ALL SUCH NEW NOTES HAVE BEEN DISPOSED OF BY SUCH PARTICIPATING BROKER-DEALER. IN THAT REGARD, EACH BROKER-DEALER WHO ACQUIRED OLD NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES (A "PARTICIPATING BROKER-DEALER"), BY TENDERING SUCH OLD NOTES AND EXECUTING THIS LETTER OF TRANSMITTAL, AGREES THAT, UPON RECEIPT OF NOTICE FROM THE COMPANY OF THE OCCURRENCE OF ANY EVENT OR THE DISCOVERY OF ANY FACT WHICH MAKES ANY STATEMENT CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS UNTRUE IN ANY MATERIAL RESPECT OR WHICH CAUSES THE PROSPECTUS TO OMIT TO STATE A MATERIAL FACT NECESSARY IN ORDER TO MAKE THE STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE THEREIN, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY WERE MADE, NOT MISLEADING OR OF THE OCCURRENCE OF CERTAIN OTHER EVENTS SPECIFIED IN THE REGISTRATION RIGHTS AGREEMENT, SUCH PARTICIPATING BROKER-DEALER WILL SUSPEND THE SALE OF NEW NOTES PURSUANT TO THE PROSPECTUS UNTIL THE COMPANY HAS AMENDED OR SUPPLEMENTED THE PROSPECTUS TO CORRECT SUCH MISSTATEMENT OR OMISSION AND HAS FURNISHED COPIES OF THE AMENDED OR SUPPLEMENTED PROSPECTUS TO THE PARTICIPATING BROKER-DEALER OR THE COMPANY HAS GIVEN NOTICE THAT THE SALE OF THE NEW NOTES MAY BE RESUMED, AS THE CASE MAY BE. IF THE COMPANY GIVES SUCH NOTICE TO SUSPEND THE SALE OF THE NEW NOTES, IT SHALL EXTEND THE 180-DAY PERIOD REFERRED TO ABOVE DURING WHICH PARTICIPATING BROKER-DEALERS ARE ENTITLED TO USE THE PROSPECTUS IN CONNECTION WITH THE RESALE OF NEW NOTES BY THE NUMBER OF DAYS DURING THE PERIOD FROM AND INCLUDING THE DATE OF THE GIVING OF SUCH NOTICE TO AND INCLUDING THE DATE WHEN PARTICIPATING BROKER-DEALERS SHALL HAVE RECEIVED COPIES OF THE SUPPLEMENTED OR AMENDED PROSPECTUS NECESSARY TO PERMIT RESALES OF THE NEW NOTES OR TO AND INCLUDING THE DATE ON WHICH THE COMPANY HAS GIVEN NOTICE THAT THE SALE OF NEW NOTES MAY BE RESUMED, AS THE CASE MAY BE.

     Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and the undersigned waives the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after November 1, 1997.

     All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of the undersigned. Except as stated in the Prospectus, this tender is irrevocable.

--------------------------------------------------------------------------------
                              HOLDER(S) SIGN HERE
                         (SEE INSTRUCTIONS 2, 5 AND 6)
                  (PLEASE COMPLETE SUBSTITUTE FORM W-9 BELOW)
      (NOTE: SIGNATURE(S) MUST BE GUARANTEED IF REQUIRED BY INSTRUCTION 2)

        Must be signed by registered holder(s) exactly as name(s) appear(s) on Certificate(s) for the Old Notes hereby tendered or on a security position listing, or by any person(s) authorized to become the registered holder(s) by endorsements and documents transmitted herewith (including such opinions of counsel, certifications and other information as may be required by the Company or the Trustee for the Old Notes to comply with the restrictions on transfer applicable to the Old Notes). If signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or another acting in a fiduciary capacity or representative capacity, please set forth the signer's full title. See Instruction 5.

   --------------------------------------------------------------------------
                          (SIGNATURE(S) OF HOLDER(S))

   Date:  _______ , 1998

   Name(s)

   --------------------------------------------------------------------------
                                 (PLEASE PRINT)

   Address

   --------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

   Area Code and Telephone Number

   --------------------------------------------------------------------------
               (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER(S))

                           GUARANTEE OF SIGNATURE(S)
                           (SEE INSTRUCTIONS 2 AND 5)

   Authorized Signature

   Name

   --------------------------------------------------------------------------
                                 (PLEASE PRINT)

   Date:  _______ , 1998

   Capacity or Title

   Name of Firm

   Address
                               (INCLUDE ZIP CODE)

   Area Code and Telephone Number
--------------------------------------------------------------------------------

                         SPECIAL ISSUANCE INSTRUCTIONS
                         (SEE INSTRUCTIONS 1, 5 AND 6)

     To be complete ONLY if the New Notes are to be issued in the name of someone other than the registered holder of the Old Notes whose name(s) appear(s) above.

     Issue New Notes to:

Name____________________________________________________________________________
                                    (PLEASE PRINT)

Address_________________________________________________________________________
                               (INCLUDE ZIP CODE)

       _________________________________________________________________________
                          (TAXPAYER IDENTIFICATION OR
                            SOCIAL SECURITY NUMBER)







                         SPECIAL DELIVERY INSTRUCTIONS
                         (SEE INSTRUCTIONS 1, 5 AND 6)

     To be completed ONLY if New Notes are to be sent to someone other than the registered holder of the Old Notes whose name(s) appear(s) above, or to such registered holder(s) at an address other than that shown above.

     Mail New Notes to:

Name____________________________________________________________________________
                                    (PLEASE PRINT)

Address_________________________________________________________________________
                               (INCLUDE ZIP CODE)

       _________________________________________________________________________
                          (TAXPAYER IDENTIFICATION OR
                            SOCIAL SECURITY NUMBER)




                           SEE IMPORTANT INSTRUCTIONS

                                  INSTRUCTIONS

         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

     1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; GUARANTEED DELIVERY PROCEDURES. This Letter of Transmittal is to be completed either if (a) Certificates are to be forwarded herewith or (b) tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus. Certificates, or timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC, as well as this Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein on or prior to the Expiration Date. Old Notes may be tendered in whole or in part in the principal amount of $1,000 and integral multiples of $1,000.

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, this Letter of Transmittal and all other required documents to the Exchange Agent on or prior to the Expiration Date or (iii) who cannot complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Old Notes by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution (as defined below); (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, must be received by the Exchange Agent on or prior to the Expiration Date; and (iii) the Certificates (or a book-entry confirmation (as defined in the Prospectus)) representing all tendered Old Notes, in proper form for transfer, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent within five business days after the date of execution of such Notice of Guaranteed Delivery, all as provided in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Exchange Agent, and must include a guarantee by an Eligible Institution in the form set forth in such Notice. For Old Notes to be properly tendered pursuant to the guaranteed delivery procedure, the Exchange Agent must receive a Notice of Guaranteed Delivery on or prior to the Expiration Date. As used herein and in the Prospectus, "Eligible Institution" means a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as "an eligible guarantor institution," including (as such terms are defined therein)
(i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or
(v) a savings association that is a participant in a Securities Transfer Association.

     THE METHOD OF DELIVERY OF CERTIFICATES, THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     The Company will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a Letter of Transmittal (or facsimile thereof), waives any right to receive any notice of the acceptance of such tender.

     2. GUARANTEE OF SIGNATURES. No signature guarantee on this Letter of Transmittal is required if:

          (i) this Letter of Transmittal is signed by the registered holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the Old Notes) of Old Notes tendered herewith, unless such holder(s) has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" above, or

          (ii) such Old Notes are tendered for the account of a firm that is an Eligible Institution.

     In all other cases, an Eligible Institution must guarantee the signature(s) on this Letter of Transmittal. See Instruction 5.

     3. INADEQUATE SPACE. If the space provided in the box captioned "Description of Old Notes" is inadequate, the Certificate number(s) and/or the principal amount of Old Notes and any other required information should be listed on a separate signed schedule which is attached to this Letter of Transmittal.

     4. PARTIAL TENDERS AND WITHDRAWAL RIGHTS. Tenders of Old Notes will be accepted only in the principal amount of $1,000 and integral multiples thereof. If less than all the Old Notes evidenced by any Certificate submitted are to be tendered, fill in the principal amount of Old Notes which are to be tendered in the box entitled "Principal Amount of Old Notes Tendered (if less than all)." In such case, new Certificate(s) for the remainder of the Old Notes that were evidenced by your old Certificate(s) will only be sent to the holder of the Old Note, promptly after the Expiration Date. All Old Notes represented by Certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective on or prior to that time, a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth above or in the Prospectus on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if Certificates for Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Certificate for the Old Notes, if different from that of the person who tendered such Old Notes. If Certificates for the Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Certificates for the Old Notes, the tendering holder must submit the serial numbers shown on the particular.

     Certificates for the Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "The Exchange Offer -- Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in the Prospectus under "The Exchange Offer -- Procedures for Tendering Old Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof without cost to such holder promptly after withdrawal.

     5. SIGNATURES ON LETTER OF TRANSMITTAL, ASSIGNMENTS AND ENDORSEMENTS. If this Letter of Transmittal is signed by the registered holder(s) of the Old Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever.

     If any of the Old Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

     If any tendered Old Notes are registered in different name(s) on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of Certificates.

     If this Letter of Transmittal or any Certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Company, in its sole discretion, of such persons' authority to so act.

     When this Letter of Transmittal is signed by the registered owner(s) of the Old Notes listed and transmitted hereby, no endorsement(s) of Certificate(s) or separate bond power(s) are required unless New Notes are to be issued in the name of a person other than the registered holder(s). Signature(s) on such Certificate(s) or bond power(s) must be guaranteed by an Eligible Institution.

     If this Letter of Transmittal is signed by a person other than the registered owner(s) of the Old Notes listed, the Certificates must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of the registered owner(s) appear(s) on the Certificates, and also must be accompanied by such opinions of counsel, certifications and other information as the Company or the Trustee for the Old Notes may require in accordance with the restrictions on transfer applicable to the Old Notes. Signatures on such Certificates or bond powers must be guaranteed by an Eligible Institution.

     6. SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS. If New Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if New Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. Certificates for Old Notes not exchanged will be returned by mail or, if tendered by book-entry transfer, by crediting the account indicated above maintained at DTC. See Instruction 4.

     7. IRREGULARITIES. The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under "The Exchange Offer -- Certain Conditions to the Exchange Offer" or any conditions or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     The Company's interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange

Agent, nor any other person shall be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

     8. QUESTIONS, REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES. Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the front of this Letter of Transmittal. Additional copies of the Prospectus, the Notice of Guaranteed Delivery and the Letter of Transmittal may be obtained from the Exchange Agent or from your broker, dealer, commercial bank, trust company or other nominee.

     9. 31% BACKUP WITHHOLDING; SUBSTITUTE FORM W-9. Under U.S. Federal income tax law, a holder whose tendered Old Notes are accepted for exchange is required to provide the Exchange Agent with such holder's correct taxpayer identification number ("TIN") on Substitute Form W-9 below. If the Exchange Agent is not provided with the correct TIN, the Internal Revenue Service (the "IRS") may subject the holder or other payee to a $50 penalty. In addition, payments to such holders or other payees with respect to Old Notes exchanged pursuant to the Exchange Offer may be subject to 31% backup withholding.

     The box in Part 2 of the Substitute Form W-9 may be checked if the tendering holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 2 is checked, the holder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the box in Part 2 is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, the Exchange Agent will withhold 31% of all payments made prior to the time a properly certified TIN is provided to the Exchange Agent. The Exchange Agent will retain such amounts withheld during the 60 day period following the date of the Substitute Form W-9. If the holder furnishes the Exchange Agent with its TIN within 60 days after the date of the Substitute Form W-9, the amounts retained during the 60 day period will be remitted to the holder and no further amounts shall be retained or withheld from payments made to the holder thereafter. If, however, the holder has not provided the Exchange Agent with its TIN within such 60 day period, amounts withheld will be remitted to the IRS as backup withholding. In addition, 31% of all payments made thereafter will be withheld and remitted to the IRS until a correct TIN is provided.

     The holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the registered owner of the Old Notes or of the last transferee appearing on the transfers attached to, or endorsed on, the Old Notes. If the Old Notes are registered in more than one name or are not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

     Certain holders (including, among others, corporations, financial institutions and certain foreign persons) may not be subject to these backup withholding and reporting requirements. Such holders should nevertheless complete the attached Substitute Form W-9 below, and write "exempt" on the face thereof, to avoid possible erroneous backup withholding. A foreign person may qualify as an exempt recipient by submitting a properly completed IRS Form W-8, signed under penalties of perjury, attesting to that holder's exempt status. Please consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which holders are exempt from backup withholding.

     Backup withholding is not an additional U.S. Federal income tax. Rather, the U.S. Federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

     10. LOST, DESTROYED OR STOLEN CERTIFICATES. If any Certificate(s) representing Old Notes have been lost, destroyed or stolen, the holder should promptly notify the Exchange Agent. The holder will then be instructed as to the steps that must be taken in order to replace the Certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen Certificate(s) have been followed.

     11. SECURITY TRANSFER TAXES. Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

          IMPORTANT: THIS LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF)
              AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY
             THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                             TO BE COMPLETED BY ALL
                           TENDERING SECURITYHOLDERS
                              (SEE INSTRUCTION 9)

PAYER'S NAME: FIRST TRUST OF NEW YORK, NATIONAL ASSOCIATION

SUBSTITUTE     Part 1 -- PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT
Form W-9       AND CERTIFY BY SIGNING AND DATING BELOW                        Social Security Number or
                                                                                Employer Identification
                                                                                                 Number
Department of the Treasury                                                                       Part 2
Internal Revenue Service                                                                Awaiting TIN //

CERTIFICATION -- UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT (1) the number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding either because (i) I am exempt from backup withholding, (ii) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or
(iii) the IRS has notified me that I am no longer subject to backup withholding, and (3) any other information provided on this form is true and correct.

Payer's Request for Taxpayer     SIGNATURE
Identification Number (TIN)
and Certification                DATE

You must cross out item (iii) in Part (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return and you have not been notified by the IRS that you are no longer subject to backup withholding.

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY IN CERTAIN CIRCUMSTANCES RESULT IN BACKUP WITHHOLDING OF 31% OF ANY AMOUNTS PAID TO YOU PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

              CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all payments made to me on account of the New Notes shall be retained until I provide a taxpayer identification number to the Exchange Agent and that, if I do not provide my taxpayer identification number within 60 days, such retained amounts shall be remitted to the Internal Revenue Service as backup withholding and 31% of all reportable payments made to me thereafter will be withheld and remitted to the Internal Revenue Service until I provide a taxpayer identification number.

Signature
--------------------------------------------------   Date ---------------------------------------------

                         NOTICE OF GUARANTEED DELIVERY
                                 FOR TENDER OF
                          9 3/8% SENIOR NOTES DUE 2007
                                       OF
                           BENTON OIL AND GAS COMPANY

This Notice of Guaranteed Delivery, or one substantially equivalent to this form, must be used to accept the Exchange Offer (as defined below) if (i) certificates for the Company's (as defined below) 9 3/8% Senior Notes due 2007 (the "Old Notes") are not immediately available, (ii) Old Notes, the Letter of Transmittal and all other required documents cannot be delivered to First Trust of New York, National Association (the "Exchange Agent") on or prior to the Expiration Date (as defined in the Prospectus referred to below) or (iii) the procedures for delivery by book-entry transfer cannot be completed on a timely basis. This Notice of Guaranteed Delivery may be delivered by hand, overnight courier or mail, or transmitted by facsimile transmission, to the Exchange Agent. See "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:
                 FIRST TRUST OF NEW YORK, NATIONAL ASSOCIATION

BY MAIL:                                             BY OVERNIGHT DELIVERY OR HAND:
First Trust National Association                     First Trust of New York,
P.O. Box 64485                                       National Association
St. Paul, Minnesota 55164-9549                       100 Wall Street
Attn: Specialized Finance                            New York, New York 10005
                                                     Attn: Cathy Donohue
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                  TO CONFIRM BY TELEPHONE OR FOR INFORMATION:
                                 (612) 244-1197
                              Attn: Phyllis Meath

                            FACSIMILE TRANSMISSIONS:
                                 (612) 244-1145

DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET
FORTH ABOVE OR TRANSMISSION OF THIS NOTICE OF GUARANTEED DELIVERY VIA FACSIMILE
TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

THIS NOTICE OF GUARANTEED DELIVERY IS NOT TO BE USED TO GUARANTEE SIGNATURES. IF
A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN
"ELIGIBLE INSTITUTION" UNDER THE INSTRUCTIONS THERETO, SUCH SIGNATURE GUARANTEE
MUST APPEAR IN THE APPLICABLE SPACE PROVIDED IN THE SIGNATURE BOX ON THE LETTER
OF TRANSMITTAL.

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

                                   GUARANTEE
                    (NOT TO BE USED FOR SIGNATURE GUARANTEE)

The undersigned, a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker, municipal securities dealer, government securities broker, government securities dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association recognized program (each of the foregoing being referred to as an "Eligible Institution"), hereby guarantees to deliver to the Exchange Agent, at one of its addresses set forth above, either the Old Notes tendered hereby in proper form for transfer, or confirmation of the book-entry transfer of such Old Notes to the Exchange Agent's account at The Depository
Trust Company ("DTC"), pursuant to the procedures for book-entry transfer set forth in the Prospectus, in either case together with one or more properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof) and any other required documents within five business days after the date of execution of this Notice of Guaranteed Delivery.

The undersigned acknowledges that it must deliver the Letter(s) of Transmittal and the Old Notes tendered hereby to the Exchange Agent within the time period set forth above and that failure to do so could result in a financial loss to the undersigned.

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Name of
Firm: -------------------------------------------    -------------------------------------------------
                                                     (Authorized Signature)


Address: ----------------------------------------    Title: ------------------------------------------

                                                     Name: -------------------------------------------
-------------------------------------------------
(Zip Code)                                           (Please type or print)

Area Code and
Telephone
Number: -----------------------------------------    Date: -------------------------------------------
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NOTE: DO NOT SEND OLD NOTES WITH THIS NOTICE OF GUARANTEED DELIVERY. ACTUAL
SURRENDER OF OLD NOTES MUST BE MADE PURSUANT TO, AND BE ACCOMPANIED BY, A
PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND ANY OTHER
REQUIRED DOCUMENTS.

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

                               OFFER TO EXCHANGE
                          9 3/8% SENIOR NOTES DUE 2007
                          FOR ANY AND ALL OUTSTANDING
                          9 3/8% SENIOR NOTES DUE 2007
                                       OF
                           BENTON OIL AND GAS COMPANY

To Registered Holders and Depository
  Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Benton Oil and Gas Company (the "Company"), a Delaware corporation, to exchange its 9 3/8% Senior Notes due 2007 (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 9 3/8% Senior Notes due 2007 (the "Old Notes") upon the terms and subject to the conditions set forth in the Company's Prospectus, dated January 14, 1998, and the related
Letter of Transmittal (which together constitute the "Exchange Offer").

Enclosed herewith are copies of the following documents:

1. Prospectus dated January 14, 1998;

2. Letter of Transmittal;

3. Notice of Guaranteed Delivery;

4. Instruction to Registered Holder and/or Book-Entry Transfer participant from
   Owner; and

5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to in 4 above, for obtaining such client's instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Offer will expire 5:00 p.m., New York City time, on February 20, 1998, unless extended.

The Offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, (iii) the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of New Notes to be received in the Exchange Offer, and (iv) if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. If the tendering holder is a broker-dealer that will receive
New Notes for its own account in exchange for Old Notes, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New
Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Act.

The enclosed Instruction to Registered Holder and/or Book-Entry Transfer
Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

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

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

                                        Very truly yours,

                                        FIRST TRUST OF NEW YORK, NATIONAL
                                        ASSOCIATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE
AGENT OF BENTON OIL AND GAS COMPANY OR FIRST TRUST OF NEW YORK, NATIONAL
ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR
BEHALF IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH
AND THE STATEMENTS CONTAINED THEREIN.

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

                               OFFER TO EXCHANGE
                          9 3/8% SENIOR NOTES DUE 2007
                          FOR ANY AND ALL OUTSTANDING
                          9 3/8% SENIOR NOTES DUE 2007
                                       OF
                           BENTON OIL AND GAS COMPANY

To Our Clients:

We are enclosing herewith a Prospectus, dated January 14, 1998, of Benton Oil and Gas Company (the "Company"), a Delaware corporation, and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 9 3/8% Senior Notes due 2007 (the "New
Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 9 3/8% Senior Notes due 2007 (the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

Please note that the Offer will expire at 5:00 p.m., New York City time, on February 20, 1998, unless extended.

The Offer is not conditioned upon any minimum number of Old Notes being tendered.

We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Old
Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, (iii) the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of New Notes to be received in the Exchange Offer, and (iv) if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New
Notes. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate") that will receive New Notes for its own account in exchange for Old
Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of marketing-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Act.

                                        Very truly yours,

                    INSTRUCTION TO REGISTERED HOLDER AND/OR
                   BOOK-ENTRY TRANSFER PARTICIPANT FROM OWNER
                                       OF
                           BENTON OIL AND GAS COMPANY

                          9 3/8% SENIOR NOTES DUE 2007

To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

The undersigned hereby acknowledges receipt of the Prospectus dated January 14, 1998 (the "Prospectus") of Benton Oil and Gas Company, a Delaware corporation (the "Company"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), that together constitute the Company's offer (the "Exchange Offer"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This will instruct you, the registered holder and/or book-entry transfer facility participant, as to the action to be taken by you relating to the Exchange Offer with respect to the Old Notes held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (fill in amount):

$  ______________ of the 9 3/8% Senior Notes due 2007.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

[ ] To TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered, (if any):

$  ______________ of the 9 3/8% Senior Notes due 2007.

[ ] NOT to TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representation and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) the holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, (iii) the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of New Notes to be received in the Exchange Offer, and (iv) if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. If the undersigned is a broker-dealer (whether or not it is also an "affiliate") that will receive New Notes for its own account in exchange for Old Notes, it represents that such Old Notes were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, the undersigned is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

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

                                   SIGN HERE

Name of beneficial owner(s):____________________________________________________

Signature(s):___________________________________________________________________

Name(s) (please print):_________________________________________________________

Address:________________________________________________________________________

--------------------------------------------------------------------------------

Telephone Number:_______________________________________________________________

Taxpayer identification or Social Security Number:______________________________

Date:___________________________________________________________________________

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